                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[X] Preliminary Proxy Statement              COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ZENITH ELECTRONICS CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                                                PRELIMINARY COPY

                          [LETTERHEAD OF AL MOSCHNER]

                    IMPORTANT SPECIAL STOCKHOLDERS' MEETING
                               (DATE OF MEETING)

(Date)

DEAR FELLOW ZENITH STOCKHOLDER:

  Your Board of Directors and management cordially invite you to attend a special meeting of stockholders of Zenith Electronics Corporation scheduled for (day of the week), (date), 1995, at (time) at (location). We look forward to greeting personally those stockholders able to attend.

                    ZENITH AND LG ELECTRONICS TO JOIN FORCES

  At this important meeting, stockholders will be asked to vote on a proposal to approve the terms of Zenith's Stock Purchase Agreement (the "Agreement") with LG Electronics Inc. (LGE) and related transactions that will strengthen your company's relationship with LGE and complement Zenith's plan to achieve financial success and long-term global growth. Pursuant to the Agreement, LGE has commenced a tender offer to purchase 18.619 million shares of common stock at $10 per share from Zenith stockholders.

  Pending successful completion of the tender offer, LGE has agreed to acquire
16.5 million newly issued shares of Zenith common stock, also at $10 per share. Completion of the transaction (which is subject to various terms and conditions, including Zenith stockholder approval and government approvals) as set forth in the accompanying proxy statement, will result in LGE acquiring approximately 57.7 percent of Zenith's outstanding common stock for a total price of $351 million.

                SYNERGIES TO STRENGTHEN ZENITH'S COMPETITIVENESS

  This important transaction represents both a financial and strategic opportunity for Zenith. The LGE investment supports the growth of the Zenith brand by providing capital needed to invest in new initiatives and strengthen our competitive position in North America and around the world. Significantly, Zenith intends to use the $165 million of LGE's invested capital to modernize and expand capacity at our color picture tube plant in Melrose Park, Illinois, and to support our growing Network Systems business.

  WE BELIEVE THE RELATIONSHIP ALSO CREATES POTENTIALLY SIGNIFICANT TECHNOLOGY, MANUFACTURING, PURCHASING, MARKETING AND DISTRIBUTION SYNERGIES WHICH WE CAN LEVERAGE TO ENRICH OUR PRODUCT LINES, REDUCE COSTS AND GAIN ACCESS TO NEW MARKETS. TOGETHER, LGE AND ZENITH WILL EMBARK ON A STRATEGY TO BECOME THE LARGEST CONSUMER ELECTRONICS MANUFACTURER AND MARKETER IN NORTH AMERICA, AND A POWERFUL WORLDWIDE COMPETITOR.

  The investment by LGE builds on a 20-year relationship between our two companies which began in the mid-1970s with LGE (then known as GoldStar Co. Ltd.) producing radios for Zenith. Since then, Zenith has produced picture tubes and other components for LGE and LGE has supplied VCRs and combination TV-VCRs to Zenith. In recent years, the companies have worked cooperatively on the development of

                                                                PRELIMINARY COPY

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL (IN THE ENCLOSED ENVELOPE) THE ENCLOSED PROXY CARD. THE IMMEDIATE RETURN OF YOUR PROXY WILL BE APPRECIATED.

                         ZENITH ELECTRONICS CORPORATION

                             1000 MILWAUKEE AVENUE
                            GLENVIEW, ILLINOIS 60025

                           NOTICE OF SPECIAL MEETING

To the Stockholders of Zenith Electronics Corporation:

  A special meeting of stockholders (the "Special Meeting") of Zenith Electronics Corporation, a Delaware corporation (the "Company"), will be held
at                           on         , 1995 at      a.m., local time, to
consider and vote upon a proposal to approve the Company's Stock Purchase Agreement with LG Electronics Inc., a corporation organized under the laws of the Republic of Korea (the "Purchaser"), and the transactions contemplated thereby, including the Purchaser's tender offer to purchase from the Company's stockholders up to 18,619,000 shares of common stock, par value $1.00 per share, of the Company, including the associated common stock purchase rights (collectively, the "Common Stock"), at a purchase price of $10.00 per share and the issuance and sale by the Company to the Purchaser of 16,500,000 shares of Common Stock at a purchase price of $10.00 per share.

  The record date for stockholders entitled to notice of and to vote at the
Special Meeting is           , 1995, at the close of business. The transfer
books of the Company will not be closed.

  It is desirable that as many stockholders as possible be represented at the meeting, in person or by proxy. Whether or not you expect to attend the meeting in person, please complete, sign, date and mail (in the enclosed postage paid envelope) the enclosed proxy card, which is being solicited by the Board of Directors of the Company.

                                          Zenith Electronics Corporation

                                          Richard F. Vitkus
                                          Senior Vice President--General
                                           Counsel
                                          and Secretary

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction..............................................................    1
Summary...................................................................    2
Voting Rights and Proxy Information.......................................    7
Background of the Proposed Transaction....................................    8
  General.................................................................    8
  Opinion of the Company's Financial Advisor..............................   12
  Recommendation of the Company's Board of Directors; Reasons for the
   Proposed Transaction...................................................   15
  Stockholder Approval....................................................   16
The Proposed Transaction..................................................   17
  General.................................................................   17
  Capitalization..........................................................   17
  Use of Proceeds of the Sale of the Issue Shares.........................   18
  The Stock Purchase Agreement............................................   18
  Amended Bylaws..........................................................   26
  Amendment to Rights Agreement...........................................   26
  Certain Effects of the Proposed Transaction.............................   27
  Certain Federal Income Tax Consequences.................................   28
  Litigation Relating to the Proposed Transaction.........................   28
Interests of Certain Persons..............................................   29
  Termination and Change of Control Agreements............................   29
  The Purchaser's Designated Directors....................................   31
Security Ownership of Certain Beneficial Owners and Management............   31
  Security Ownership of Certain Beneficial Owners.........................   31
  Security Ownership of Management........................................   32
Selected Consolidated Financial Data......................................   33
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   34
  Analysis of Operations--First Half 1995 and 1994........................   34
  Analysis of Operations--1994, 1993 and 1992.............................   35
  Liquidity and Capital Resources.........................................   37
  Outlook.................................................................   39
Market Prices of Common Stock; Dividends..................................   41
  Price Range of the Common Stock.........................................   41
  Dividends...............................................................   41
Independent Accountants...................................................   41
Other Business............................................................   41
Available Information.....................................................   42
Incorporation of Certain Documents by Reference...........................   42
Index to Financial Statements of Zenith Electronics Corporation...........  F-1
Appendices
Appendix I--Stock Purchase Agreement (with Exhibits)
Appendix II--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

                                                                PRELIMINARY COPY

                         ZENITH ELECTRONICS CORPORATION

                             1000 MILWAUKEE AVENUE
                            GLENVIEW, ILLINOIS 60025

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD           , 1995

                                  INTRODUCTION

  This Proxy Statement is being furnished to holders of shares of common stock, $1.00 par value, including the associated common stock purchase rights (the "Rights") (collectively, the "Common Stock"), of Zenith Electronics Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at
                         , on              , at      a.m., local time, and at
any adjournments thereof. This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the enclosed form of proxy are first being
mailed to stockholders on           , 1995.

  At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Stock Purchase Agreement, dated as of July 17, 1995 (the "Stock Purchase Agreement"), between the Company and LG Electronics Inc., a corporation organized under the laws of the Republic of Korea (the "Purchaser"), and the transactions contemplated thereby, including the Purchaser's tender offer (the "Offer") to purchase from the Company's stockholders up to 18,619,000 shares of Common Stock (the "Offer Shares") at a purchase price of $10.00 per share (the "Offer Price"), and the issuance and sale by the Company to the Purchaser of 16,500,000 shares of Common Stock (the "Issue Shares") at a purchase price of $10.00 per share (the "Issue Price") (collectively, the "Proposed Transaction"). The Stock Purchase Agreement is attached to this Proxy Statement as Appendix I.

  Upon the consummation of the Proposed Transaction, the Purchaser will own
   % of all issued and outstanding shares of Common Stock (based on the number of outstanding shares of Common Stock on the Record Date (as defined below), increased to give effect to the issuance of the Issue Shares, and including the 1,450,000 shares of Common Stock already owned by the Purchaser, and assuming that no other shares of Common Stock are issued). See "THE PROPOSED TRANSACTION--Certain Effects of the Proposed Transaction."

  The consummation of the Proposed Transaction is conditioned upon the fulfillment or waiver (where possible) of certain conditions set forth in the Stock Purchase Agreement. The consummation of the purchase of the Offer Shares is conditioned upon the consummation of the issuance and sale of the Issue Shares and the consummation of the issuance and sale of the Issue Shares is conditioned upon the purchase of the Offer Shares. See "THE PROPOSED TRANSACTION--The Stock Purchase Agreement--Conditions." Pursuant to the Stock Purchase Agreement, the Purchaser has agreed to extend the Offer if, on the expiration date thereof, any of the conditions to the Offer have not been satisfied or waived, until such time as all such conditions are satisfied or waived (unless the Stock Purchase Agreement has been terminated). If the Offer is extended, the closing date for the issuance and sale of the Issue Shares would also be extended until consummation of the Offer. On September 15, 1995, the Purchaser announced that it extended the Offer until October 19, 1995. The Purchaser will be required to further extend the Offer to a date that is on or after the Special Meeting, unless the Stock Purchase Agreement is terminated.

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety (including the Appendices and the documents incorporated herein by reference).

                              GENERAL INFORMATION

ZENITH ELECTRONICS          Zenith Electronics Corporation, a Delaware
 CORPORATION..............  corporation (the "Company"), is engaged in the business of designing, developing and manufacturing and marketing video products (including color television sets and other consumer products). The mailing address of its principal executive offices is 1000 Milwaukee Avenue, Glenview, Illinois 60025, and its telephone number is (708) 391-7000. See
                            "THE PROPOSED TRANSACTION--General."

STOCK PURCHASE AGREEMENT..  On July 17, 1995, the Company and LG Electronics
                            Inc., a corporation organized under the laws of the Republic of Korea ("Purchaser"), signed a Stock Purchase Agreement, a copy of which is attached hereto as Appendix I (the "Stock Purchase Agreement"), providing for the Purchaser (i) to purchase from the Company's stockholders up to 18,619,000 shares of common stock, par value $1.00 per share, of the Company, including the associated common stock purchase rights (collectively, the "Common Stock"), at a purchase price of $10.00 per share pursuant to a tender offer and (ii) to purchase from the Company 16,500,000 shares of Common Stock at a purchase price of $10.00 per share (collectively, the "Proposed Transaction"). See "THE PROPOSED TRANSACTION--The Stock Purchase Agreement."

DATE, TIME AND PLACE OF
 THE SPECIAL MEETING......
                            The Special Meeting of Stockholders of the Company
                            is to be held on          ,           , 1995, at
                                              at      a.m., local time (the
                            "Special Meeting").

PURPOSES OF THE SPECIAL     The purpose of the Special Meeting is to consider
 MEETING..................  and vote upon a proposal to approve the Proposed
                            Transaction.

RECORD DATE...............  Only holders of record of shares of Common Stock at
                            the close of business on            , 1995 (the
                            "Record Date"), are entitled to notice of and to vote at the Special Meeting. On that date shares of Common Stock were outstanding.

VOTE REQUIRED.............  The rules and regulations of the New York Stock
                            Exchange, Inc. require the approval of the issuance and sale of the Issue Shares (as defined below) by holders of at least a majority of the shares of Common Stock present and entitled to vote at the Special Meeting. The approval of the Proposed Transaction by the holders of at least a majority of the shares of Common Stock present and entitled to vote at the Special Meeting is a condition to the consummation of the Offer (as defined below) and the closing of the issuance and sale of the Issue Shares pursuant to the Stock Purchase Agreement. See "THE PROPOSED TRANSACTION-- Stockholder Approval." A TENDER OF SHARES OF COMMON STOCK PURSUANT TO THE OFFER DOES NOT CONSTITUTE A VOTE, OR THE APPOINTMENT OF A PROXY, IN CONNECTION WITH THE PROPOSED TRANSACTION. IN ORDER TO VOTE
                            FOR THE PROPOSED TRANSACTION, A TENDERING
                            STOCKHOLDER IS REQUIRED TO SUBMIT A PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING.

                            THE PROPOSED TRANSACTION

THE OFFER; PURCHASE OF
 THE OFFER SHARES.........
                            On July 21, 1995, pursuant to the terms of the Stock Purchase Agreement, the Purchaser commenced a tender offer (the "Offer") to purchase from the Company's stockholders up to 18,619,000 shares of Common Stock (the "Offer Shares") at a price of $10.00 per share. Purchase by the Purchaser of the Offer Shares is conditioned upon the simultaneous purchase by the Purchaser of the Issue Shares. See "THE PROPOSED TRANSACTION--The Stock Purchase Agreement--The Offer."

THE SALE OF THE ISSUE       The Stock Purchase Agreement provides for the
 SHARES...................  issuance and sale by the Company to the Purchaser of 16,500,000 shares of Common Stock (the "Issue
                            Shares") at a purchase price of $10.00 per share.
                            The purchase and sale of the Issue Shares is conditioned upon the simultaneous purchase by the Purchaser of the Offer Shares. See "THE PROPOSED
                            TRANSACTION--The Stock Purchase Agreement--Sale and
                            Purchase of Issue Shares" and "THE PROPOSED
                            TRANSACTION--The Stock Purchase Agreement--
                            Conditions."

PURCHASER'S OWNERSHIP OF
 COMMON STOCK UPON
 CONSUMMATION OF THE
 PROPOSED TRANSACTION.....
                            Upon purchase by the Purchaser of the Offer Shares and the Issue Shares and based on the number of shares of Common Stock outstanding on the Record Date, increased to give effect to the issuance of the Issue Shares, including the 1,450,000 shares of Common Stock already owned by the Purchaser, and assuming no other shares of Common Stock are
                            issued, the Purchaser will own     % of the shares
                            of the Company's outstanding Common Stock.

COMPANY'S BOARD OF
 DIRECTORS FOLLOWING
 CONSUMMATION OF THE
 PROPOSED TRANSACTION.....

                            Following consummation of the Proposed Transaction, the Board of Directors of the Company will be composed of ten directors, of which six will be designees of the Purchaser, one will be Albin F. Moschner, the Company's President and Chief Executive Officer, and three of such directors will be persons who are not (apart from such directorship) affiliates, officers, employees, agents, principals or partners of the Purchaser or the Company or any subsidiary of either of them and who are, if they are willing to serve, members of the Board of Directors of the Company immediately prior to the consummation of such transactions. It is anticipated that Peter S. Wilmott, Andrew McNally IV and T. Kimball Brooker, along with Albin F. Moschner, will continue as directors of the Company and that the other current directors of the Company will resign.

USE OF PROCEEDS OF THE
 SALE OF THE ISSUE
 SHARES...................
                            The Company intends to use a substantial portion of the net proceeds of the sale of the Issue Shares to expand and modernize its color picture tube plant in Melrose Park, Illinois, and to support the growth of its Network Systems business. See "THE PROPOSED TRANSACTION--Use of Proceeds of the Sale of the Issue Shares."

RECOMMENDATION OF THE
 COMPANY'S BOARD OF
 DIRECTORS................  The Company's Board of Directors has unanimously
                            (i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the holders of Common Stock, and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement, the other Transaction Documents (as defined in the Stock Purchase Agreement) and the transactions contemplated thereby, and (iii) recommended that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer. Accordingly, the Board unanimously recommends that the stockholders of the Company tender their shares of Common Stock pursuant to the Offer and vote FOR the approval of the Proposed Transaction. The Board of Directors' recommendation is based upon a number of factors discussed in this Proxy Statement. See "BACKGROUND OF THE PROPOSED TRANSACTION-- Recommendation of the Company's Board of Directors; Reasons for the Proposed Transaction."

OPINION OF THE COMPANY'S
 FINANCIAL ADVISOR........
                            On July 17, 1995, Merrill Lynch, Pierce, Fenner & Smith Incorporated rendered an opinion to the Board of Directors of the Company to the effect that, as of such date, the proposed consideration to be received by the Company and the stockholders in the Proposed Transaction, taken as a whole, is fair to the Company and such stockholders from a financial point of view. See "BACKGROUND OF THE PROPOSED TRANSACTION--Opinion of Company's Financial Advisor." A copy of such opinion is contained in Appendix II to this Proxy Statement, which opinion sets forth the assumptions made, the matters considered and the limits of the review undertaken in rendering such opinion.

INTERESTS OF CERTAIN
 PERSONS IN THE PROPOSED
 TRANSACTION..............  In considering the Proposed Transaction, stockholders of the Company should be aware that certain directors and officers of the Company, and the persons designated by the Purchaser to serve as directors of the Company, may be deemed to have interests in the

                            Proposed Transaction that are in addition to the interests of the stockholders of the Company generally. See "INTERESTS OF CERTAIN PERSONS."

CLOSING DATE OF THE
 PROPOSED TRANSACTION.....
                            If the Stock Purchase Agreement is approved by the requisite vote of stockholders of the Company and the other conditions to the Proposed Transaction are satisfied or waived (where permissible), it is expected that the Proposed Transaction will be consummated promptly after the Special Meeting. See "THE PROPOSED TRANSACTION--Stock Purchase Agreement--Conditions."

CERTAIN FEDERAL INCOME
 TAX CONSEQUENCES.........
                            The consummation of the Proposed Transaction will create an "ownership change" of the Company for federal income tax purposes thereby resulting in limits being imposed on the Company's use of its net operating loss (NOL) carryovers and tax credit carryovers. As a result, the Company's ability to utilize such carryovers will be materially reduced by the Proposed Transaction. The effect of this reduction will depend upon the level of taxable income earned by the Company during the carryover periods. The receipt of cash by stockholders of the Company for shares of Common Stock purchased pursuant to the Offer will be a taxable transaction for federal income tax purposes, resulting in gain or loss depending on the tax basis of such stockholders in the shares of Common Stock being sold pursuant to the Offer. See "THE PROPOSED TRANSACTION--Certain Federal Income Tax Consequences."

CONDITIONS OF THE
 PROPOSED TRANSACTION;
 TERMINATION; TERMINATION
 FEE......................
                            The consummation of the Proposed Transaction is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the Stock Purchase Agreement. The consummation of the purchase of the Offer Shares is conditioned upon the consummation of the issuance and sale of the Issue Shares and the consummation of the issuance and sale of the Issue Shares is conditioned upon the consummation of the purchase of the Offer Shares. See "THE PROPOSED TRANSACTION--The Stock Purchase Agreement--Conditions." The Stock Purchase Agreement may be terminated (i) by mutual written agreement of the Purchaser and the Company, (ii) by either the Purchaser or the Company if the Proposed Transaction has not been consummated on or before March 31, 1996 and (iii) in certain other situations. The termination of the Stock Purchase Agreement under certain circumstances will obligate the Company to pay to the Purchaser a termination fee. See "THE PROPOSED TRANSACTION--Stock Purchase Agreement--Termination."

                         SUMMARY FINANCIAL INFORMATION

  The following is a summary of certain consolidated financial information of the Company. This summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto. Results of interim periods are not necessarily indicative of results to be expected for the year. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS OF ZENITH ELECTRONICS CORPORATION."

                                   SIX MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                          ---------------------------------- ------------------------------------------------
                          JULY 1, 1995(2) JULY 2, 1994(3)(4) 1994(5)   1993(6)   1992(7)     1991      1990
                          --------------- ------------------ --------  --------  --------  --------  --------
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
 DATA:
Net sales...............      $546.7            $596.1       $1,469.0  $1,228.2  $1,243.5  $1,321.6  $1,409.9
                              ------            ------       --------  --------  --------  --------  --------
Cost of products sold...       525.1             546.4        1,350.2   1,163.9   1,179.3   1,208.4   1,295.9
Selling, general and
 administrative.........        51.3              49.8          117.1      92.5      94.0     101.2     106.5
Engineering and
 research...............        23.5              22.8           45.4      47.8      55.4      54.1      55.9
Other operating expense
 (income), net..........       (10.4)             (8.1)         (33.6)    (25.2)    (24.3)       .5      (2.0)
Restructuring and other
 charges................        18.0               --             --       31.0      48.1       --        --
                              ------            ------       --------  --------  --------  --------  --------
Operating income (loss).       (60.8)            (14.8)         (10.1)    (81.8)   (109.0)    (42.6)    (46.4)
Gain on asset sales, and
 other, net.............         --                1.4           11.0       --        --        --        1.1
Interest expense........        (9.4)             (7.1)         (15.9)    (15.5)    (13.7)    (12.4)    (12.6)
Interest income.........          .4                .2             .5        .3        .9       3.6       4.6
                              ------            ------       --------  --------  --------  --------  --------
Income (loss) before
 income taxes...........       (69.8)            (20.3)         (14.5)    (97.0)   (121.8)    (51.4)    (53.3)
Income taxes (credit)...         (.2)              --             (.3)      --      (15.9)       .2        .9
                              ------            ------       --------  --------  --------  --------  --------
Income (loss) from
 continuing operations..       (69.6)            (20.3)         (14.2)    (97.0)   (105.9)    (51.6)    (54.2)
Income (loss) from
 discontinued
 operations(1)..........         --                --             --        --        --        --      (11.0)
                              ------            ------       --------  --------  --------  --------  --------
Net income (loss).......      $(69.6)           $(20.3)      $  (14.2) $  (97.0) $ (105.9) $  (51.6) $  (65.2)
                              ======            ======       ========  ========  ========  ========  ========
Per Share Data:
Income (loss) from
 continuing operations..      $(1.50)           $ (.51)      $   (.34) $  (3.01) $  (3.59) $  (1.79) $  (2.02)
Income (loss) from
 discontinued
 operations(1)..........         --                --             --        --        --        --       (.41)
                              ------            ------       --------  --------  --------  --------  --------
Net income (loss) per
 share..................      $(1.50)           $ (.51)      $   (.34) $  (3.01) $  (3.59) $  (1.79) $  (2.43)
                              ======            ======       ========  ========  ========  ========  ========
BALANCE SHEET DATA (END
 OF PERIOD):
Total assets............      $655.5            $664.9       $  653.6  $  559.4  $  578.6  $  686.9  $  722.7
                              ======            ======       ========  ========  ========  ========  ========
Other Data (Continuing
 Operations):
Depreciation............      $ 16.5            $ 14.9       $   28.8  $   35.4  $   37.7  $   37.9  $   38.8
Capital additions, net..        30.2              13.2           31.4      25.7      25.7      23.9      30.8
Cash....................         --                --             8.9      20.8       5.8      36.3      56.3
Working capital.........       186.6             212.4          227.6     158.6     170.6     254.3     283.8
Short-term debt.........        50.4              49.4            --       34.5      10.1       --        --
Long-term debt..........       215.5             182.0          182.0     170.0     149.5     149.5     151.1
Stockholders' equity....       168.4             198.6          228.3     152.4     210.1     308.8     345.9

- --------
(1) On December 28, 1989, the Company sold its computer products business to Groupe Bull and received a closing-date payment of $496.4 million in cash. The 1990 results reflect an $11.0 million adjustment to the previously recorded gain on such sale based upon the receipt of an additional, final post-closing payment of $15.0 million.
(2) Includes $18.0 million of restructuring and other charges and $9.2 million of tuning system royalty income.
(3) Certain prior amounts have been reclassified to conform with the presentation currently used.
(4) Includes $9.9 million of tuning system royalty income.
(5) Includes $27.9 million of tuning system royalty income.
(6) Includes $31.0 million of restructuring and other charges and $25.7 million of tuning system royalty income.
(7) Includes $48.1 million of restructuring and other charges, $26.0 million of tuning system royalty income and $15.9 million of income tax credits.

                      VOTING RIGHTS AND PROXY INFORMATION

  Proxies in the accompanying form are solicited on behalf of and at the direction of the Company's Board of Directors, which fixed the close of
business on           , 1995 as the record date (the "Record Date") for the
determination of holders of outstanding shares of Common Stock entitled to notice of and to vote at the Special Meeting or any adjournment(s) thereof. On
the Record Date, there were            shares of Common Stock issued and
outstanding, which were held of record on such date by       holders. Each
stockholder is entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held of record on the Record Date. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Special Meeting is required for approval of the Proposed Transaction. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

  All shares of Common Stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the direction indicated on the proxies unless such proxies have previously been revoked. A stockholder entitled to vote at the Special Meeting may (i) vote "FOR" the approval of the Proposed Transaction, (ii) vote "AGAINST" the approval of the Proposed Transaction, or (iii) "ABSTAIN" from voting on the approval of the Proposed Transaction. If no direction is indicated, the shares will be voted FOR approval of the Proposed Transaction. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED TRANSACTION. See "BACKGROUND OF THE PROPOSED TRANSACTION--Recommendation of the Company's Board of Directors; Reasons for the Proposed Transaction." If any other matters are properly presented at the Special Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to the Proposed Transaction. This could occur because a broker is not permitted to vote shares held in street name with respect to the Proposed Transaction in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to the Proposed Transaction (the "Non-Voted Shares") will not be considered present and entitled to vote on such matter, although such shares will count for purposes of determining presence of a quorum. Shares voted to abstain from voting on the approval of the Proposed Transaction will not be considered Non-Voted Shares and will be considered present and entitled to vote on the Proposed Transaction. A vote to abstain from voting on the Proposed Transaction will have the legal effect of a vote against the Proposed Transaction, while Non-Voted Shares will not affect the determination of whether the Proposed Transaction is approved.

  A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Special Meeting, by giving written notice of revocation to the Secretary prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, 1000 Milwaukee Avenue, Glenview, Illinois 60025, Attention: Richard F. Vitkus, Senior Vice President--General Counsel and Secretary.

  The holders of shares of Common Stock tendered in the Offer will retain voting rights with respect to such shares until such shares are accepted for payment by the Purchaser. The Purchaser will accept shares of Common Stock tendered pursuant to the Offer for payment only upon the purchase of the Offer Shares. Approval of the Proposed Transaction is a condition to the consummation of the purchase of the Offer Shares. A TENDER OF SHARES OF COMMON STOCK PURSUANT TO THE OFFER DOES NOT CONSTITUTE A VOTE, OR THE APPOINTMENT OF A PROXY, IN CONNECTION WITH THE PROPOSED TRANSACTION. IN ORDER TO VOTE FOR THE PROPOSED TRANSACTION, A TENDERING STOCKHOLDER IS REQUIRED TO SUBMIT A PROXY OR VOTE IN PERSON AT

THE SPECIAL MEETING. Upon the purchase of the Offer Shares, designees of the Purchaser will, with respect to such Offer Shares, be empowered to exercise all voting and other rights of the stockholders who tendered such Offer Shares as they in their sole discretion may deem proper in respect to any annual, special or adjourned meeting of the Company's stockholders that occurs after the Special Meeting or any adjournments thereof.

  In addition to the use of the mail, proxies may be solicited via personal interview, telephone, telegraph or other electronic means by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has engaged D. F. King & Co., Inc. ("D. F. King") to provide advisory services, assist in soliciting proxies and to provide materials to custodians, nominees and fiduciaries and has agreed to indemnify D. F. King against certain liabilities, including liabilities under the federal securities laws. For such services, the Company will pay D. F. King $30,000, plus out-of-pocket costs and expenses.

                     BACKGROUND OF THE PROPOSED TRANSACTION

GENERAL

  The Company's primary business has been the consumer electronics business in the United States. This business in the United States has been marked by intense competition, with the Company's major competitors being significantly larger foreign owned companies, generally with greater worldwide television volume and overall resources. In efforts to increase market share or achieve higher production volumes, the Company's competitors have aggressively lowered their selling prices in the past several years. Despite the Company's significant cost reduction measures, the Company's achievement of record unit sales in 1994, recent growth in the Company's market share in the United States, significant sales growth in Latin America and its growing Network Systems products business, the Company has incurred losses in all but one of the years since 1985.

  As part of its strategy to return to profitability, the Company developed a plan in 1994 to expand and modernize its Melrose Park, Illinois color picture tube plant by adding a fifth color picture tube production line, capable of handling larger, wider-screen tubes, and by increasing automation on existing production lines. In seeking the $150 million funding necessary for this program, the Company initiated discussions in June 1994 with the Purchaser with respect to a possible joint venture involving the Melrose Park plant. At a meeting on November 15, 1994 among Jerry K. Pearlman, Chairman of the Company (and at the time its chief executive officer), certain other officers of the Company, and Mr. Cha Hong (John) Koo, President of the Purchaser, and certain other officers of the Purchaser, the Company suggested that, as an alternative, the Purchaser consider an equity investment in the Company. However, the Purchaser indicated that at that time it was interested only in the joint venture. The Company and the Purchaser executed a Mutual Non-Disclosure Agreement dated as of November 25, 1994. Numerous discussions concerning the possible joint venture were held between the Purchaser and the Company over the next several months. In late March 1995, the Purchaser submitted a proposal to the Company for the joint venture offering to contribute $100 million in cash and $35 million in promissory notes in return for a 49.0% equity interest in the joint venture. The parties subsequently discussed a number of revised proposals, with the last proposal being submitted to the Company at the June 27, 1995 meeting of the Company's Board of Directors described below.

  The Company's selection of the Purchaser as a possible joint venture partner grew out of a long-standing business relationship with the Purchaser, as well as the Company's high regard for the Purchaser's manufacturing and automation expertise. This relationship began in the mid-1970's when the Purchaser produced radios for the Company. Since then, the Company has purchased electronic components from the Purchaser and in recent years the Company has produced color picture tubes and other components for the

Purchaser, and the Purchaser has produced VCRs and TV-VCR combination products for the Company. In 1991, the Purchaser purchased 1,450,000 shares of newly issued shares of the Company's Common Stock. At that time, the Company and the Purchaser also entered into a number of additional technology agreements, providing for, among other things, expanded cooperative engineering efforts on products, including high definition television.

  In January 1995, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") began assisting the Company in exploring possible strategic alternatives, especially focusing on alternatives for raising equity capital to fund the Melrose Park expansion and modernization program.

  On February 23, 1995, the Company announced that, effective on April 24, 1995 (the date of its annual meeting of stockholders), Mr. Albin F. Moschner would become President and Chief Executive Officer and Mr. Pearlman would retire, remaining as Chairman until December 31, 1995.

  In March and early April, 1995, the Company began the process for a public equity offering, but this process ended in mid-April in light of the Company's first quarter results and its expectations for the year.

  In early April 1995, the Chairman of the Executive Committee of the Board of the Company, Mr. T. Kimball Brooker, was contacted by representatives of a non-United States entity involved in the consumer electronics business (the "Other Consumer Products Entity") which had an interest in a possible change of control transaction involving the Company.

  On April 12, 1995, representatives of the Company, including Messrs. Pearlman, Moschner and Brooker, held an introductory meeting with the chief executive officer and other representatives of the Other Consumer Products Entity. At this meeting, the representatives of the Other Consumer Products Entity and the representatives of the Company discussed the need for the Other Consumer Products Entity to review certain information and documents relating to the Company before the Other Consumer Products Entity would be able to decide if it wanted to submit a proposal and the need for an agreement to govern the terms of such review. No proposal for a transaction between the Company and the Other Consumer Products Entity was made at the April 12, 1995 meeting.

  As of April 24, 1995, the Company retained Merrill Lynch in connection with either (i) a possible offering by the Company of equity or equity-linked securities, (ii) a possible investment by the Purchaser in one of the Company's operating facilities or businesses or in the Company or (iii) another alternative strategic transaction involving the sale of an interest in, or all of, the Company's stock or assets.

  On April 28, 1995, the Company entered into a confidentiality agreement with the Other Consumer Products Entity and subsequently provided such entity with confidential information concerning the Company. The confidentiality agreement provided for a two-week period ending May 15, 1995 during which the Company agreed that it would not sell, or enter into discussions with any third party regarding the sale of, stock of the Company. The confidentiality agreement permitted the Company to continue discussions with the Purchaser with respect to a possible equity investment by the Purchaser in the Company's picture tube operations. The confidentiality agreement also contained "standstill" provisions which precluded such entity for a period of 18 months from, among other things, acquiring shares of Common Stock of the Company without the Company's consent, provided that such provisions would terminate if the Company entered into negotiations with a third party for the issue and sale of 25% or more of the Company's stock.

  On May 8, 1995, the Company received a proposal from the Other Consumer Products Entity which provided for a two-step transaction. The first step was to consist of the purchase by a publicly traded subsidiary of the Other Consumer Products Entity (the "Consumer Products Subsidiary") of 9,300,000 newly issued shares of Common Stock in exchange for newly issued shares of common stock of the Consumer Products Subsidiary (the market value of the 9,300,000 shares of Common Stock and the shares of common stock of the Consumer Products Subsidiary each being approximately $70,000,000). The second step of the proposed transaction was to consist of (i) the purchase of 20,000,000 newly issued shares of Common Stock by the Consumer Products Subsidiary at the current market price for $150,000,000 in cash, (ii) the purchase of 13,300,000 newly issued shares of Common Stock (valued at the market price per share) by the Consumer Products Subsidiary in exchange for newly issued shares of common stock of the Consumer Products Subsidiary (valued at the market price per share), and (iii) the execution of certain "strategic alliance agreements" between the Company and the Consumer Products Subsidiary. In addition, the May 8, 1995 proposal provided that the Consumer Products Subsidiary could purchase additional shares of Common Stock in the market until it owned at least 51% of the outstanding shares of Common Stock on a fully diluted basis.

  Between May 8, 1995 and May 24, 1995, senior management and advisors of the Company had numerous meetings and phone conversations with representatives of the Other Consumer Products Entity concerning possible synergies between the Consumer Products Subsidiary and the Company, the structure of the proposed transaction between the Consumer Products Subsidiary and the Company, and the premium above the market price per share of the Common Stock to be paid by the Consumer Products Subsidiary. On May 24, 1995, senior management of the Company met with a representative of the Other Consumer Products Entity. At such meeting, the representative of the Other Consumer Products Entity proposed a revised two-step transaction structured along the same lines as had been discussed among senior management of the Company and representatives of the Other Consumer Products Entity. The first step was to consist of the purchase of 9,300,000 shares of newly issued Common Stock by the Consumer Products Subsidiary for $7.50 per share in cash and the execution of certain operational agreements. The second step was to consist of (i) the purchase of 8,900,000 newly issued shares of Common Stock by the Consumer Products Subsidiary for $8.25 per share in cash, (ii) the purchase of 38,000,000 newly issued shares of Common Stock (valued at $8.25 per share) by the Consumer Products Subsidiary in exchange for newly issued shares of common stock of the Consumer Products Subsidiary having an equivalent value (based on the market price per share),
(iii) an option, exercisable by either the Company or the Consumer Products Subsidiary upon certain conditions, providing for the exchange of the 38,000,000 shares of Common Stock to be purchased by the Consumer Products Subsidiary pursuant to clause (ii) above for the shares of common stock of the Consumer Products Subsidiary to be issued to the Company as consideration pursuant to such clause (ii), (iv) the issuance of warrants to purchase shares of Common Stock to the Consumer Products Subsidiary at a price to be determined by the parties, and (v) the lack of any limitation on additional acquisitions of shares of Common Stock by the Consumer Products Subsidiary. The Company responded to the May 24, 1995 proposal with a proposal with the same structure but providing for a price per share of Common Stock of $10.25 for the first step of the transaction and a value per share of Common Stock of $11.75 for each of the second steps of the transaction.

  Between May 24, 1995 and June 15, 1995, senior management of the Company and representatives of the Other Consumer Products Entity had several telephone conversations relating to their respective proposals. On June 15, 1995, the Company sent the Other Consumer Products Entity a letter proposing a revised transaction again consisting of two steps. In the first step there would be (i) the purchase by the Consumer Products Subsidiary of 9,300,000 newly issued shares of Common Stock at a purchase price of $9.00 per share in cash, and (ii) the execution of certain operational agreements between the Company and the Consumer Products Subsidiary. The second step would involve (i) the purchase by the Consumer Products Subsidiary of 10,600,000 newly issued shares of Common Stock at a purchase price of $11.00 per share in cash, (ii) the purchase by the Consumer Products Subsidiary of 36,300,000 newly issued shares of Common Stock (valued at $11.00 per share) in exchange for newly issued shares of common stock of the Consumer Products Subsidiary (valued at the market price per share), (iii) an option, exercisable by either the Company or the Consumer Products Subsidiary upon certain conditions, providing for the exchange of the 36,300,000 shares of Common Stock to be purchased by the Consumer Products Subsidiary pursuant to clause (ii) above for the shares of capital stock of the Consumer Products Subsidiary to be provided as consideration pursuant to such clause (ii), (iv) the issuance of warrants to purchase shares of Common Stock to the Consumer Products Subsidiary at a price to be agreed upon by the parties, and (v) the lack of any limitation on additional acquisitions of shares of Common Stock by the Consumer Products Subsidiary. The Company's June 15, 1995 proposal was not responded to by, and no further proposals were received from the Other Consumer Products Entity.

  None of the proposals received from the Other Consumer Products Entity involved payment to the Company's stockholders, and each such proposal was at a per share value less than the Offer Price (such per share value being determined by blending the per share value of the first step of each proposed transaction with the per share value to be received in the multiple second step transactions pursuant to each such proposal).

  On May 16, 1995, after the expiration of the two-week exclusivity period afforded to the Other Consumer Products Entity, Mr. Moschner spoke with Mr. Koo and advised him that the Company had been approached on an unsolicited basis by another entity (not identified to Mr. Koo) about a possible transaction that would involve a change of control of the Company and that because of the Company's long relationship with the Purchaser, Mr. Moschner wanted to inform Mr. Koo of that fact.

  On May 20 and May 22, 1995, certain executives of the Company met with certain executives of the Purchaser and representatives of its financial advisor, Salomon Brothers Inc. The Purchaser indicated that it would consider making a proposal to the Company concerning a possible investment in the Company, as well as proceeding with the joint venture.

  On May 23, 1995, the Executive Committee of the Company's Board met with Company executives, Merrill Lynch and the Company's legal advisors to review the status of negotiations with the Other Consumer Products Entity and the discussions with the Purchaser. The Executive Committee authorized discussions to continue with both parties and authorized Merrill Lynch to contact two "financial buyers" to ascertain their interest in a private equity investment. The two "financial buyers" contacted were recommended by Merrill Lynch as being the most promising of the limited number of parties likely to have an interest in the Company. Both of the "financial buyers" contacted by Merrill Lynch executed confidentiality agreements containing "standstill" provisions precluding such entities from acquiring shares of Common Stock without the Company's consent.

  On May 31, June 1 and June 2, 1995, the Purchaser and its legal and financial advisors met with various Company executives to discuss due diligence matters. Following these meetings, the Company was advised that the Purchaser would need several weeks before it could get back to the Company with any proposal. The Company advised the Purchaser of its desire to have a proposal before the Company's regularly scheduled board meeting on June 27, 1995.

  On June 20 and June 21, 1995, Mr. Moschner met with representatives of the two financial buyers contacted by Merrill Lynch in early June. The representatives of one of the entities indicated little interest in a transaction at that time. The representatives of the other entity indicated that they were unfamiliar with the consumer electronics industry and would require a lengthy review of the industry and the Company before they could decide whether they had any interest in a transaction involving the Company.

  On June 22, 1995, legal and financial advisors for both the Company and the Purchaser met to discuss the manner in which the Purchaser's proposal would be presented to the Company.

  On June 27, 1995, Mr. Pyong Won (Peter) Suh, Executive Vice President and Chief Technology Officer of the Purchaser, two other officers of the Purchaser, and representatives of Salomon Brothers Inc and the Purchaser's legal advisors appeared at a regular meeting of the Company's Board of Directors. Mr. Suh presented two alternative proposals--the first proposal being a tender offer by the Purchaser to the Company's stockholders for 17,863,000 shares of Common Stock at $10.00 per share in cash, the purchase of 7,882,000 shares of Common Stock from the Company at $7.875 per share in cash and the purchase of 10,118,000 shares of Common Stock from the Company at $10.00 per share in cash; the second proposal being the establishment of a joint venture to own the Melrose Park color picture tube plant in which the Purchaser agreed to pay the Company an aggregate of $150 million for its 49.9% ownership interest in the joint venture, of which $100 million would be contributed directly to the joint venture and the balance paid directly to the Company. In addition, under the joint venture proposal, the Purchaser would require a right of first refusal if the Company sought to license its name. Following this presentation and a discussion with Merrill Lynch and the Company's legal advisors, the Board of Directors authorized the Company's officers to commence negotiations with the Purchaser concerning the first proposal. The Company notified the Other Consumer Products Entity that its obligations under the standstill provisions contained in the April 28, 1995 confidentiality agreement were terminated as a result of negotiations and offered to provide updated financial information to the extent such entity continued to have an interest in pursuing discussions. No such information has been requested.

  Following the June 27 Board meeting, Mr. Moschner and Mr. Suh and their respective financial advisors met to discuss the terms of the Purchaser's proposal. On June 28, 1995, certain executives of the Company and of the Purchaser met to discuss the synergies that could be expected to result from a closer relationship between the Company and the Purchaser, including synergies relating to management of North American sales and marketing, consolidation of North American warehousing, order processing and distribution, globalization of the Company's brand name, globalization of the Company's Network Systems business, consolidation of North American manufacturing and sourcing of products, reduction of material costs, mutually beneficial commercial transactions between the Company and the Purchaser, product development and technology sharing, and the Company provided the Purchaser with updated financial information about the Company.

  On July 11, 1995, the Purchaser delivered a revised proposal to the Company wherein it proposed to make a tender offer to the Company's stockholders for 18,619,000 shares of Common Stock at $10.00 per share in cash and to purchase 16,500,000 shares of Common Stock from the Company for $10.00 per share in cash.

  On July 12, 1995, the Company's Board of Directors held a special meeting to consider the revised proposal. Following a presentation by Merrill Lynch, the Board authorized the Company's officers to commence the negotiation of a definitive agreement with the Purchaser. During the next several days, discussions were held on a range of legal issues, including, without limitation, the conditions to the consummation of the purchase of the Offer Shares and the issuance and sale of the Issue Shares and the exceptions to the representations and warranties and covenants of the Company contained in the Stock Purchase Agreement, and the terms and conditions of the definitive agreement were negotiated subject to approval by the Company's Board of Directors.

  On July 17, 1995, a special meeting of the Board of Directors was held at which the Board reviewed the definitive agreement in detail and also considered the factors described below under "--Recommendation of the Company's Board of Directors; Reasons for the Proposed Transaction," Merrill Lynch delivered its written opinion to the Board as described below under "--Opinion of the Company's Financial Advisor," and the Board unanimously approved the terms of the Offer and the Purchaser's investment as described above. On the same day, following such Board approval, the Company and the Purchaser entered into the Stock Purchase Agreement and publicly announced their agreement. The Board was aware that Merrill Lynch became entitled to certain of the fees in connection with its engagement by the Company upon the consummation of such transactions. See "BACKGROUND OF THE PROPOSED TRANSACTION--Opinion of the Company's Financial Advisor."

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  On July 17, 1995, Merrill Lynch delivered its written opinion to the Board to the effect that, as of such date, the proposed consideration to be received by the Company and the stockholders in the Proposed

Transaction, taken as a whole, is fair to the Company and such stockholders from a financial point of view. A copy of the Merrill Lynch opinion is attached hereto as Appendix II and incorporated herein by reference. THE STOCKHOLDERS ARE URGED TO READ CAREFULLY IN ITS ENTIRETY THE OPINION OF MERRILL LYNCH, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  Merrill Lynch's opinion to the Board addresses only the fairness from a financial point of view of the consideration to be received by the Company and such stockholders pursuant to the Stock Purchase Agreement, taken as a whole, and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or as to whether such stockholder should tender shares pursuant to the Offer.

  In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending April 1, 1995; (ii) reviewed certain of the Company's estimated unaudited financial information for the quarterly period ending June 30, 1995; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to Merrill Lynch by the Company; (iv) conducted discussions with members of senior management of the Company concerning its businesses and prospects; (v) reviewed the historical market prices and trading activity for the Common Stock; (vi) compared the proposed financial terms of the transactions contemplated by the Stock Purchase Agreement with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant (See "-- Acquisition Premium Analysis" below); (vii) reviewed the Stock Purchase Agreement; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed appropriate, including Merrill Lynch's assessment of general economic, market, monetary and other conditions existing on the date the fairness opinion was delivered to the Board.

  In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information that was available to Merrill Lynch from public sources and that was supplied or otherwise made available to it by the Company, and Merrill Lynch has not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of the Company. With respect to the financial forecasts and estimated unaudited financial information furnished by the Company, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

  The Merrill Lynch opinion does not present a discussion of the relative merits of the Proposed Transaction as compared to any other business plan or opportunity that might be presented to the Company, or the effect of any other arrangement in which the Company might engage.

  In connection with Merrill Lynch providing financial advice to the Company regarding the matters set forth in the opinion, Merrill Lynch, at the Company's request, assisted the Company in its response to an indication of interest from a party other than the Purchaser. Merrill Lynch was not otherwise authorized by the Company or the Board to solicit, nor did Merrill Lynch solicit, except for the "financial buyers" referred to under "BACKGROUND OF THE PROPOSED TRANSACTION--General", third-party indications of interest for any acquisition of all or any part of the Company.

  Merrill Lynch's opinion is necessarily based upon economic, market, monetary and other conditions as they exist on, and the information available to Merrill Lynch as of, the date of its opinion.

  The following is a summary of certain analyses performed by Merrill Lynch in connection with its opinion dated July 17, 1995, which it discussed with the Company's Board. In connection with such opinion, Merrill Lynch performed certain procedures, including each of the financial analyses described below, and reviewed with the Company's management the assumptions upon which such analyses were based and other factors, including the current financial results of and future prospects for the Company. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion.

  Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity value for the Company on a stand-alone basis based upon the value, discounted to the present, of estimates of projected financial performance over a six-year period from 1995 to 2000 and the Company's fiscal year 2000 terminal value based upon a range of perpetuity growth rates. In conducting its analysis, Merrill Lynch utilized financial projections provided by Company management as the bases for the Management Cases described below (the "Management Cases") and financial projections derived by Merrill Lynch by modifying one of the Management Cases (the "Merrill Lynch Case"). Each of the Management Cases was based upon financial projections provided by Company management using certain assumptions, including the availability of net operating loss tax benefits. The most optimistic Management Case was prepared by Company management based upon the assumption that $140 million of new equity at $8.00 per share would be infused into the Company in 1995 ("Management Case 1"), while the second and third Management Cases were based upon projections prepared by Company management reflecting the assumptions that $90 million of new equity at $8.00 per share ("Management Case 2") and no new equity ("Management Case 3"), respectively, would be infused into the Company in 1995. The Merrill Lynch Case, while assuming the infusion of $140 million of new equity in 1995 (as in Management Case 1), represents a more conservative forecast than Management Case 1, and reflects, among other things, the assumptions that (i) sales growth between 1996 and 1999 would be 50% of the sales growth projected in Management Case 1, (ii) fixed costs would be held flat in absolute dollars at projected 1995 levels, and (iii) the contribution margin percentage would be equal to levels projected by Company management for 1995 to 1999. The Merrill Lynch Case assumed no adjustment to the Management Case 1 projections for 1995 since those projections had recently been updated by Company management. Merrill Lynch applied discount rates ranging from 12% to 20%, focusing on a range of 14% to 18%, and perpetuity growth rates ranging from 1% to 3%. Based upon this analysis, Merrill Lynch calculated implied per share equity values for the Company on a fully diluted basis ranging from $7.25 to $12.25 utilizing Management Case 1, $5.75 to $8.00 utilizing Management Case 2, $2.00 to $4.50 utilizing Management Case 3, and from $4.50 to $8.00 utilizing the Merrill Lynch Case.

  Acquisition Premium Analysis. Merrill Lynch also reviewed and analyzed certain publicly available information regarding the premiums paid over market price one day, one week and one month prior to public announcement in approximately 200 selected acquisition transactions since 1987 involving companies engaged in the computer, electronics and telecommunications equipment industries. Merrill Lynch calculated an implied per share purchase price of between $9.90 and $10.75 based upon such review and analysis and the $8.50 per share closing price of the Company's Common Stock on July 14, 1995 (the last trading day prior to announcement of the Proposed Transaction) and $7.71 30-day average closing price of such stock as of such date.

  Discounted Share Price Analysis. Merrill Lynch also calculated ranges of equity value for the Company on a stand-alone basis based upon the value, discounted to the present, of Merrill Lynch's estimates of projected stock prices of the Company for the five-year period from 1996 to 2000. In conducting its analysis, Merrill Lynch utilized financial projections for the Company used in Management Case 1 and the Merrill Lynch Case and multiplied the earnings per share derived from such projections, calculated on a fully taxable basis, by the Dow Jones median price to earnings multiple for the past 20 years (12.3x). Merrill Lynch applied discount rates ranging from 12% to 20%, focusing on a range of 14% to 18%. Based upon this analysis, Merrill Lynch calculated implied per share equity values for the Company on a fully diluted basis ranging from $6.50 to $12.00 utilizing Management Case 1, and from $4.00 to $6.00 utilizing the Merrill Lynch Case.

  The summary set forth above does not purport to be a complete description of the analyses conducted by Merrill Lynch. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Merrill Lynch made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of a company do not purport to be appraisals or to reflect the prices at which a company may actually be sold. Because such estimates are inherently subject to uncertainty, none of the Company, Merrill Lynch or any other person assumes responsibility for their accuracy.

  Merrill Lynch is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. The Company selected Merrill Lynch as its financial advisor because it is an internationally recognized investment banking firm and has substantial experience in transactions similar to the Proposed Transaction. Pursuant to a letter agreement dated as of April 24, 1995 between the Company and Merrill Lynch, the Company has paid Merrill Lynch a fee of $250,000 upon Merrill Lynch's rendering of its fairness opinion described above. The Company has also agreed to pay Merrill Lynch upon closing of the Proposed Transaction a fee equal to 1% of the aggregate consideration paid to the Company and the stockholders in connection therewith (less the $250,000 fee described above). Assuming a purchase of all the Offer Shares and the Issue Shares at a price of $10.00 per share, Merrill Lynch will receive fees aggregating approximately $3,511,900. The Company also agreed to indemnify and hold harmless Merrill Lynch and its affiliates and their respective directors, officers, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with its rendering of services under such letter agreement. If such indemnification is not available, the Company has agreed to contribute to the losses, claims, damages and liabilities involved in the proportion that the relevant financial benefit to the Company and its stockholders bears to Merrill Lynch's relevant financial benefit. The Company has also agreed to reimburse Merrill Lynch for certain out-of-pocket expenses.

  Merrill Lynch has, in the past, provided financing services to an affiliate of the Purchaser on unrelated matters and has received fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade in the securities of the Company for its own or their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE PROPOSED TRANSACTION

  The Board has reviewed and considered the terms and conditions of the Proposed Transaction. At a meeting held on July 17, 1995, the Board unanimously
(i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the holders of Common Stock, and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement, the other Transaction Documents (as defined below) and the transactions contemplated thereby, and (iii) recommended that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer. Accordingly, the Board unanimously recommends that the stockholders of the Company tender their shares of Common Stock pursuant to the Offer and vote FOR the approval of the Proposed Transaction. In determining to make its recommendation, the Board considered a number of factors, including:

    (i) The oral and written presentations of Merrill Lynch and the written opinion of Merrill Lynch to the effect that, from a financial point of view, the proposed consideration to be received by the Company and its stockholders in the Proposed Transaction, taken as a whole, is fair to the Company and such stockholders;

    (ii) The fact that the Company's stockholders will be entitled to receive $10.00 per share in cash for at least a portion of their Common Stock, while having the opportunity to retain an equity interest in a strengthened Company;

    (iii) The fact that the $10.00 per share to be paid pursuant to the Offer and for the Issue Shares represents a significant premium over the recent trading prices of the Common Stock;

    (iv) The Board's familiarity with the financial condition, results of operations, business, technology, prospects and strategic objectives of the Company and the conditions of the consumer electronics industry;

    (v) The high regard of management for the integrity and operating ability of the Purchaser;

    (vi) The fact that the additional financing from the Issue Shares will permit the Company to complete its planned expansion and modernization program for the Melrose Park picture tube plant, and the Board's belief that such program is a necessary element to the Company's efforts to achieve and sustain future profitability;

    (vii) The fact that the Board concluded, based in part on the advice of its financial advisors, that alternative financing of similar magnitude to the Purchaser's proposal was not reasonably available at the current time;

    (viii) The views of management and the Company's financial advisors as to the unlikelihood of a superior transaction, and the ability of the Company to terminate the Stock Purchase Agreement (upon payment of the Termination Fee, as defined below) to accept a superior transaction if one were proposed;

    (ix) The fact that the Board concluded that the transactions contemplated by the Stock Purchase Agreement, which would substantially strengthen the Company's financial position, allow for increased synergies that would benefit the Company and provide an opportunity for the Company's stockholders to receive a cash premium over recent market prices for some of their shares, would provide greater benefits for the Company and its stockholders than for the Company to remain independent;

    (x) The operational and commercial benefits to the Company (and the public minority holders) from being able to operate from a strengthened financial position and from synergies expected to result from the relationship with the Purchaser;

    (xi) The fact that the Purchaser acknowledged that as majority stockholder of the Company after the Purchaser acquires the Offer Shares and the Issue Shares it will have fiduciary duties to the public minority holders and that the Purchaser has agreed to elect three directors unaffiliated with the Purchaser or the Company to the Company's Board of Directors, tempered by the fact that if the Purchaser desires to acquire the remainder of the outstanding equity of the Company, under current Delaware law the Company's Board of Directors would not have any obligation to seek offers from third parties; and

    (xii) The recommendation of management.

STOCKHOLDER APPROVAL

  Approval of the issuance and sale of the Issue Shares by the holders of at least a majority of the shares of Common Stock present and entitled to vote at the Special Meeting is required by the rules of the New York Stock Exchange, Inc. (the "NYSE"), on which the Common Stock is listed. In addition, the approval of the Proposed Transaction by the holders of at least a majority of the shares of Common Stock present and entitled to vote at the Special Meeting is a condition to consummation of the Offer and the closing of the issuance and sale of the Issue Shares (the "Closing") pursuant to the Stock Purchase Agreement. See "THE PROPOSED TRANSACTION--The Stock Purchase Agreement."

                            THE PROPOSED TRANSACTION

GENERAL

  The Company was founded in 1918 and has been a leader in consumer electronics, first in radio and later in monochrome and color television and other video products. The Company's operations involve a dominant industry segment, the design, development, and manufacture and marketing of video products (including color television sets and other consumer products) along with parts and accessories for such products. These products, along with purchased video cassette recorders, are sold principally to retail dealers in the United States and Canada and to retail dealers and wholesale distributors in other foreign countries. The Company also sells directly to buying groups, private label customers and customers in the lodging, health care and rent-to-own industries. The Company's video products also include color picture tubes that are produced for and sold to other manufacturers and Network Systems products, such as cable and telecommunication set-top devices, interactive television and data communication products which are sold primarily to cable television operators and other commercial users of these products. The mailing address of the Company's principal executive offices is 1000 Milwaukee Avenue, Glenview, Illinois 60025, and its telephone number is (708) 391-7000.

  The Purchaser is a corporation organized under the laws of the Republic of Korea with its principal offices located at LG Twin Towers, 20 Yoido-dong, Youngdungpo-gu, Seoul, 150-721, Korea. The Purchaser is a leading international brand-name manufacturer of five main groups of products: televisions; audio and video equipment; home appliances; computers and office automation equipment; and other products, including video displays, telecommunications products and components, and magnetic media.

CAPITALIZATION

  The following table sets forth the consolidated short-term debt and capitalization of the Company as of July 1, 1995, as adjusted to give effect to the sale and issuance of the Issue Shares, but does not reflect any assumed use of the net proceeds therefrom. See "THE PROPOSED TRANSACTION--Use of Proceeds of the Sale of the Issue Shares." This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto.

                                                          AS OF JULY 1, 1995
                                                        -----------------------
                                                        AS REPORTED AS ADJUSTED
                                                        ----------- -----------
                                                         (DOLLARS IN MILLIONS)
Short-term debt:
  Credit Agreement.....................................   $ 43.9      $  --
  Current portion of Term Loan.........................      6.5         6.5
                                                          ------      ------
    Total short-term debt..............................   $ 50.4      $  6.5
                                                          ======      ======
Long-term debt:
  6 1/4% Convertible Subordinated Debentures due 2011..   $115.0      $115.0
  8.5% Senior Subordinated Convertible Debentures due
   2000................................................     55.0        55.0
  8.5% Senior Subordinated Convertible Debentures due
   2001................................................     12.0        12.0
  Term Loan............................................     33.5        33.5
                                                          ------      ------
    Total long-term debt...............................    215.5       215.5
                                                          ------      ------
Stockholders' equity:
  Preferred stock, $1 par value; 8,000,000 shares
   authorized; none outstanding........................      --          --
  Common stock, $1 par value; 150,000,000 shares
   authorized; 47,001,673 shares issued(1) and
   63,501,672 shares as adjusted.......................     47.0        63.5
  Additional paid-in capital...........................    295.0       438.5
  Retained earnings (deficit)..........................   (171.9)     (171.9)
  Cost of 105,181 common shares in treasury............     (1.7)       (1.7)
                                                          ------      ------
    Total stockholders' equity.........................    168.4       328.4
                                                          ------      ------
    Total long-term debt and stockholders' equity......   $383.9      $543.9
                                                          ======      ======

- --------
(1) Shares of Common Stock issued and outstanding as of July 1, 1995, do not include (i) in the aggregate 10,515,246 shares reserved for conversion of the 8.5% Senior Subordinated Debentures due 2000, the 8.5% Senior Subordinated Debentures due 2001, and the 6 1/4% Convertible Subordinated Debentures due 2011, (ii) approximately 2,878,000 shares reserved for sale to directors, officers and key employees of the Company under approved stock option plans and (iii) approximately 23,450,000 shares reserved for issuance under the Company's Stockholder Rights Plan. See "THE PROPOSED TRANSACTION--Amendment to Rights Agreement."

USE OF PROCEEDS OF THE SALE OF THE ISSUE SHARES

  The net proceeds to be received by the Company from the sale of the Issue Shares are estimated to be $160 million (after deducting the expenses of the Company of the Proposed Transaction). The proceeds are intended to be used to expand and modernize the Company's Melrose Park, Illinois color picture tube plant by adding a fifth color picture tube production line, capable of handling larger, wide-screen tubes, and by increasing automation on existing production lines. In addition, the proceeds will be used to provide financing for the expansion of the Company's Network Systems business. Pending such use, it is anticipated that net proceeds will be used to repay borrowings under the Company's Credit Agreement with a lending group led by General Electric Capital Corporation (the "Credit Agreement"). The Company's borrowings under the Credit Agreement fluctuate depending on the Company's capital needs. As of August 26, 1995, the Company had an aggregate of $45.7 million in outstanding borrowings under the Credit Agreement. Net proceeds not used to repay borrowings under the Credit Agreement may be used to reduce (or eliminate) other debt or temporarily invested in short-term marketable securities.

THE STOCK PURCHASE AGREEMENT

  Sale and Purchase of Issue Shares. Upon the terms and subject to satisfaction or waiver of the conditions described below under "--Conditions" and the further condition that the Purchaser shall have accepted for purchase pursuant to the Offer not less than 18,619,000 shares of Common Stock, the Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase from the Company, 16,500,000 shares of Common Stock at a price of $10.00 per share.

  The Offer. Pursuant to the terms of the Stock Purchase Agreement, the Purchaser was required to commence the Offer no later than five business days after the public announcement that the Purchaser and the Company entered into the Stock Purchase Agreement. The Offer was commenced on July 21, 1995. The obligations of the Purchaser to accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer are subject (the following being referred to as the "Offer Conditions") to the purchase by the Purchaser of the Issue Shares, to be consummated simultaneously with the purchase of the Offer Shares, and to the conditions that (i) the Stock Purchase Agreement shall not have been terminated, (ii) there shall be validly tendered in accordance with the terms of the Offer prior to the Expiration Date and not withdrawn at least 18,619,000 shares of Common Stock (the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Tuesday, September 19, 1995, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Stock Purchase Agreement), shall from time to time have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire), and (iii) to the satisfaction or waiver of the following conditions:

    (a) Stockholder Approval. The Company's stockholders shall have approved the Proposed Transactions, which transactions shall be described in a proxy statement and related proxy materials, and submitted to a vote of the Company's stockholders.

    (b) No Prohibition. No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated or enforced by any governmental, quasi-governmental, judicial, self-regulatory or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by the Stock Purchase Agreement ("Governmental Authorities") that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any Offer Shares as contemplated by the Stock Purchase Agreement or (ii) impose material adverse terms or conditions (not set forth in the Stock Purchase Agreement) upon the purchase and sale of any Offer Shares as contemplated by the Stock Purchase Agreement.

    (c) Regulatory Compliance. All material filings with all Governmental Authorities required to be made in connection with the purchase and sale of the Offer Shares as contemplated by the Stock Purchase Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the Offer Shares as contemplated by the Stock Purchase Agreement shall have been issued, and all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of the Stock Purchase Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating any settlement, any condition that would (i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth in the Stock Purchase Agreement) upon the purchase and sale of any Offer Shares as contemplated by the Stock Purchase Agreement. The required material filings with Governmental Authorities include filings by the Company and the Purchaser with the Federal Trade Commission and the United States Department of Justice required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings by the Purchaser with the Bank of Korea and other instrumentalities of the Republic of Korea and the filings described in (d) below. The Parent and the Company made the requisite filings under the HSR Act and have received notice that the required waiting period under the HSR Act expired on September 1, 1995. The Purchaser has informed the Company that the required filings to be made with the Bank of Korea and other instrumentalities of the Republic of Korea have been made and that the Purchaser is awaiting final approval of the Proposed Transaction by such entities.

    (d) Exon-Florio. The Purchaser and the Company shall have delivered to the Committee on Foreign Investment in the United States ("CFIUS") appropriate notification and report forms pursuant to Section 721 of the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment"), and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by the Stock Purchase Agreement, (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by the Stock Purchase Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated by the Stock Purchase Agreement, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company. The required filings pursuant to the Exon-Florio Amendment were delivered by the Purchaser and the Company and accepted by CFIUS on September 7, 1995. This condition will be satisfied if CFIUS has not advised the Purchaser and the Company prior to October 9, 1995 of the commencement of such an investigation.

    (e) Directors. Provision shall have been made to the satisfaction of Purchaser that, immediately following the Closing, the Board of Directors of the Company will be composed of ten directors and six of such directors shall be designees of the Purchaser, one of such directors shall be Albin
  F. Moschner, the Company's President and Chief Executive Officer, and three of such directors shall be persons who are not (apart from such directorship) affiliates, officers, employees, agents, principals or partners of the Purchaser or the Company or any subsidiary of either of them and who are, if they are willing to serve, members of the Board of Directors of the Company immediately prior to the Closing. It is anticipated that Peter S. Wilmott, Andrew McNally IV and T. Kimball Brooker, along with Albin F. Moschner, will continue as directors of the Company and that the other current directors of the Company will resign.

    (f) Performance. The Company shall have performed in all material respects its obligations under the Stock Purchase Agreement to the date of the Closing.

    (g) Amended Bylaws. The Company shall have amended its Bylaws in the form attached to the Stock Purchase Agreement as Exhibit A (the "Amended Bylaws") immediately prior to the Closing and such amendments shall have been duly authorized, approved and effected.

    (h) Amendment of Rights Agreement. The Company's rights agreement with The Bank of New York, as successor rights agent (the "Rights Agreement"), shall have been amended by the Company (the "Amendment to Rights Agreement") to specifically exclude the Purchaser and its affiliates from the definition of "Acquiring Person" (as defined in the Rights Agreement) and to otherwise avoid any adverse consequence to Purchaser or the Company, including, without limitation, the occurrence of a "Distribution Date" (as defined in the Rights Agreement) as a consequence of the transactions contemplated by the Stock Purchase Agreement, the Company Letter (as defined below), the Tender Offer Statement on Schedule 14D-1 and related Offer to Purchase, form of letter of transmittal and summary advertisement to be used in connection with the Offer (the "Offer Documents"), the Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer and the Amended Bylaws (collectively, together with any amendments thereof, and all supplements, annexes and exhibits thereto, the "Transaction Documents").

    (i) Closing Deliveries. The Company shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Company pursuant to the Stock Purchase Agreement.

    (j) Representations and Warranties True. Except as otherwise contemplated by the Stock Purchase Agreement and except for the representations and warranties of the Company with respect to capital stock set forth in the Stock Purchase Agreement which shall be accurate in all respects as of the date when made and at and as of the Closing as though newly made at and as of that time, the representations and warranties of the Company contained in the Stock Purchase Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

    (k) Certificate. The Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer and the General Counsel of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company set forth in the Stock Purchase Agreement with respect to capital stock and the representations and warranties contained in the Stock Purchase Agreement that are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in the Stock Purchase Agreement that are not so qualified, provided that the Company's representations and warranties contained in the Stock Purchase Agreement as to the Company's financial statements shall continue to be true only as of the respective dates covered thereby and (iii) the performance of the obligations required by the Company to be performed under the Stock Purchase Agreement as of the Closing.

    (l) Credit Agreements. The Company shall have secured amendments to or waivers under, in each case, in form and substance reasonably satisfactory to the Purchaser, its material credit agreements and arrangements such that none of the transactions contemplated by the Stock Purchase Agreement or the other Transaction Documents, will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

    (m) Items in Company Letter. The Purchaser shall be satisfied that certain claims and matters described in the letter, dated as of the date of the Stock Purchase Agreement, from the Company to the Purchaser (the "Company Letter"), individually, collectively with each other or collectively with any breaches of representations and warranties and/or other facts and circumstances which have not been disclosed as of the date of the Stock Purchase Agreement have not resulted in, and would not reasonably be expected to result in, a "Material Adverse Effect." "Material Adverse Effect" means a material adverse effect, or the occurrence or existence of facts or circumstances reasonably expected to result in a material adverse effect, on the business, assets, results of operations, properties, financial or operating condition or prospects of the Company and its subsidiaries taken as a whole, or the ability of the Company (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under the Stock Purchase Agreement or consummate the transactions contemplated thereby. For purposes of this definition a consolidated net loss by the Company and its subsidiaries for the quarter ended June 30, 1995 of $45.3 million or less shall not be deemed to have a Material Adverse Effect.

  The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that the Purchaser may not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the maximum number of shares of Common Stock sought pursuant to the Offer, add to or modify the Offer Conditions, or otherwise amend the Offer in any manner adverse to the Company's stockholders.

  The Stock Purchase Agreement requires that the Offer expire at midnight, New York City time, on the date that is sixty days from the date the Offer is first published or sent to stockholders. The Purchaser must extend the Offer (i) if at the scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied or waived, until such time as such Offer Conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer; provided, however, that the Purchaser may terminate the Offer if the Stock Purchase Agreement is terminated.

  Provided that the Stock Purchase Agreement has not been terminated and that all Offer Conditions have been satisfied or waived by the Purchaser, the Purchaser is required to accept for payment and purchase, in accordance with the terms of the Offer, shares of Common Stock validly tendered and not withdrawn pursuant to the Offer (up to the amount sought pursuant to the Offer or such greater amount as the Purchaser, in its sole discretion, shall determine) at the Closing.

  Representations and Warranties. The Stock Purchase Agreement contains customary representations and warranties of the Company relating, with respect to the Company and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Stock Purchase Agreement and related matters; (c) capital structure; (d) government authorization; (e) the compliance with all licenses and permits necessary to conduct its businesses and the non-contravention of the Stock Purchase Agreement and related transactions with any judgment, decree, order, law, statute, rule or regulation; (f) the compliance of the Company and its subsidiaries and the non-contravention of the Stock Purchase Agreement and related transactions with the Company's and its subsidiaries' certificates of incorporation and bylaws or any material agreements, mortgages, indentures, debentures, trusts, leases, licenses, or other instruments or obligations to or by which it or any of its properties is subject or bound; (g) the compliance as to form of the documents filed by the Company and its subsidiaries with the Securities and Exchange Commission and the accuracy of information contained therein and the absence of undisclosed liabilities; (h) the absence of any event, occurrence, development, breach or default which individually or collectively has had or would be expected to result in a Material Adverse Effect; (i) the absence of pending or threatened litigation which could reasonably be expected to have a Material Adverse Effect; (j) the filing of tax returns and payment of taxes; (k) registration rights and the exemption from registration and prospectus delivery requirements; (l) adequate insurance protection and compliance with such policies and bonds; (m) the absence of certain transactions between the Company or its subsidiaries and any of either's directors, officers or their immediate families; (n) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (o) possession of all necessary rights and licenses in all intellectual property; (p) the absence of Environmental Claims and compliance with all Environmental Laws (as such terms are defined in the Stock Purchase Agreement); (q) broker's fees and expenses; and (r) the accuracy of the Company Letter.

  The Stock Purchase Agreement contains customary representations and warranties of the Purchaser relating to (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Stock Purchase Agreement; (c) the non-contravention of the Stock

Purchase Agreement and related transactions with any charter provision, bylaw, material contract, order, law or regulation to which the Purchaser is a party or by which it is bound or obligated; (d) government authorization; (e) investment intent and sophistication of the Purchaser; (f) the accuracy of information supplied by the Purchaser in connection with the Offer and this Proxy Statement; and (g) broker's fees and expenses.

  Conduct of Business of the Company. The Stock Purchase Agreement provides that until the Closing, the business and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

  Accordingly, except as otherwise expressly approved by the Purchaser in writing, neither the Company nor any of its subsidiaries may, prior to the Closing, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Transactions requiring the Purchaser's prior approval include, without limitation (but subject to certain exceptions stated in the Stock Purchase Agreement), actions by the Company or its subsidiaries to (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any voting stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) or amend any of the terms of any such securities or agreements outstanding as of the date of the Stock Purchase Agreement; (ii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the securities of the Company or its subsidiaries, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries not owned directly or indirectly by the Company; (iii) incur or assume any debt or issue any debt securities, become liable or responsible for the obligations of any other person, make any loans or investments in any other person, pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or mortgage or pledge any of its material assets or create any lien thereupon; (iv) enter into, adopt, or amend or terminate any compensation, severance, termination, or benefits arrangement, or pay any benefit not required by any plan or arrangement; (v) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or acquire, sell, lease or dispose of any assets of the Company and its subsidiaries; (vi) enter, or permit any of its subsidiaries to enter, into any joint venture, partnership or exclusive licensing agreement; (vii) authorize any new capital expenditure or expenditures; and (viii) amend or propose to amend its certificate of incorporation or bylaws or alter the corporate structure or ownership of any subsidiary.

  Other Potential Bidders. The Stock Purchase Agreement requires the Company and its affiliates and their respective officers, directors, employees, representatives and agents immediately to cease any existing discussions or negotiations with any third party regarding (i) the acquisition of more than 20% of the total assets of the Company or any of its subsidiaries, (ii) the acquisition of 20% or more of the Shares, all of the Company's voting stock or the equity securities of any subsidiary of the Company, or (iii) the merger or other combination of the Company or any of its subsidiaries (each a "Third Party Acquisition"). The Company shall not, unless and until the Stock Purchase Agreement is terminated in accordance with its terms, as described below, directly or indirectly, (i) initiate, solicit or encourage any discussions regarding a Third Party Acquisition, or (ii) hold any such discussions or enter into any agreement concerning any Third Party Acquisition; provided that if the Company's Board of Directors determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations, the Company may (A) in response to a request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person and (B) upon receipt by the Company of a proposal with respect to a Third Party Acquisition, following delivery to the Purchaser of the Notice of Superior Proposal (described below), participate in negotiations regarding such proposal. The Company's Board of Directors shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition, provided that if the Company's Board receives a bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) provides a greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by the Stock Purchase Agreement (a "Superior Proposal"), the Board may, to the extent required under its fiduciary duties, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate the Stock Purchase Agreement, in each case at any time after the fifth business day following notice to the Purchaser (a "Notice of Superior Proposal") advising the Purchaser that the board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal, and provided that the Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of such five-business-day period.

  Director and Officer Liability. The Stock Purchase Agreement provides that from and after the Closing, the Purchaser shall cause the Company to indemnify and hold harmless each person who is, or has been at any time prior to the date of the Stock Purchase Agreement or who becomes prior to the Closing, an officer or director of the Company or is or was serving at the request of the Company as a director or officer of any affiliate of the Company, an employee benefit plan, or a related trust, in respect of acts or omissions occurring prior to the Closing (the "Indemnified Parties") (including but not limited to the transactions contemplated by the Stock Purchase Agreement), to the extent provided under the Company's Certificate of Incorporation, Bylaws and indemnity agreements between the Company and any of its officers in effect, and, with respect to the Company's Certificate of Incorporation and Bylaws, shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties for three years after the date of the Stock Purchase Agreement. For six years after the Closing, the Purchaser shall cause the Company to maintain its current or substantially equivalent policies of officers' and directors' liability insurance covering each of the Persons currently covered by its current policy, or who becomes covered by such policy prior to the Closing; provided that the Company shall not be obligated to pay premiums in excess of 150% of the premium to be paid by the Company for such insurance in the fiscal year ending December 31, 1995, but provided further that the Company must provide such coverage as may be obtained for 150% of the premium for such insurance in the fiscal year ending December 31, 1995.

  Conditions. The obligations of the Purchaser and of the Company respecting the sale and purchase of the Issue Shares are conditioned upon (i) the Company's stockholders having approved the Proposed Transaction, (ii) no Governmental Authority having taken action to restrict, in a material manner, the purchase of the Issue Shares or to impose material adverse terms or conditions thereon, (iii) all material filings with all Governmental Authorities required in connection with the Proposed Transaction having been made, all waiting periods thereunder having expired or been terminated and all material orders, permits, waivers, authorizations, exemptions or approvals having been obtained and remaining in effect, and (iv) the Purchaser and the Company shall have delivered to CFIUS appropriate notification and report forms pursuant to the Exon-Florio Amendment and satisfactory resolution thereof. The Parent and the Company have received notice that the waiting period under the HSR Act with respect to the Proposed Transaction expired on September 1, 1995. The Purchaser has informed the Company that the required filings to be made with the Bank of Korea and other instrumentalities of the Republic of Korea have been made and that the Purchaser is awaiting final approval of the Proposed Transaction by such entities. The required filings pursuant to the Exon-Florio Amendment were delivered by the Purchaser and the Company and accepted by CFIUS on September 7, 1995. This condition will be satisfied if CFIUS has not advised the Purchaser and the Company prior to October 9, 1995 of the commencement of such an investigation.

  The obligation of the Purchaser to purchase the Issue Shares is further conditioned upon (i) provision having been made to the satisfaction of Purchaser that the Company's Board of Directors will be composed of ten persons immediately following the Closing, six of whom are to be designees of Purchaser, one of whom is to be the Company's President and Chief Executive Officer immediately prior to the Closing and three of whom shall be, if they are willing to serve, members of the Board of Directors immediately prior to the Closing who are not otherwise affiliated with the Company or the Purchaser or any subsidiary of either of them, (ii) the Company having performed in all material respects its obligations under the Stock Purchase Agreement, (iii) the Amended Bylaws having been duly authorized, approved and effected, (iv) the Rights Agreement having been amended by the Company to specifically exclude the Purchaser and its affiliates from the definition of "Acquiring Person" (as defined in the Rights Agreement) and to otherwise avoid any adverse consequences to Purchaser or the Company, including, without limitation, the occurrence of a "Distribution Date" (as defined in the Rights Agreement) as a consequence of the transactions contemplated by the Transaction Documents, (v) there having been validly tendered and not withdrawn pursuant to the Offer not less than 18,619,000 Shares, (vi) the Company having delivered, prior to or concurrently with the Closing, the documents and instruments required to be delivered by the Company,
(vii) except as otherwise contemplated by the Stock Purchase Agreement and except for the representations and warranties of the Company set forth in the Stock Purchase Agreement which shall be accurate in all respects as of the date when made and at and as of the Closing, the representations and warranties of the Company contained in the Stock Purchase Agreement which are qualified as to materiality being true and correct and which are not so qualified being true and correct in all material respects, in each case, as of the date when made and at and as of the Closing, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby;
(viii) the Company having delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer and the General Counsel of the Company certifying as to the accuracy of certain of the representations and warranties of the Company set forth in the Stock Purchase Agreement and the performance of the obligations required by the Company to be performed under the Stock Purchase Agreement as of the Closing; (ix) the Company having secured amendments to or waivers under, in each case, in form and substance reasonably satisfactory to the Purchaser, its material credit agreements and arrangements such that none of the transactions contemplated by the Stock Purchase Agreement or the other Transaction Documents, will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default under, such credit agreements or arrangements; and (x) the Purchaser being satisfied that certain claims and matters described in the Company Letter, individually, collectively with each other or collectively with any breaches of representations and warranties and/or other facts and circumstances which have not been disclosed as of the date of the Stock Purchase Agreement have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

  The obligation of the Company to issue and sell the Issue Shares to the Purchaser is further conditioned upon (i) the Purchaser having performed in all material respects its obligations under the Stock Purchase Agreement, (ii) except as otherwise contemplated by the Stock Purchase Agreement, the representations and warranties of the Purchaser set forth in the Stock Purchase Agreement which are qualified as to materiality being true and correct and which are not so qualified, being true in all material respects, as of the date when made and at and as of the Closing as though newly made at and as of that time, (iii) the Purchaser having delivered, or be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Purchaser pursuant to the Stock Purchase Agreement, (iv) the Purchaser having delivered a certificate dated as of the Closing and signed by a duly authorized officer of the Purchaser certifying as to the accuracy in all material respects of the representations and warranties of the Purchaser and the performance of the obligations of the Purchaser under the Stock Purchase Agreement and (v) the Purchaser having accepted for purchase pursuant to the Offer not less than 18,619,000 Shares.

  Termination. The Stock Purchase Agreement provides that the Company may terminate the Stock Purchase Agreement if (i) there has not been a material uncured breach by the Company of any representation, warranty, covenant or agreement and there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement that has not been cured within ten days' notice of such breach and the Company's intention to terminate, (ii) upon payment to the Purchaser of $7,023,800 (2% of the aggregate proceeds to be received by the Company and stockholders of the Company who tender shares of Common Stock in the Offer upon consummation of the Proposed Transaction) (the "Termination Fee") and either (a) five business days have elapsed following the Purchaser's receipt of a Notice of Superior

Proposal and the Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five-business-day period following receipt by the Purchaser of such notice, or (b) the Board of Directors of the Company has withdrawn, modified or changed in an adverse manner its approval or recommendations of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer, or has adopted any resolutions to effect any of the foregoing to the extent that the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations.

  The Purchaser may terminate the Stock Purchase Agreement if there has not been a material uncured breach by the Purchaser of any representation, warranty, covenant or agreement and there has been a material breach by the Company of any representation, warranty, covenant or agreement that has not been cured within ten days' of receipt of written notice of such breach and the Purchaser's intention to terminate. In addition, the Purchaser may terminate any or all of its obligations under this Agreement if (a) the Board of Directors of the Company has withdrawn, modified or changed in a manner adverse to the Purchaser, its approval or recommendation of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer, or has adopted any resolutions to effect any of the foregoing,
(b) a Third Party Acquisition has occurred or any definitive agreement or agreement in principle has been executed with respect to a Third Party Acquisition, (c) the Company does not conduct a stockholders' meeting and take all reasonable action to obtain stockholder approval of the Proposed Transaction, because the Board has determined in good faith, after consultation with and based upon written advice of outside legal counsel, that taking such action consistent with the Certificate of Incorporation, Bylaws and applicable law as may be required would be contrary to its fiduciary obligations, or (d) the Company does not use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to cause satisfaction of the conditions to, and to consummate and make effective, the transactions contemplated by this Agreement and the other Transaction Documents, because the Board has determined in good faith, after consultation with and based upon written advice of outside legal counsel, that taking such action would be contrary to its fiduciary obligations. The Company shall pay to the Purchaser the Termination Fee if the Purchaser terminates pursuant to clauses (a), (b),
(c) or (d) of the preceding sentence.

  Additionally, either the Purchaser or the Company may terminate the Stock Purchase Agreement (i) to the extent that performance thereof if prohibited, enjoined, or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations shall have used its best efforts to remove such prohibition, injunction, or restraint, (ii) if the purchase by the Purchaser of the Issue Shares and the Offer Shares shall not have been completed by March 31, 1996 and the failure of such purchase to have been completed on or before such date did not result from the failure by the party seeking termination to fulfill in all material respects any undertaking or commitment that is required to be fulfilled by such party prior to such time,
(iii) if the Company's stockholders do not approve the Proposed Transaction (provided that the Company immediately pays to the Purchaser the Termination Fee if the stockholders did not approve the Proposed Transaction because of a Superior Proposal) or (iv) by mutual written consent of the Purchaser and the Company.

  Transaction Expenses. The Stock Purchase Agreement provides that, except for any Termination Fee, each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of the Stock Purchase Agreement and the other Transaction Documents, the performance of its covenants thereunder, and the effectuation of the transactions contemplated thereby, including, without limitation, all fees and disbursements of its respective legal counsel, advisors and accountants. Each of the parties shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents.

AMENDED BYLAWS

  The following description of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the text of the Amended Bylaws. The Amended Bylaws are included as Exhibit A to the Stock Purchase Agreement, which is included as Appendix I hereto. Stockholders are urged to read the Amended Bylaws in their entirety.

  The proposed Amended Bylaws amend the Company's current Bylaws by making the following changes: (i) simplifying the provisions relating to the ability of stockholders to act by written consent without a meeting; (ii) adding a provision allowing stockholders owning at least a majority of the outstanding capital stock of the Company to call a special meeting of stockholders; (iii) eliminating provisions requiring certain procedures to be followed for the nomination of directors; and (iv) adding a provision requiring written notice of each regular meeting of directors at least five days prior to such meeting.

  The adoption of the Amended Bylaws is a condition to the consummation of the Offer and the Closing of the issuance and sale of the Issue Shares. See "THE PROPOSED TRANSACTION--The Stock Purchase Agreement--The Offer" and "THE PROPOSED TRANSACTION--The Stock Purchase Agreement--Conditions." The Amended Bylaws will not become effective until the Closing.

AMENDMENT TO RIGHTS AGREEMENT

  Pursuant to the Company's Rights Agreement, adopted in 1986 and subsequently amended, the Company distributed one Right for each outstanding share of Common Stock and will issue a Right with each share of Common Stock that subsequently becomes outstanding (including the Issue Shares) unless the Board of Directors provides otherwise at the time of issuance of each such share. Each Right entitles the holder thereof, until October 14, 1996 (or, if earlier, the redemption of the Rights), to purchase one-half of one share of Common Stock at an exercise price of $37.50, subject to certain antidilution adjustments. The Rights are represented by the Common Stock certificates and will not be exercisable, or transferable apart from the Common Stock, until the earlier of
(i) the tenth day after the date (the "Stock Acquisition Date") of a public announcement that a person or group of associated or affiliated persons (an "Acquiring Person") has acquired beneficial ownership of 25% or more of the Common Stock or (ii) the tenth day after the date of the commencement by any person or group of, or first public announcement of the intent of any person or group to commence, a tender or exchange offer, the consummation of which would result in such person or group having beneficial ownership of 25% or more of the Common Stock (the earlier of such days being referred to herein as the "Distribution Date"). The Rights will not at any time have any voting rights.

  In the event that any person becomes an Acquiring Person (i.e. beneficial owner of 25% or more of the Common Stock), proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon such exercise, that number of shares of Common Stock having a market value of two times the exercise price of the Right. This provision is generally referred to as the "flip-in" provision. Thus, a holder of a Right could purchase shares of Common Stock having a market value of $75.00 upon payment of $37.50. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are or (under certain circumstances) were beneficially owned by an Acquiring Person will be null and void.

  In the event that on or after the Stock Acquisition Date (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of its assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than an Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. This provision is generally referred to as the "flip-over" provision.

  Pursuant to the Stock Purchase Agreement, the Company executed the Amendment to Rights Agreement to effectively exclude the Purchaser and its affiliates from being an Acquiring Person and to provide that the Purchaser's or its affiliate's commencement of, or announced intent to commence, a tender or exchange offer will not cause a Distribution Date to occur, until the termination of the Stock Purchase Agreement in accordance with its terms without the purchase by the Purchaser of any shares of Common Stock pursuant thereto.

  Accordingly, if the Proposed Transaction is approved, the Rights will not be triggered by the Purchaser's purchase of the Offer Shares, the Issue Shares or any additional shares of Common Stock. The Company does not currently anticipate entering into a merger or other business combination transaction with another entity.

CERTAIN EFFECTS OF THE PROPOSED TRANSACTION

  Upon the consummation of the Proposed Transaction, the Purchaser will own
   % of all issued and outstanding shares of Common Stock (based on the number of outstanding shares of Common Stock on the Record Date, increased to give effect to the issuance of the Issue Shares, and including the 1,450,000 shares of Common Stock already owned by the Purchaser, and assuming that no other shares of Common Stock are issued). Assuming the exercise of all outstanding stock options and the conversion of all outstanding convertible debt instruments of the Company reasonably expected to be exercised or converted in
the foreseeable future, the Purchaser would own approximately   % of all issued
and outstanding shares of Common Stock (based on the number of shares of Common Stock outstanding on the Record Date, increased to give effect to the issuance of the Issue Shares and the exercise and conversion of such stock options and convertible debt instruments). Because the Purchaser will own a majority of all issued and outstanding shares of Common Stock after consummation of the Proposed Transaction, it will effectively control the outcome of any matter requiring action by a majority of the Company's stockholders, including the election of a majority of the Company's directors and any future change of control of the Company.

  The Company's Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and listed on the NYSE and the Chicago Stock Exchange and will continue to be so registered and listed upon consummation of the Proposed Transaction. The purchase of the Offer Shares by the Purchaser will reduce the number of shares of Common Stock that might otherwise trade publicly; however, a significant percentage of the Company's Common Stock will continue to be held by persons other than the Purchaser. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Stock if, among other things, the number of holders of at least 100 shares of Common Stock should fall below 1,200, the number of publicly held shares of Common Stock (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly held shares of Common Stock should fall below $5,000,000.

  The shares of Common Stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

  The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding shares of Common Stock are listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Common Stock. Termination of registration of the shares of Common Stock under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Common Stock. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities". Even if the registration of the Shares under the Exchange Act is terminated, the Exchange Act requirement that the Company file periodic reports would remain applicable as long as its currently outstanding listed debt securities continue to be so listed on the NYSE and registered under the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Effect of the Proposed Transaction on Net Operating Loss Carryovers and Tax Credit Carryovers. As of July 1, 1995, the Company had, for federal income tax purposes, net operating loss (NOL) carryovers aggregating $456.1 million, which expire in the years 2004 through 2010 if not used to offset taxable income of the Company, and tax credit carryovers of $6.2 million, which expire in the years 1995 through 2002 if not used to offset the Company's tax liability. The consummation of the Proposed Transaction will create an "ownership change" of the Company for federal income tax purposes, with the effect that the Company's annual usage of its NOL carryovers will be limited to the product of (i) a tax-exempt rate of return announced monthly by the Internal Revenue Service (for example, 5.88% for ownership changes occurring in the month of August 1995) and
(ii) the equity value of the Company immediately before the ownership change, as determined under applicable tax regulations. This limitation, appropriately modified, will also apply to the Company's utilization of most of its tax credit carryovers. As a result, the Company's ability to utilize such carryovers will be materially reduced by the Proposed Transaction. The effect of this reduction will depend upon the level of taxable income earned by the Company during the carryover periods.

  Consequences of the Proposed Transaction to Stockholders of the Company. The receipt by stockholders of the Company of cash for shares of Common Stock purchased by the Purchaser pursuant to the Offer will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). Accordingly, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received and such stockholder's tax basis in the shares of Common Stock being sold pursuant to the Offer. Such gain or loss will be capital gain or loss if such shares of Common Stock were held as a capital asset and any such gain or loss will be long term if, as of the date of sale, such shares of Common Stock were held for more than one year.

  IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

LITIGATION RELATING TO THE PROPOSED TRANSACTION

  On July 18, 1995, a purported stockholder class action suit was filed in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, the members of the Board of Directors of the Company and the Purchaser (Horwits v. Beckner, et al., C.A. No. 14424). On July 27, 1995, the plaintiff filed an amended complaint (as so amended, the "Complaint"). The Complaint alleges that the Company's directors breached their fiduciary duties and failed to exercise loyalty, good faith, due care and complete disclosure toward the Company and the stockholders of the Company in connection with (i) the Company's 1995 annual meeting and (ii) the subsequent proposal by the Purchaser to acquire a controlling interest in the Company pursuant to the Proposed Transaction.

  The Complaint alleges that the Company's proxy statement for its 1995 annual meeting failed to disclose (i) discussions regarding a possible change of control transaction, (ii) the Company's retention of Merrill

Lynch, (iii) the halting of a proposed public equity offering in April, 1995 and (iv) the amendment of agreements providing "change in control" benefits to certain of the Company's executives. In addition, the Complaint alleges that, in executing the Stock Purchase Agreement and recommending that the stockholders approve the Proposed Transaction, the Company's directors failed to adequately explore the availability of alternatives to maximize stockholder value or otherwise conduct a process to obtain the highest value reasonably available to stockholders in a sale of control. The Complaint alleges that the Company's Solicitation/Recommendation Statement on Schedule 14D-9, dated July 21, 1995 (the "Schedule 14D-9"), fails to disclose (i) material facts relating to Merrill Lynch's fairness opinion, (ii) the factual basis or rationale for the Company's management and financial advisors' views as to the unlikelihood of a superior transaction, (iii) the factual basis for the Company's board of directors' conclusion that alternative financing of a similar magnitude was not reasonably available and (iv) the basis for the Company's board of directors' apparent rejection of the Purchaser's June 27, 1995 joint venture proposal in favor of a sale of control. The Complaint alleges that the Purchaser's Tender Offer Statement on Schedule 14D-1 dated July 21, 1995 (the "Schedule 14D-1") and the Schedule 14D-9 also fail to disclose (i) a schedule of "change of control" payments required to be made, stock options which vest and shares of restricted Common Stock which vest in connection with the transaction, (ii) the structure, terms or timing of any proposals from the Purchaser prior to the two alternative proposals presented by the Purchaser on June 27, 1995, (iii) the terms and structure of the joint venture proposal made by the Purchaser on June 27, 1995, (iv) the structure, terms or timing of the proposed transaction or counter-proposal of the Other Consumer Products Entity or whether the counter-proposal was affirmatively rejected by the Other Consumer Products Entity and
(v) the specific dates of certain developments regarding the Other Consumer Products Entity. The Complaint further alleges that the Purchaser aided and abetted the Company's directors' alleged breach of their fiduciary duties. The Complaint seeks (i) a declaration that the action may be maintained as a class action, (ii) a declaration that the Proposed Transaction is unfair, unjust and inequitable, (iii) invalidation of the stockholder vote, including the election of directors, at the Company's 1995 annual meeting, (iv) invalidation of the Stock Purchase Agreement, (v) an order compelling the Company's directors to conduct a proper process to explore the availability of alternatives to maximize stockholder value and to disseminate completely all material information relating to the Proposed Transaction, (vi) to enjoin further steps necessary to accomplish or implement the Proposed Transaction, (vii) to compensate the plaintiff and members of the class for all losses and damages allegedly suffered and to be suffered by them and (viii) to award plaintiff costs, including reasonable attorneys', accountants' and experts' fees. The Company and the Purchaser believe that the Complaint is without merit and intend to vigorously defend against the alleged claims.

                          INTERESTS OF CERTAIN PERSONS

  Certain directors and officers of the Company may be deemed to have interests (summarized below) in the Proposed Transaction that are in addition to their interests, if any, as holders of Common Stock and the interests of the stockholders of the Company generally. The Board of Directors was aware of these interests and considered them, among other factors, in approving the Proposed Transaction and making its recommendation to the Company's stockholders.

TERMINATION AND CHANGE OF CONTROL AGREEMENTS

  Agreements between the Company and its executive officers, which were amended as of April 4, 1995, provide for severance pay and benefits in the event of termination of employment within two years after a change in control of the Company. Consummation of the Proposed Transaction will constitute a change in control for purposes of these agreements. The agreements define severance pay as the highest monthly salary in the three years preceding termination plus one-twelfth of the annual incentive award which the employee would have received in the year of termination, assuming performance at the target award level.

  Under the agreements, severance pay and benefits will not be paid if employment is terminated because of death, retirement or disability, or by the Company for cause, or by the employee other than for good reason. The agreements provide for a lump sum payment equal to 36 months severance pay. In addition, the agreements provide for acceleration of vesting of options and restricted stock upon a change in control, without regard to whether termination of employment has occurred. For other long-term incentive programs, the agreements provide for payment upon a change in control (without regard to a termination of employment), equal to the value of any Company shares subject to such award and the amount of any cash long-term incentive award to which the executive would have been entitled, determined as if the executive remained employed for the entire measuring period and all target levels were achieved. Other provisions of the agreements require the Company to maintain for the benefit of the employee, for a period of two years after his termination, all employee benefits including group medical and dental, health and accident, long term disability and group life insurance as well as any executive insurance program in which the employee was participating at the time of his termination. The agreement of Albin F. Moschner, President and Chief Executive Officer of the Company provides for payment of an amount sufficient to put him in the same after-tax position as if no excise taxes imposed by
Section 4999 of the Internal Revenue Code ("Section 4999") had been imposed on any payments which are contingent on a change in control and which equal or exceed three times Mr. Moschner's average taxable compensation for the prior five years or his period of employment. The agreements of the other executive officers (except for Gerald M. McCarthy, Executive Vice President, Sales and Marketing of the Company) provide that the maximum amount payable is limited to $1.00 less than the maximum amount that could be paid without subjecting the executive to the excise tax under Section 4999. Mr. McCarthy's agreement does not provide for any limitation or any payment in the event he is subject to excise taxes imposed by Section 4999. The Company is obligated under the agreements to reimburse the employee for legal fees and expenses incurred in successfully enforcing the agreement.

  Pursuant to agreements between the Company and its executive officers, the Company will pay such executive officers severance payments upon termination within two years following the consummation of the Proposed Transaction. Assuming that consummation of the Proposed Transaction occurs on November 1, 1995 and the executive officer in question is immediately terminated, the Company will owe $4,287,298 to Mr. Moschner, $1,285,229 to Mr. McCarthy, $523,653 to Kell B. Benson, $436,380 to Michael J. Kaplan, $799,061 to Philip
S. Thompson and $558,101 to Richard F. Vitkus pursuant to such agreements.

  Acceleration of Stock Options Held by Executive Officers. Pursuant to the terms of stock option agreements evidencing the grant of options to executive officers under the Company's 1987 Stock Incentive Plan, such options will accelerate and become exercisable upon the consummation of the Proposed Transaction.

  The following table sets forth for each executive officer the number of stock options subject to acceleration (assuming that the Proposed Transaction occur on or before March 31, 1996) and the weighted average per share exercise price of such stock options:

                                                      NUMBER OF
                                                      UNVESTED       WEIGHTED
                                                    STOCK OPTIONS    AVERAGE
                                                     SUBJECT TO     PER SHARE
      NAME                                          ACCELERATION  EXERCISE PRICE
      ----                                          ------------- --------------
      Albin F. Moschner............................    102,500        $7.43
      Gerald M. McCarthy...........................     38,500         7.68
      Kell B. Benson...............................     26,000         7.70
      Michael J. Kaplan............................     21,500         7.59
      Philip S. Thompson...........................     40,000         8.20
      Richard F. Vitkus............................     26,500         7.62

  Vesting of Restricted Stock. Pursuant to the terms of agreements between the Company and Mr. Moschner and Mr. McCarthy, respectively, upon consummation of the Proposed Transaction, 56,757 shares of restricted Common Stock issued to Mr. Moschner and 32,432 shares of restricted Common Stock issued to Mr. McCarthy will become vested.

BENEFITS TO RESIGNING DIRECTORS

  Assuming that the consummation of the Proposed Transaction occurs after November 1, 1995 and prior to December 5, 1995, Harry G. Beckner, David H. Cohen, Ilene S. Gordon and Charles Marshall, who will resign as directors of the Company upon consummation of the Proposed Transaction pursuant to the Stock Purchase Agreement, will each be entitled to (i) the cash retainer of $4,500 that they would have received had they remained directors until the next annual meeting of stockholders of the Company, and (ii) the value of the 1,000 shares of Common Stock that they would have received had they remained directors until December 5, 1995 (computed using the average closing price of the Common Stock on the NYSE for the twenty trading days preceding the resignation date).

  In addition, upon their resignation as directors pursuant to the Stock Purchase Agreement, Messrs, Beckner and Marshall will be entitled to a lump sum payment (payable within 30 days of such resignation) equal to the present value of the projected benefit to be received by such directors pursuant to the Company's Directors Retirement Plan. For Mr. Beckner such payment will be approximately $118,000 and for Mr. Marshall such payment will be approximately $49,000.

PURCHASER'S DESIGNATED DIRECTORS

  As the holder of a majority of the Company's outstanding shares of Common Stock, the Purchaser will have the ability to elect all of the Company's directors. Pursuant to the Stock Purchase Agreement, immediately following the Closing the Board of Directors of the Company will be comprised of ten directors, six of whom will be designees of the Purchaser, one of whom will be Albin F. Moschner, the President and Chief Executive Officer of the Company, and three of whom will be persons who are, if they are willing to serve, members of the Board of Directors of the Company immediately prior to the Closing. See "THE PROPOSED TRANSACTION--The Stock Purchase Agreement." It is anticipated that Peter S. Wilmott, Andrew McNally IV and T. Kimball Brooker, along with Albin F. Moschner, will continue as directors of the Company and that the other current directors of the Company will resign. As of the date hereof, the Purchaser has not indicated that it has selected any director designees, and neither the Company nor the Board has any approval rights with respect thereto. To the extent that any such director designees are affiliated or associated with the Purchaser, such persons may thereby be deemed to have interests in the Proposed Transaction that are in addition to the interests of the Company's stockholders generally. When the Purchaser designees become directors they will also be entitled, subject to certain restrictions (particularly in the case of designees who may be deemed to be affiliates of the Purchaser), to receive normal compensation and benefits customarily given by the Company to non-employee members of the Board.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following lists the beneficial ownership of the Common Stock, of all persons who are known by the Company, as of July 31, 1995, to beneficially own more than five percent of the outstanding shares of the Common Stock:

   NAME AND ADDRESS OF          AMOUNT AND NATURE      PERCENT
   BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP OF CLASS(1)
   -------------------       ----------------------- -----------
   The Crabbe Huson
    Company................         3,525,000(2)        7.5%
   121 S.W. Morrison
   Portland, Oregon 97204
   Reliance Financial
    Services Corporation...         3,688,524(3)        7.3%
   55 East 52nd Street
   New York, New York 10055
   The Zenith Profit
    Sharing Trust..........         2,801,350(4)        6.0%
   The Bank of New York,
    Trustee
   101 Barclay Street
   New York, New York 10286

- --------
(1) Percentages based on shares of Common Stock issued and outstanding on July 31, 1995.
(2) The Company has been informed that as of July 31, 1995 The Crabbe Huson Company had sole voting and dispositive power with respect to all shares.
(3) The Company has been informed that Reliance Financial Services Corporation, as of December 31, 1994, had sole voting and dispositive power with respect to all shares based on the assumed conversion of $36 million of 8.5% Senior Subordinated Convertible Debentures due 2000 (the Debentures). The percent of class is calculated assuming that Reliance Financial Services Corporation is the only holder that converts any Debentures.
(4) The Company has been informed by The Bank of New York that as of July 31, 1995 it shares voting and investment power with respect to all shares held as Trustee of The Zenith Profit Sharing Trust.

SECURITY OWNERSHIP OF MANAGEMENT

  The directors and executive officers of the Company as a group beneficially own 1.4% of the Common Stock. No director or nominee for election as a director or executive officer owns in excess of 1% of the Common Stock. Included in the following table is the number of shares of the Common Stock beneficially owned by each director of the Company, the President and Chief Executive Officer of the Company and each of the four most highly compensated other executive officers and the directors and all executive officers of the Company as a group as of July 31, 1995.

                  AMOUNT AND NATURE OF
                  BENEFICIAL OWNERSHIP
                  -------------------------
                                OBTAINABLE
                                  THROUGH
                                   STOCK
NAME OF                           OPTION
BENEFICIAL OWNER  OWNED(1)      EXERCISE(2)
- ----------------  --------      -----------
Harry G.
 Beckner........    4,300          8,000
T. Kimball
 Brooker........    9,000          8,000
David H. Cohen..    4,500          8,000
Ilene S. Gordon.    2,000          4,000
Charles
 Marshall.......    9,000          8,000
Gerald M.
 McCarthy.......   36,544(3)(4)   79,500
Andrew McNally
 IV.............    6,000          8,000
Albin F.
 Moschner.......   60,644(3)(4)   52,500

                     AMOUNT AND NATURE OF
                     BENEFICIAL OWNERSHIP
                     -----------------------
                                 OBTAINABLE
                                   THROUGH
                                    STOCK
NAME OF BENEFICIAL                 OPTION
OWNER                OWNED(1)    EXERCISE(2)
- ------------------   --------    -----------
Jerry K. Pearlman.    26,479(4)    205,000
Peter S. Wilmott..    24,000         8,000
Kell B. Benson....     4,801(4)     26,000
Michael J. Kaplan.     8,244(4)     43,500
Directors and All
 Executive
 Officers as a
 Group (14 persons). 198,512(4)    477,500

- --------
(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except for the restricted shares referred to in note 3.
(2) Includes shares of common stock which, as of July 31, 1995, were subject to outstanding stock options exercisable within 60 days.
(3) Includes shares of restricted stock issued as described above.
(4) Includes shares of Common Stock held in the Zenith Profit Sharing Trust as of March 31, 1995, the last date reported.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following consolidated results of operations data relating to the years ended December 31, 1994, December 31, 1993 and December 31, 1992 and for the six months ended July 1, 1995 and July 2, 1994 and the following consolidated balance sheet data at December 31, 1994 and December 31, 1993, and at July 1, 1995 and July 2, 1994 are derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, included herein. The consolidated results of operations data relating to the years ended December 31, 1991 and December 31, 1990 and the consolidated balance sheet data at December 31, 1992, December 31, 1991 and December 31, 1990 are derived from the Company's previously audited financial statements.

                                   SIX MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                          ---------------------------------- ------------------------------------------------
                          JULY 1, 1995(2) JULY 2, 1994(3)(4) 1994(5)   1993(6)   1992(7)     1991      1990
                          --------------- ------------------ --------  --------  --------  --------  --------
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
 DATA:
Net sales...............      $546.7            $596.1       $1,469.0  $1,228.2  $1,243.5  $1,321.6  $1,409.9
                              ------            ------       --------  --------  --------  --------  --------
Cost of products sold...       525.1             546.4        1,350.2   1,163.9   1,179.3   1,208.4   1,295.9
Selling, general and
 administrative.........        51.3              49.8          117.1      92.5      94.0     101.2     106.5
Engineering and
 research...............        23.5              22.8           45.4      47.8      55.4      54.1      55.9
Other operating expense
 (income), net..........       (10.4)             (8.1)         (33.6)    (25.2)    (24.3)       .5      (2.0)
Restructuring and other
 charges................        18.0               --             --       31.0      48.1       --        --
                              ------            ------       --------  --------  --------  --------  --------
Operating income (loss).       (60.8)            (14.8)         (10.1)    (81.8)   (109.0)    (42.6)    (46.4)
Gain on asset sales, and
 other, net.............         --                1.4           11.0       --        --        --        1.1
Interest expense........        (9.4)             (7.1)         (15.9)    (15.5)    (13.7)    (12.4)    (12.6)
Interest income.........          .4                .2             .5        .3        .9       3.6       4.6
                              ------            ------       --------  --------  --------  --------  --------
Income (loss) before
 income taxes...........       (69.8)            (20.3)         (14.5)    (97.0)   (121.8)    (51.4)    (53.3)
Income taxes (credit)...         (.2)              --             (.3)      --      (15.9)       .2        .9
                              ------            ------       --------  --------  --------  --------  --------
Income (loss) from
 continuing operations..       (69.6)            (20.3)         (14.2)    (97.0)   (105.9)    (51.6)    (54.2)
Income (loss) from
 discontinued
 operations(1)..........         --                --             --        --        --        --      (11.0)
                              ------            ------       --------  --------  --------  --------  --------
Net income (loss).......      $(69.6)           $(20.3)      $  (14.2) $  (97.0) $ (105.9) $  (51.6) $  (65.2)
                              ======            ======       ========  ========  ========  ========  ========
Per Share Data:
Income (loss) from
 continuing operations..      $(1.50)           $ (.51)      $   (.34) $  (3.01) $  (3.59) $  (1.79) $  (2.02)
Income (loss) from
 discontinued
 operations(1)..........         --                --             --        --        --        --       (.41)
                              ------            ------       --------  --------  --------  --------  --------
Net income (loss) per
 share..................      $(1.50)           $ (.51)      $   (.34) $  (3.01) $  (3.59) $  (1.79) $  (2.43)
                              ======            ======       ========  ========  ========  ========  ========
BALANCE SHEET DATA (END
 OF PERIOD):
Total assets............      $655.5            $664.9       $  653.6  $  559.4  $  578.6  $  686.9  $  722.7
                              ======            ======       ========  ========  ========  ========  ========
Other Data (Continuing
 Operations):
Depreciation............      $ 16.5            $ 14.9       $   28.8  $   35.4  $   37.7  $   37.9  $   38.8
Capital additions, net..        30.2              13.2           31.4      25.7      25.7      23.9      30.8
Cash....................         --                --             8.9      20.8       5.8      36.3      56.3
Working capital.........       186.6             212.4          227.6     158.6     170.6     254.3     283.8
Short-term debt.........        50.4              49.4            --       34.5      10.1       --        --
Long-term debt..........       215.5             182.0          182.0     170.0     149.5     149.5     151.1
Stockholders' equity....       168.4             198.6          228.3     152.4     210.1     308.8     345.9

- --------
(1) On December 28, 1989, the Company sold its computer products business to Groupe Bull and received a closing-date payment of $496.4 million in cash. The 1990 results reflect an $11.0 million adjustment to the previously recorded gain on such sale based upon the receipt of an additional, final post-closing payment of $15.0 million.
(2) Includes $18.0 million of restructuring and other charges and $9.2 million of tuning system royalty income.
(3) Certain prior amounts have been reclassified to conform with the presentation currently used.
(4) Includes $9.9 million of tuning system royalty income.
(5) Includes $27.9 million of tuning system royalty income.
(6) Includes $31.0 million of restructuring and other charges and $25.7 million of tuning system royalty income.
(7) Includes $48.1 million of restructuring and other charges, $26.0 million of tuning system royalty income and $15.9 million of income tax credits.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ANALYSIS OF OPERATIONS--FIRST HALF 1995 AND 1994

  The Company incurred a loss of $69.6 million, or $1.50 per share, for the first half of 1995, as compared with a net loss of $20.3 million, or 51 cents per share, for the first half of 1994. First half net sales declined about 8 percent to $546.7 million in 1995 from $596.1 million in 1994. Results for the first half of 1995 included $18 million in special charges for severance and other non-recurring items.

  First half results were affected by lower color television shipments to customers in the United States and Mexico and by a $21 million reduction in aggregate selling price as compared with the same period a year ago. The first half was also affected by the expensing of significant deferred overhead costs caused by a substantially lower inventory increase in 1995, and inflationary cost increases for materials. Major cost reductions from re-engineering programs, reduced cycle times and improved efficiencies helped offset some of the negative factors in the first half.

  In the second quarter of 1995 the Company recorded a charge of $18 million primarily to restructure its core Consumer Electronics and Network Systems business. The charge is primarily composed of provisions made in anticipation of cash expenditures that are expected to be paid out primarily over the next twelve months. The major elements of the restructuring related to (i) severance expenses ($9.6 million) associated with employment reductions, primarily in the Company's United States salaried workforce and (ii) costs associated with realigned distribution activities ($2.7 million) as the Company changed to direct-to-retail distribution on a nationwide basis. The remaining charges related to other non-recurring items, including certain environmental, legal and other regulatory matters, along with trade receivable write-offs (primarily for accounts in Mexico as a result of the peso devaluation). The reductions in the salaried workforce, together with other initiatives, are expected to reduce annual costs by about $20 million.

  The Company's Consumer Electronics revenues declined in the first half, reflecting the lower selling prices and reduced industry color TV sales to dealers compared to the first half of 1994, although the Company expects stronger second-half industry sales. The Company's United States color TV shipments were slowed by higher than normal year end 1994 retail inventories and by start-up problems early in the first quarter associated with a new finished-goods warehouse (problems that have since been resolved). In Mexico, the Company's and industry TV sales to dealers were reduced in the first half due to the devaluation of the peso. The value of the peso appears to have stabilized, but management expects a slow recovery for the Mexican color TV market. For the full year 1995, the Company expects to benefit from lower costs on those expenditures that are made in pesos, such as wages and salaries, utilities, supplies and materials. These savings are expected to more than offset the effect of reduced sales in Mexico. Sales of Network Systems products--set-top boxes and data modems sold primarily to the cable television industry--were up about 22 percent compared with the first half of 1994, reflecting the continuing strength of the industry and the Company's high-performance analog set-top units.

  Sales for non-core businesses dropped to $4 million from $11 million as production of power supplies was being phased out and production of computer monitors ceased in 1994.

  Selling, general and administrative expenses were $51.3 million in the first half of 1995 as compared to $49.8 million in the previous year. The increase was largely due to non-recurring charges recorded for the retirement of an executive, along with higher staffing related to expanded Network Systems sales efforts.

  Results for the first half of 1995 include $9.2 million of accrued royalty revenues from tuning system licenses. These revenues were $9.9 million in the first half of 1994.

ANALYSIS OF OPERATIONS--1994, 1993 AND 1992:

                                                                YEAR-TO-YEAR
                                             YEAR ENDED            CHANGES
                                            DECEMBER 31,        BETTER/(WORSE)
                                           -----------------  -----------------
                                                                1994     1993
                                           1994  1993  1992   VS. 1993 VS. 1992
                                           ----  ----  -----  -------- --------
                                                     (IN MILLIONS)
Operating income (loss) before
 restructuring and other charges.......... $(10) $(51) $ (61)   $41      $10
Restructuring and other charges...........   -    (31)   (48)    31       17
                                           ----  ----  -----    ---      ---
Operating income (loss)...................  (10)  (82)  (109)    72       27
Gain on asset sales, net..................   11    -      -      11       -
Interest expense, net.....................  (15)  (15)   (13)    -        (2)
                                           ----  ----  -----    ---      ---
Income (loss) before income taxes.........  (14)  (97)  (122)    83       25
Income taxes (credit).....................   -     -     (16)    -       (16)
                                           ----  ----  -----    ---      ---
Net income (loss)......................... $(14) $(97) $(106)   $83      $ 9
                                           ====  ====  =====    ===      ===

 Operating Results--1994 vs. 1993

  The operating loss before restructuring and other charges was $10 million in 1994 and $51 million in 1993.

  Consolidated sales in 1994 were $1,469 million, up 20 percent from $1,228 million in 1993. The significant increase was principally due to higher unit volume in the core business, Consumer Electronics and Network Systems, which was partially offset by lower sales in the non-core product areas and lower Consumer Electronics product pricing.

  As in previous years, substantial cost reductions were realized Company-wide. These savings, about $40 million in 1994, resulted from continued process and design improvements, improved efficiencies, re-engineering and continued consolidations. In addition, the implementation of the North American Free Trade Agreement ("NAFTA") reduced the Company's duty costs by $19 million. These cost reductions were offset by $46 million of consumer product price reductions that were implemented throughout the year, and $22 million of inflationary cost increases.

  Even with the continued industry-wide picture tube glass shortage, industry color TV unit sales to dealers increased by 10 percent in 1994 (following two successive years of 11 percent increases) to a record 27.4 million units. The Company's unit sales increase was significantly higher than the industry growth rate, which resulted in an improved market share for the Company. The Company's increase was especially strong in key industry-growth categories, such as projection TV, large-screen table models and combination TV-VCR products. Industry sales of video cassette recorders to dealers increased 6 percent in 1994 and, again, the Company's volume increased even more.

  In 1994, picture tube production was up 21 percent facilitated by the late 1993 conversion of a monitor tube production line to television tube production. Unit sales of picture tubes to other TV manufacturers were up 12 percent as demand remained strong due to the industry growth and the NAFTA advantage associated with using North American picture tubes. The remaining production increase supported the Company's own television set production. The Company's picture tube production was not limited by the continuing industry glass shortage.

  Dollar sales increased about 40 percent in the Company's Network Systems product line, which included the design and manufacture of set-top boxes and other products primarily for cable TV operators. The results in 1994 reflect the effort to refocus this core product line through a reorganization and new product offerings as well as an improved industry environment. At year-end 1994, the Company recorded a $4 million reserve related to the replacement of defective integrated circuits in some cable decoders.

  Sales of other products decreased by $59 million in 1994 as the Company continued to phase-out or sell its non-core businesses. Corporate operating results improved as these businesses were scaled back and eliminated. During the year, production of both monochrome and color monitors ceased. The magnetics business was sold in April 1994, although the Company will continue to manufacture power supplies for the purchaser of the business until April 1995.

  The Company realized a gain of $11 million on 1994 asset sales, including more than 3 million square feet of excess plant and office space, 98 acres of vacant land, and assets related to the magnetics business.

  Engineering and research expenses were $45 million in 1994, compared with $48 million in 1993, with reductions principally in non-core product areas. Selling, general and administrative expenses increased to $117 million in 1994 from $93 million in 1993, primarily due to increased advertising costs in the United States and Mexico in support of the higher sales volume.

  Other operating income (net) increased to $34 million in 1994 from $25 million in 1993, principally as a result of increased royalty income (primarily for tuning system license agreements due to the growth in the domestic industry) and foreign exchange gains caused by the Mexican peso devaluation.

 Operating Results--1993 vs. 1992

  The operating loss before restructuring and other charges was $51 million in 1993 and $61 million in 1992.

  Consolidated sales in 1993 were $1,228 million, down 1 percent from $1,244 million in 1992. The decline was principally due to lower sales in the non-core product areas and lower consumer product pricing, largely offset by higher unit volume in the consumer product line.

  The effect on operating results of unit volume increases in consumer products was offset by volume declines in the non-core product areas. Substantial cost reductions in all product areas of about $75 million resulted from process and design improvements, consolidation of operations in Mexico, headcount reductions and other operating changes. These cost reductions were offset by $42 million in consumer products price reductions that had been implemented throughout 1992 and early 1993, and $20 million of inflationary cost increases, primarily labor costs in Mexico.

  Despite the adverse impact of an industry glass shortage, industry color TV unit sales to dealers rose 11 percent in 1993 (following an 11 percent increase in 1992) to set a new record. The Company's unit sales increase outpaced the industry growth, leading to an increase in market share. While industry unit sales to dealers of video cassette recorder decks remained about equal to 1992, the Company's volume increased.

  Unit sales of color picture tubes to other TV manufacturers decreased in 1993 because the Company used more of its capacity to support increased sales of the Company's color TVs and because of an industry glass shortage, which also adversely impacted the Company's color TV sales. Additional picture tube capacity became available in late 1993 when the dedicated flat tension mask tube production line was converted to be able to produce both television and monitor picture tubes.

  Operating results were improved by the full year effect of certain manufacturing operations that were consolidated in Mexico during 1992, as well as continued efforts to reduce headcounts and product costs.

  Sales of Network Systems products declined in 1993 as a new product for a major contract manufacturing customer was delayed. However, due to major cost savings associated with headcount reductions and consolidations of manufacturing operations, operating results improved compared to 1992.

  Sales of other products decreased in 1993 as the Company downsized its non-core magnetics and monitor product areas. However, the cost structures of these areas were improved so that operating results in 1993 were somewhat better than 1992. During the year, the monochrome monitor business was sold (production ended in early 1994) and the Company reached an agreement to sell the power supply business in early 1994.

  Engineering and research expenses were $48 million in 1993, compared to $55 million in 1992, with reductions principally in non-core product areas. Selling, general, and administrative expenses declined slightly to $93 million in 1993 from $94 million. These improvements were primarily the result of headcount reductions initiated in late 1992.

  Other operating income (net) increased to $25 million in 1993 from $24 million in 1992, as a result of increased royalty income from new licensing activities. Royalty income arising from licensing of the Company's patented tuning-system technology to other color TV and VCR manufacturers was about $26 million in both 1993 and 1992 and is included in other operating income (net).

  Interest expense (net) of $15 million in 1993 was higher than 1992's $13 million as a result of increased average borrowings.

  The income tax credit in 1992 consisted principally of the reversal of previously accrued tax reserves no longer required in connection with earnings of a foreign subsidiary, and net operating loss carryback applications.

 Restructuring and Other Charges

  During the fourth quarter of 1993, the Company recorded a charge of $31 million primarily to restructure certain product areas and re-engineer its core Consumer Electronics and Network Systems business. The restructuring affected computer monitors and magnetics, product areas that were phased-out or sold in 1994. Major elements of this charge were the non-cash writedown of fixed assets and inventory ($23 million) as well as re-engineering and severance costs ($6 million) that were substantially paid during 1994. As expected, the restructuring actions reduced 1994 compensation expense by approximately $10 million and reduced depreciation expense by approximately $4 million. No material changes have occurred or are anticipated in these programs or in the estimated costs or benefits of the programs.

  The 1992 results also included restructuring and other charges of $48 million. Included in the actions were manufacturing consolidations and related employment reductions in Mexico; consolidation of Company-owned distribution; and salaried employment reductions throughout the Company. In addition to valuation reserves for inventories and manufacturing equipment ($22 million) and severance and relocation costs ($18 million) which were substantially paid in 1993 and 1994, the special charges also provided for trade-receivable write-offs ($6 million).

LIQUIDITY AND CAPITAL RESOURCES

  Following is a summary of cash provided and used:

                                                CASH PROVIDED (USED)
                                       -----------------------------------------
                                                      YEAR ENDED
                                        SIX MONTHS   DECEMBER 31,
                                          ENDED     ----------------  THREE YEAR
                                       JULY 1, 1995 1994  1993  1992    TOTAL
                                       ------------ ----  ----  ----  ----------
   Cash at beginning of period........     $  9     $ 21  $  6  $ 36     $ 63
   Operating Activities...............      (73)     (42)  (28)  (16)     (86)
   Investing Activities...............      (30)     (32)  (26)  (25)     (83)
   Financing Activities...............       94       62    69    11      142
                                           ----     ----  ----  ----     ----
   Cash at end of period..............     $ -      $  9  $ 21  $  6     $ 36
                                           ====     ====  ====  ====     ====

 Liquidity

  Cash decreased $9 million during the six months ended July 1, 1995. Uses of cash consisted of $73 million used by operating activities and $30 million used to purchase fixed assets. These uses of cash were offset by $94 million of cash provided from financing activities which included $44 million of borrowings under the Credit Agreement, $40 million of cash from the Term Loan and $10 million from sales of Common Stock.

  Cash decreased by $27 million during the three-year period of 1992-1994. The decrease consisted of $86 million of cash used by operating activities and $83 million used to purchase fixed assets, net of proceeds from asset sales. These uses of cash were offset by $142 million of cash provided from financing activities which included sales of Common Stock and the issuance of long-term debt offset by cash used for the redemption of the Company's 12 1/8% Notes due January 1995, in early 1994.

  Operating activities: During the six months ended July 1, 1995, $73 million of cash used by operating activities funded a $53 million net loss from operations as adjusted for depreciation and an $18 million change in current accounts. The change in current accounts was composed primarily of a $40 million increase in inventories (mainly to support higher projected shipment schedules in the second half of the year) and a $21 million decrease in accounts payable and accrued expenses partially offset by a $41 million decrease in receivables.

  In 1994, $42 million of cash was used by operating activities principally to fund a $52 million change in current accounts offset by $4 million in net income from operations as adjusted for depreciation and gains on the sales of assets. The change in current accounts was composed primarily of a $46 million increase in receivables (due to higher sales) and a $43 million increase in inventories, (due mainly to increased levels of color television production in support of higher sales), partially offset by a $40 million increase in accounts payable and accrued expenses. In addition, the company reduced cash used by operating activities by issuing Common Stock to the profit-sharing retirement plans to fulfill the 1994 obligation to salaried employees and a portion of the hourly employees. This issuance increased stockholders' equity by $6 million.

  In 1993, $28 million of cash was used by operating activities principally to fund $45 million of net losses from operations as adjusted for depreciation and fixed asset write downs as a part of restructuring and other charges. A decrease in current accounts provided $3 million of cash and was composed of a $15 million decrease in receivables offset by an $8 million increase in inventories and a $4 million decrease in accounts payable and accrued expenses. The decrease in receivables was due to lower sales. Also, the Company reduced cash used by operating activities by issuing Common Stock to the profit-sharing retirement plans to fulfill both the 1992 obligation to salaried employees and the 1993 obligation to salaried employees and a portion of the hourly employees. These issuances increased stockholders' equity by $15 million.

  In 1992, $16 million of cash was used by operating activities principally to fund $64 million of net losses from operations as adjusted for depreciation, fixed asset write downs as a part of a restructuring and a loss on the disposition of properties. This was offset by cash provided from a $41 million decrease in current accounts composed of a $39 million decrease in inventories and a $21 million decrease in receivables, offset by a $15 million decrease in net income taxes payable and a $4 million decrease in accounts payable and accrued expenses. The Company reduced cash used by operating activities by issuing Common Stock to the profit-sharing retirement plan to fulfill the 1991 obligation to salaried employees, increasing stockholders' equity by $6 million.

  Investing activities: During the six months ended July 1, 1995, investing activities used $30 million of cash for capital additions, compared to $28 million for the first six months of 1994. Capital additions for the full year 1995 are expected to be about $70 million, including a portion due to planned capital investment projects in the Company's picture tube operations in Melrose Park, Illinois. In 1994, investing activities used $32 million of cash which consisted of capital additions of $59 million offset by $27 million of proceeds from asset sales. Capital additions in 1994 were significantly higher than in 1993 due mainly to investments in a new plastic injection molding operation, modernizing a wood cabinet mill room and re-engineering activities related to the core Consumer Electronics business. In 1993, investing activities used $26 million of cash for capital additions. In 1992, $25 million of cash was used which consisted of capital additions of $32 million offset by $7 million of proceeds from a 1991 property sale.

  Financing activities: During the six months ended July 1, 1995, financing activities provided $94 million of cash which included $44 million of borrowings under the Credit Agreement, $40 million of cash from the Company's Term Loan with a lending group led by General Electric Capital Corporation (the "Term Loan") and $10 million of sales of the Company's Common Stock. In 1994, financing activities provided $62 million of cash which included $84 million provided from sales of the Company's Common Stock (including stock option exercises) and $12 million from the sale of 8.5% Senior Subordinated Convertible Debentures due 2001. This was offset by $35 million of cash used to redeem the company's outstanding 12 1/8% Notes due January 1995 at a redemption price equal to par value (plus accrued interest). In 1993, financing activities provided $69 million of cash which included $55 million provided from the sale of 8.5% Senior Subordinated Convertible Debentures and $24 million provided from sales of the Company's Common Stock (including stock option exercises). This was offset by $10 million of cash used to repay borrowings under the Company's working capital Credit Agreement with a lending group led by General Electric Capital Corporation. In 1992, financing activities provided $11 million of cash which included $10 million provided from borrowings under the Company's revolving credit and security agreement and $1 million provided from the exercise of stock options. See Note 8 of "Notes to Condensed Consolidated Financial Statements (Unaudited)" for further discussion of the Credit Agreement and Term Loan.

 Capital Resources

  As of July 1, 1995, total interest-bearing obligations of the Company consisted of $216 million of long-term debt, $44 million of borrowings under the Credit Agreement, the current portion ($6 million) of the Term Loan and $8 million of extended-term payables with a foreign supplier. The Company's long-term debt is composed of $115 million of 6 1/4% Convertible Subordinated Debentures due 2001 that require annual sinking fund payments of $6 million beginning in 1997, $55 million aggregate principal amount of 8.5% Senior Subordinated Convertible Debentures due 2000, $12.0 million aggregate principal amount of 8.5% Senior Subordinated Convertible Debentures due 2001 and the long-term portion of the Term Loan ($34 million). The Term Loan requires scheduled quarterly principal payments over the life of the loan with a balloon payment of $18 million due on June 30, 1998 (the termination date of the loan).

  The Company's Credit Agreement and Term Loan contain identical financial covenants that must be maintained as of the end of each fiscal quarter, including a liabilities to net worth ratio and a minimum net worth amount. In addition, the Credit Agreement and the Term Loan restrict the amount of capital expenditures by the Company in each fiscal year. See Note 8 of "Notes to Condensed Consolidated Financial Statements (Unaudited)" for further discussion on the financial covenants.

OUTLOOK

  The Company's major product areas, including the color television market, are highly competitive. The Company's major competitors are foreign-owned global giants, generally with greater worldwide television volume and overall resources. In efforts to increase market share or achieve higher production volumes, the Company's competitors have aggressively lowered their selling prices in the past several years. Price competition continued in 1994 and into the first half of 1995, and the Company selectively reduced color television prices to maintain its historical competitive price position. There can be no assurance that such competition will not continue to adversely affect the Company's performance or that the Company will be able to maintain its market share in the face of such competition.

  NAFTA, which took effect on January 1, 1994, significantly reduced duty costs in 1994. This improved the Company's ability to compete against Asian imports in North America and increased sales of the

Company's color television receivers in Mexico and Canada and color picture tube production in the United States. However, in December 1994 the Mexican peso devalued by almost 50 percent. The Company expects that this devaluation will negatively impact the Company's sales in Mexico, but that any negative impact from the reduced sales will be more than offset by the effect on peso denominated expenses in its Mexican subsidiaries.

  In light of the Company's losses from continuing operations, competitive environment and inflationary cost pressures (including purchased material as well as labor costs in Mexico where labor contracts expire every two years and wages are renegotiated annually or more frequently under rapid devaluation or high inflation periods), the Company has undertaken major cost reduction programs each year. In 1994, the Company reduced costs by about $40 million from continued process and design improvements, improved efficiencies, re-engineering and continued consolidations. The Company continues to seek additional cost reduction opportunities for 1995 and beyond, although there can be no assurance that any such cost reductions will be achieved. Also, as in 1994 and 1993, the Company may experience an adverse impact as shortages of certain components may continue in 1995.

  The goals of the Company's business strategy are to improve profitability, to introduce new products, to develop new products (such as digital cable products incorporating the Company-developed transmission technology selected in February 1994 by the HDTV Grand Alliance and the FCC Advisory Committee review panel), and to re-engineer operations including the change over to an entirely direct-to-retail distribution organization. This strategy is expected to continue to involve significant expenditures by the Company in 1995 and beyond. There can be no assurance that the Company will achieve the goals of its business strategy, including efforts to improve financial results later in 1995.

  On July 17, 1995, it was announced that the Purchaser and the Company signed a definitive agreement under which the Purchaser plans to acquire a controlling interest in the Company. Pursuant to the Stock Purchase Agreement, the Purchaser will purchase, for $10 per share, 16.5 million newly issued shares of the Company's Common Stock and 18.619 million shares from the Company's shareholders in a tender offer. The Purchaser currently owns 1.45 million shares of the Company's Common Stock, and upon successful completion of the Proposed Transaction, the Purchaser will own approximately 57.7 percent of the outstanding Common Stock of the Company. The Proposed Transaction is subject to the completion of a successful tender offer, the approval by the Company's stockholders of the issuance and sale of the new shares, certain governmental and regulatory approvals and the satisfaction of customary closing conditions. The estimated net proceeds of $160 million to be received from the proposed sale of the 16.5 million shares would be used to support the $150 million expansion and modernization of the Company's picture tube operations in Melrose Park, Illinois, and to support the Company's growing Network System business.

  The Company believes that the proceeds from the Proposed Transaction, its Credit Agreement, the Term Loan and extended-term payables expected to be available from a foreign supplier will be adequate to meet its seasonal working capital, capital expenditure and other requirements in 1995 and to support planned capital investment projects in the Company's picture tube operations in 1996 and beyond. In the event the Proposed Transaction is not consummated, there can be no assurance that the Company will not experience liquidity problems in the future because of adverse market conditions or other unfavorable events which would require the Company to seek other sources of liquidity, if available. In addition, the expansion and modernization of the Company's picture tube operations would be dependent on obtaining alternate sources of financing.

                    MARKET PRICES OF COMMON STOCK; DIVIDENDS

PRICE RANGE OF THE COMMON STOCK

  The Common Stock is principally traded on the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock with respect to the years ended December 31, 1993 and December 31, 1994, and with respect to periods after December 31, 1994.

                                                               HIGH      LOW
                                                             --------  --------
   Year Ended December 31, 1993:
     First Quarter.......................................... $ 8 3/8   $ 5 7/8
     Second Quarter.........................................  10 1/2     6 1/2
     Third Quarter..........................................   8 3/8     6 1/4
     Fourth Quarter.........................................   8 1/8     6 1/4
   Year Ended December 31, 1994:
     First Quarter.......................................... $13 1/2     7
     Second Quarter.........................................  10 1/2     8 1/4
     Third Quarter..........................................  12 1/8     8 5/8
     Fourth Quarter.........................................  14 1/8    10 5/8
   Year Ended December 31, 1995:
     First Quarter.......................................... $12 1/8   $ 7 1/2
     Second Quarter.........................................   8 1/2     6 7/8
     Third Quarter.......................................... [  9 1/4] [  7 1/4]
     Fourth Quarter (through October   , 1995)..............
                                                             --------  --------

  On July 14, 1995, the last full trading pay prior to the date of the announcement of the execution of the Stock Purchase Agreement and the Purchaser's intention to commence the Offer, the last sales price of the Common
Stock on the NYSE was $8 1/2 per share of Common Stock. On October   , 1995,
the last full trading day prior to the printing of this Proxy Statement, such
last sales price was        per share. STOCKHOLDERS ARE URGED TO OBTAIN A
CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

DIVIDENDS

  The Company has not paid any cash dividends since 1982.

                            INDEPENDENT ACCOUNTANTS

  The Consolidated Financial Statements of Zenith Electronics Corporation for the three years ended December 31, 1994 included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so included upon the authority of said firm as experts in accounting and auditing. Representatives of Arthur Andersen LLP will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

                                 OTHER BUSINESS

  No business may be brought before the Special Meeting other than the Proposal and procedural matters that may arise in connection therewith. Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders should be received by the Secretary on or before November 19, 1995 for inclusion in the Proxy Statement for the 1996 Annual Meeting of Stockholders. The notice must contain a brief description of the business proposed to be brought before the meeting and the reasons for conducting the business at the meeting. In addition, the notice must present certain information concerning the stockholder making the proposal, who must be a stockholder of record at the time of giving the notice and be entitled to vote at the meeting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference is, and made a part of, this Proxy Statement from the date of filing of such documents. Any statement contained in a document all or any portion of which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such persons by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in the Proxy Statement. Such written or oral request should be directed to Zenith Electronics Corporation, 1000 Milwaukee Avenue, Glenview, Illinois 60025,
Attention: Investor Relations Department (708) 391-7713.

                                          Richard F. Vitkus
                                          Senior Vice President--General
                                           Counsel and
                                          Secretary

                        INDEX TO FINANCIAL STATEMENTS OF
                         ZENITH ELECTRONICS CORPORATION

                                                                            PAGE
                                                                            ----
Statements of Consolidated Operations and Retained Earnings for the Years
 Ended December 31, 1994, 1993, and 1992..................................   F-2
Consolidated Balance Sheets as of December 31, 1994 and 1993..............   F-3
Statements of Consolidated Cash Flows for the Years Ended December 31,
 1994, 1993 and 1992......................................................   F-4
Notes to Consolidated Financial Statements................................   F-5
Report of Independent Public Accountants..................................  F-14
Unaudited Quarterly Financial Information.................................  F-15
Condensed Consolidated Statements of Income (Unaudited) for the six months ended July 1, 1995 and July 2, 1994......................................  F-16
Condensed Consolidated Balance Sheets (Unaudited) as of July 1, 1995,
 December 31, 1994 and July 2, 1994.......................................  F-17
Condensed Consolidated Statements of Cash Flows (Unaudited) for the six
 months ended July 1, 1995 and July 2, 1994...............................  F-18
Notes to Condensed Consolidated Financial Statements (Unaudited)..........  F-19

                         ZENITH ELECTRONICS CORPORATION

          STATEMENTS OF CONSOLIDATED OPERATIONS AND RETAINED EARNINGS

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1993      1992
                                                  --------  --------  --------
                                                        (IN MILLIONS,
                                                  EXCEPT PER SHARE AMOUNTS)
Revenues
  Net sales...................................... $1,469.0  $1,228.2  $1,243.5
                                                  --------  --------  --------
Costs, Expenses and Other
  Cost of products sold..........................  1,350.2   1,163.9   1,179.3
  Selling, general and administrative............    117.1      92.5      94.0
  Engineering and research.......................     45.4      47.8      55.4
  Other operating expense (income), net (Notes 1
   and 6)........................................    (33.6)    (25.2)    (24.3)
  Restructuring and other charges (Note 3).......      --       31.0      48.1
                                                  --------  --------  --------
Income
  Operating income (loss)........................    (10.1)    (81.8)   (109.0)
  Gain on asset sales, net (Note 8)..............     11.0       --        --
  Interest expense...............................    (15.9)    (15.5)    (13.7)
  Interest income................................       .5        .3        .9
                                                  --------  --------  --------
Income (loss) before income taxes................    (14.5)    (97.0)   (121.8)
Income taxes (credit) (Note 4)...................      (.3)      --      (15.9)
                                                  --------  --------  --------
    Net income (loss)............................ $  (14.2) $  (97.0) $ (105.9)
                                                  ========  ========  ========
Per Share
  Income (loss) per common share (Note 1)........ $  ( .34) $  (3.01) $  (3.59)
                                                  ========  ========  ========
Retained Earnings
  Balance at beginning of year................... $  (88.1) $    8.9  $  114.8
  Net income (loss)..............................    (14.2)    (97.0)   (105.9)
                                                  --------  --------  --------
Retained earnings (deficit) at end of year....... $ (102.3) $  (88.1) $    8.9
                                                  ========  ========  ========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ZENITH ELECTRONICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                                DECEMBER 31
                                                               ---------------
                                                                1994     1993
                                                               -------  ------
                                                                IN MILLIONS
                            ASSETS
                            ------
Current Assets
  Cash (Note 1)............................................... $   8.9  $ 20.8
  Receivables, net of allowance for doubtful accounts of $3.1
   and $2.5, respectively.....................................   206.9   162.5
  Inventories (Note 7)........................................   245.2   206.2
  Other.......................................................     9.9     6.1
                                                               -------  ------
    Total current assets......................................   470.9   395.6
Noncurrent Assets
  Property, plant and equipment, net (Note 8).................   168.1   153.9
  Other (Note 1)..............................................    14.6     9.9
                                                               -------  ------
    Total assets.............................................. $ 653.6  $559.4
                                                               =======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current Liabilities
  Current portion of long-term debt (Note 10)................. $   --   $ 34.5
  Accounts payable (Note 9)...................................   114.1    81.8
  Compensation and retirement benefits (Note 13)..............    24.8    25.9
  Product warranties..........................................    35.6    24.2
  Co-op advertising and merchandising programs................    27.3    21.7
  Income taxes payable........................................     1.2     1.1
  Other accrued expenses......................................    40.3    47.8
                                                               -------  ------
    Total current liabilities.................................   243.3   237.0
Noncurrent Liabilities
  Long-term debt (Note 10)....................................   182.0   170.0
Stockholders' Equity
  Preferred stock, $1 par value; 8,000,000 shares authorized;
   none outstanding...........................................     --      --
  Common stock, $1 par value; 100,000,000 shares authorized;
   45,698,372 and 35,909,617 shares issued....................    45.7    35.9
  Additional paid-in capital..................................   285.4   205.1
  Retained earnings (deficit).................................  (102.3)  (88.1)
  Cost of 21,000 common shares in treasury....................     (.5)    (.5)
                                                               -------  ------
    Total stockholders' equity (Note 11)......................   228.3   152.4
                                                               -------  ------
    Total liabilities and stockholders' equity................ $ 653.6  $559.4
                                                               =======  ======

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ZENITH ELECTRONICS CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                        INCREASE (DECREASE)
                                                              IN CASH
                                                        YEAR ENDED DECEMBER
                                                                31
                                                       -----------------------
                                                        1994    1993    1992
                                                       ------  ------  -------
                                                            IN MILLIONS
Cash Flows from Operating Activities
  Income (loss) from operations....................... $(14.2) $(97.0) $(105.9)
  Adjustments to reconcile income (loss) to net cash
   used by operations:
    Depreciation......................................   28.8    35.4     37.7
    Write-down of fixed assets as a part of
     restructuring (Note 3)...........................     --    16.2      3.7
    Employee retirement plan contribution in stock....    6.0    14.6      6.2
    Gain on asset sales, net..........................  (11.0)     --       --
    Other.............................................    (.2)     .2      1.1
    Changes in assets and liabilities:
      Current accounts................................  (52.1)    3.4     40.7
      Other assets....................................     .6    (1.0)      .6
                                                       ------  ------  -------
        Net cash used by operating activities.........  (42.1)  (28.2)   (15.9)
                                                       ------  ------  -------
Cash Flows from Investing Activities
  Capital additions...................................  (58.9)  (26.1)   (32.6)
  Proceeds from asset sales...........................   27.5      .4      6.9
                                                       ------  ------  -------
  Net cash used by investing activities...............  (31.4)  (25.7)   (25.7)
                                                       ------  ------  -------
Cash Flows from Financing Activities
  Short-term borrowings, net..........................     --   (10.1)    10.1
  Proceeds from issuance of long-term debt............   12.0    55.0       --
  Proceeds from issuance of common stock, net.........   84.1    24.0      1.0
  Principal payments on long-term debt................  (34.5)     --       --
                                                       ------  ------  -------
  Net cash provided by financing activities...........   61.6    68.9     11.1
                                                       ------  ------  -------
Cash
  Increase (decrease) in cash.........................  (11.9)   15.0    (30.5)
  Cash at beginning of year...........................   20.8     5.8     36.3
                                                       ------  ------  -------
  Cash at end of year................................. $  8.9  $ 20.8  $   5.8
                                                       ======  ======  =======
Changes in Current Assets and Liabilities
  Increase (decrease) in cash attributable to changes
   in:
    Receivables, net.................................. $(45.5) $ 15.2  $  20.6
    Income taxes, net.................................    (.2)     .8    (14.5)
    Inventories.......................................  (42.7)   (8.3)    38.6
    Other assets......................................   (3.8)     .1       .1
    Accounts payable and accrued expenses.............   40.1    (4.4)    (4.1)
                                                       ------  ------  -------
        Net change in current accounts................ $(52.1) $  3.4  $  40.7
                                                       ======  ======  =======
Supplemental Disclosure
  Supplemental disclosure of cash flow information--
   Cash paid (refunded) during the period for:
    Interest.......................................... $ 17.6  $ 15.0  $  13.5
    Income taxes......................................    (.1)   (1.2)    (1.5)

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ZENITH ELECTRONICS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE--SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation: The consolidated financial statements include the accounts of Zenith Electronics Corporation and all domestic and foreign subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated.

  Statements of consolidated cash flows: The Company considers time deposits, certificates of deposit and all highly liquid investments purchased with an original maturity of three months or less to be cash.

  Inventories: Inventories are stated at the lower of cost or market. Costs are determined for all inventories except picture tube inventories using the first-in, first-out (FIFO) method. Picture tube inventories are valued using the last-in, first-out (LIFO) method.

  Properties and depreciation: Additions of plant and equipment with lives of eight years or more are depreciated by the straight-line method over their useful lives. Accelerated methods are used for depreciation of virtually all other plant and equipment items, including high technology equipment that may be subject to rapid economic obsolescence.

  Property held for disposal is stated at the lower of cost or estimated net realizable value. As of December 31, 1994 and 1993, $4.6 million and $5.9 million, respectively, of property held for disposal was included in Other Noncurrent Assets and included certain facilities and land no longer used in the Company's operations.

  Most tooling expenditures are charged to expense in the year acquired, except for picture tube tooling which is amortized over four years. Certain production fixtures are capitalized as machinery and equipment.

  Rental expenses under operating leases were $13.6 million, $9.0 million and $8.8 million in 1994, 1993 and 1992, respectively. Commitments for lease payments in future years are not material.

  The Company capitalizes interest on major capital projects. Such interest has not been material.

  Engineering, research, product warranty and other costs: Engineering and research costs are expensed as incurred. Estimated costs for product warranties are provided at the time of sale based on experience factors. The costs of co-op advertising and merchandising programs are also provided at the time of sale.

  Foreign currency: The Company uses the U.S. dollar as the functional currency for all foreign subsidiaries. Foreign exchange gains and losses are included in Other operating expense (income) and netted to a $3.6 million gain in 1994. These amounts were not material in 1993 and 1992.

  Earnings per share: Primary earnings per share are based upon the weighted average number of shares outstanding and common stock equivalents, if dilutive. Fully diluted earnings per share, assuming conversion of the 6 1/4% convertible subordinated debentures and the 8.5% convertible senior subordinated debentures, are not presented because the effect of the assumed conversion is antidilutive. The number of shares used in the computation were 42.0 million,
32.3 million and 29.5 million in 1994, 1993 and 1992, respectively.

NOTE TWO--FINANCIAL RESULTS AND LIQUIDITY:

  The Company has incurred losses from operations of $14.2 million, $97.0 million and $105.9 million in 1994, 1993 and 1992, respectively. For many years the Company's major competitors, many with greater resources, have aggressively lowered their selling prices in an attempt to increase market share. Although the Company has benefited from cost reduction programs, these lower color television prices together with inflationary cost increases have more than offset such cost reduction benefits.

                         ZENITH ELECTRONICS CORPORATION

  The Company's Credit Agreement (see Note Nine) expires on June 30, 1996. The maximum commitment for funds available for borrowing under the Credit Agreement is $90 million, but is limited by a defined borrowing base formula related to eligible accounts receivable and inventory. Although the Company believes that its Credit Agreement, together with extended-term payables expected to be available from a foreign supplier and its continuing efforts to obtain other financing sources, will be adequate to meet its seasonal working capital, capital expenditure and other requirements in 1995, there can be no assurances that the Company will not experience liquidity problems in the future because of adverse market conditions or other unfavorable events.

  In addition, the Company is reviewing possible significant capital investment projects over the next three years (which may require an amendment to the Credit Agreement) and options for additional financing that would be required to support these projects. If undertaken, the projects are expected to reduce the costs and increase production capacity primarily in the Company's picture tube operations.

NOTE THREE--RESTRUCTURING AND OTHER CHARGES:

  During the fourth quarter of 1993, the Company recorded a charge of $31.0 million primarily to restructure certain product areas and re-engineer its core Consumer Electronics and Network Systems business. The restructuring affected computer monitors and magnetics, product areas that were phased-out or sold in 1994. The fourth-quarter charge was primarily for non-cash fixed asset and inventory write-downs, as well as severance costs, and was designed to reduce fixed costs and operating expenses.

  During 1992, the Company recorded $48.1 million of restructuring and other charges. These included provisions for severance, inventory valuation and other restructuring costs, along with write-offs of trade receivables. Designed to reduce fixed costs and operating expenses, the restructuring actions included manufacturing consolidations and related employment reductions in Mexico, consolidation of Company-owned distribution and other activities, and salaried employment reductions throughout the Company.

NOTE FOUR--INCOME TAXES:

  In the fourth quarter of 1992, the Company elected early adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The adoption had no effect on the financial statements of the Company because the related net deferred tax assets were offset by a valuation allowance. The valuation allowance was established since the realization of these assets cannot be reasonably assured, given the Company's recurring losses.

  The components of income taxes (credit) were:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                            1994  1993   1992
                                                            ----  ----  ------
                                                             (IN MILLIONS)
      Currently payable (refundable):
        Federal............................................ $(.5) $(.1) $ (5.9)
        State..............................................   .2    .1      .1
        Foreign............................................  --    --      (.1)
      Currently deferred...................................  --    --    (10.0)
                                                            ----  ----  ------
          Total income taxes (credit)...................... $(.3) $--   $(15.9)
                                                            ====  ====  ======

  The $15.9 million income tax credit in 1992, resulted from the reversal of $10.0 million of previously accrued tax reserves no longer required in connection with earnings of a foreign subsidiary and $5.9 million of net operating loss carryback applications which resulted in cash refunds.

                         ZENITH ELECTRONICS CORPORATION

  The statutory federal income tax rate and the effective tax rate are compared below:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                        ---------------------
                                                        1994    1993    1992
                                                        -----   -----   -----
      Statutory federal income tax rate................ (35.0)% (35.0)% (34.0)%
      State income taxes, net..........................    .7      .1      .1
      Foreign tax effects..............................  21.9      .5     2.0
      Tax benefits not recognized subject to future
       realization.....................................  13.4    34.5    31.9
      Net operating loss carryback.....................  (3.2)    (.1)   (4.9)
      Reversal of previously accrued reserve...........   --      --     (8.2)
                                                        -----   -----   -----
      Effective tax rate...............................  (2.2)%   -- %  (13.1)%
                                                        =====   =====   =====

  Deferred tax assets (liabilities) are comprised of the following:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1993
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Loss carryforwards........................................ $154.7  $145.3
      Inventory valuation.......................................   21.1    16.5
      Product warranty..........................................   15.2    13.0
      Co-op advertising.........................................    1.5     4.0
      Merchandising.............................................    6.8     6.7
      Other.....................................................   17.5    25.7
                                                                 ------  ------
      Deferred tax assets.......................................  216.8   211.2
                                                                 ------  ------
      Depreciation..............................................  (13.9)  (12.6)
      Employee benefits.........................................    (.6)    (.6)
      Other.....................................................  (18.4)  (18.8)
                                                                 ------  ------
      Deferred tax liabilities..................................  (32.9)  (32.0)
                                                                 ------  ------
      Valuation allowance....................................... (183.9) (179.2)
                                                                 ------  ------
      Net deferred tax assets................................... $  --   $  --
                                                                 ======  ======

  As of December 31, 1994, the Company had $388.5 million of net operating loss carryforwards (NOLs) available for financial statement purposes. For federal income tax purposes, the Company had net operating loss carryforwards of $389.3 million (which expire from 2004 through 2009) and unused tax credits of $5.6 million (which expire from 1995 through 2002).

  The Company expects these NOLs and tax credits to be available in the future to reduce the Federal income tax liability of the Company. However, should there occur a 50% "ownership change" of the Company as defined under Section 382 of the Internal Revenue Code of 1986, the Company's ability to utilize the NOLs and available tax credits would be materially and adversely affected.

  A Registration Statement was filed with the Securities and Exchange Commission in December 1994 covering 6.5 million shares of common stock which became effective in February 1995 (the Offering). The Offering is not expected to give rise to an ownership change of the Company. The Company has knowledge of increases in the ownership of the Company's common stock by 5% stockholders aggregating approximately 35% in the three years ended December 31, 1994 (on a pro forma basis, giving effect to the Offering, but without regard to acquisitions of shares of common stock in the Offering by persons who might thereby become separate 5% stockholders). However, acquisitions of significant interests in the Company's common stock have occurred in the past, and future stock transactions, which may not be within the control of the

                         ZENITH ELECTRONICS CORPORATION

Company, may result in an ownership change when aggregated with the Offering and these other past common stock transactions.

NOTE FIVE--GEOGRAPHIC SEGMENT DATA:

  The Company's operations involve a dominant industry segment--the design, development, manufacture and sale of video products, including color television sets, video cassette recorders and other consumer electronics products, color picture tubes, cable TV products, computer monitors and parts and accessories for these products.

  Financial information, summarized by geographic area, is as follows:

                                                    YEAR ENDED DECEMBER 31
                                                  ----------------------------
                                                    1994      1993      1992
                                                  --------  --------  --------
                                                        (IN MILLIONS)
      Net sales to unaffiliated customers:
        Domestic companies....................... $1,365.2  $1,158.8  $1,183.7
        Foreign companies........................    103.8      69.4      59.8
                                                  --------  --------  --------
          Total net sales........................ $1,469.0  $1,228.2  $1,243.5
                                                  ========  ========  ========
      Income (loss) before income taxes:
        Domestic companies....................... $   (8.4) $  (97.6) $ (116.9)
        Foreign companies........................     (6.1)       .6      (4.9)
                                                  --------  --------  --------
          Total income (loss) before income
           taxes................................. $  (14.5) $  (97.0) $ (121.8)
                                                  ========  ========  ========
      Identifiable assets:
        Domestic companies....................... $  503.2  $  448.6  $  467.3
        Foreign companies........................    150.4     110.8     111.3
                                                  --------  --------  --------
          Total identifiable assets.............. $  653.6  $  559.4  $  578.6
                                                  ========  ========  ========

  Foreign operations consist of manufacturing and sales subsidiaries in Mexico, a distribution subsidiary in Canada and a purchasing office in Taiwan. Sales to affiliates are principally accounted for at amounts based on local costs of production plus a reasonable return.

NOTE SIX--OTHER OPERATING EXPENSE (INCOME):

  Major manufacturers of televisions and video cassette recorders agreed during 1992 to take licenses under some of the Company's U.S. tuning system patents (the licenses expire in 2003). Royalty income related to the tuning system patents (after deducting legal expenses) was $27.9 million, $25.7 million and $26.0 million in 1994, 1993 and 1992, respectively, and is included in Other operating expense (income). The $26.0 million in 1992 included $5.3 million of past royalties.

NOTE SEVEN--INVENTORIES:

  Inventories consisted of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1993
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Raw materials and work-in-process......................... $156.2  $137.2
      Finished goods............................................   97.8    78.1
                                                                 ------  ------
                                                                  254.0   215.3
      Excess of FIFO cost over LIFO cost........................   (8.8)   (9.1)
                                                                 ------  ------
          Total inventories..................................... $245.2  $206.2
                                                                 ======  ======

                         ZENITH ELECTRONICS CORPORATION

  As of December 31, 1994 and 1993, inventories of $25.0 million and $24.1 million, respectively, were valued using the LIFO method.

NOTE EIGHT--PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consisted of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1993
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Land...................................................... $  3.9  $  7.4
      Buildings.................................................  126.6   151.0
      Machinery and equipment...................................  584.5   549.9
                                                                 ------  ------
                                                                  715.0   708.3
      Less accumulated depreciation............................. (546.9) (554.4)
                                                                 ------  ------
          Total property, plant and equipment, net.............. $168.1  $153.9
                                                                 ======  ======

  During 1994 the Company recorded $11.0 million of net gain on asset sales. Included in this amount is a $5.4 million gain on the sale of a warehouse in Northlake, Illinois, and a $3.6 million gain on the sale of vacant land adjacent to its Glenview, Illinois, headquarters. The Company also sold a facility in Lenexa, Kansas, its power supply business, a facility in Chicago, Illinois, and a facility in Springfield, Missouri.

NOTE NINE--SHORT-TERM DEBT AND CREDIT ARRANGEMENTS:

  The Company entered into a Credit Agreement dated as of May 21, 1993, with a lending group led by General Electric Capital Corporation, for working capital purposes. Borrowings under the Credit Agreement are secured by accounts receivable, inventory, general intangibles, trademarks and the tuning system patent license agreements of the Company and certain of its domestic subsidiaries. The Credit Agreement is scheduled to expire on June 30, 1996. The maximum commitment of funds available for borrowing under the Credit Agreement is $90 million, but is limited by a defined borrowing base formula related to eligible receivables and eligible inventory. Net proceeds arising from material asset transactions will result in a partial reduction in the maximum commitment of the lenders thereunder. Interest on borrowings is based on market rates with a commitment fee of 1/2% per annum payable monthly on the unused balance of the facility. As of December 31, 1994, no borrowings were outstanding under the Credit Agreement.

  The Credit Agreement contains restrictive financial covenants that must be maintained as of the end of each fiscal quarter, including a liabilities to net worth ratio and a minimum net worth amount. The ratio of liabilities to net worth and minimum net worth amount varies from quarter to quarter. As of December 31, 1994, the ratio of liabilities to net worth was required to be not greater than 3.50 to 1.0 and was actually 1.86 to 1.0, and net worth was required to be equal to or greater than $158.0 million and was actually $228.3 million. At the end of each fiscal quarter through March 30, 1996, the liabilities to net worth ratio is required to be maintained at various levels ranging from a high of 4.40 to 1.0 to a low of 3.50 to 1.0, and minimum net worth is required to be maintained at amounts ranging from a high of $166.0 million to a low of $143.0 million. The Credit Agreement restricts the amount of capital expenditures by the Company in each fiscal year. For the fiscal years 1994 and 1995, the Company is permitted to make capital expenditures (as defined in the Credit Agreement) of up to $68.0 million and $38.0 million, respectively. In the event the Company plans to undertake capital investment projects in 1995 which would exceed the permitted expenditures, the Company would need to seek an amendment to the Credit Agreement. There can be no assurance that the lenders under the Credit Agreement will approve such an amendment, if requested by the Company.

                         ZENITH ELECTRONICS CORPORATION

  In addition, there are restrictions regarding investments, acquisitions, guaranties, transactions with affiliates, sales of assets, mergers and additional borrowings, along with limitations on liens. The Credit Agreement prohibits dividend payments on the Company's common stock, restricts dividend payments on any of its preferred stock, if issued, and prohibits the redemption or repurchase of stock.

  Borrowings and interest rates on short-term debt were:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1994   1993   1992
                                                            -----  -----  -----
                                                              (IN MILLIONS)
      Maximum month-end borrowings......................... $60.4  $66.4  $40.1
      Average daily borrowings.............................  26.3   35.0   23.1
      Weighted average interest rate.......................   9.1%   8.1%   7.5%

  Contracts with certain foreign suppliers permit the Company to elect interest-bearing extended-payment terms. As of December 31, 1994 and 1993, $19.1 million and $8.5 million, respectively, of these obligations were outstanding and included in Accounts payable.

NOTE TEN--LONG-TERM DEBT:

  The components of long-term debt were:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1994   1993
                                                                   ------ ------
                                                                   (IN MILLIONS)
      12 1/8% notes due 1995...................................... $  --  $ 34.5
      6 1/4% convertible subordinated debentures due 2011.........  115.0  115.0
      8.5% senior subordinated convertible debentures due 2000....   55.0   55.0
      8.5% senior subordinated convertible debentures due 2001....   12.0     --
                                                                   ------ ------
                                                                    182.0  204.5
      Less current portion........................................     --   34.5
                                                                   ------ ------
          Total long-term debt.................................... $182.0 $170.0
                                                                   ====== ======

  In January 1994, the Company redeemed its outstanding 12 1/8% notes due 1995 at a redemption price equal to par value, totaling $34.5 million, plus accrued interest.

  The 6 1/4% convertible subordinated debentures are unsecured general obligations, subordinate in right of payment to certain other debt obligations, and are convertible into common stock at $31.25 per share. Terms of the debenture agreement include annual sinking-fund payments of $5.8 million beginning in 1997. The debentures are redeemable at the option of the Company, in whole or in part, at specified redemption prices at par or above.

  In November 1993 and January 1994, the Company sold to certain institutional investors $55 million and $12 million, respectively, of 8.5% senior subordinated convertible debentures due 2000 and 2001, respectively. The debentures are unsecured general obligations, subordinate in right of payment to certain other debt obligations, and are convertible into shares of common stock at an initial conversion price of $9.76 per share and $10.00 per share, respectively. The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after November 19, 1997 and January 18, 1998, respectively, at specified redemption prices at par or above.

                         ZENITH ELECTRONICS CORPORATION

  The fair value of long-term debt is $167.5 million as of December 31, 1994, as compared to the carrying amount of $182.0 million. The fair value of the 6 1/4% convertible subordinated debentures is based on the quoted market price from the New York Stock Exchange. The fair value of the 8.5% convertible senior subordinated debentures is based on the quoted price obtained from third party financial institutions. Currently, the Company's Credit Agreement would not allow the Company to extinguish the long-term debt through purchase and thereby realize the gain.

NOTE ELEVEN--STOCKHOLDERS' EQUITY:

  Changes in stockholders' equity accounts are shown below:

                                                             ADDITIONAL
                                                      COMMON  PAID-IN   TREASURY
                                                      STOCK   CAPITAL    SHARES
                                                      ------ ---------- --------
                                                            (IN MILLIONS)
      Balance, December 31, 1991..................... $29.2    $165.3     $(.5)
        Stock issued for benefit plans...............   1.0       5.2       --
        Stock issued for stock options...............    .1        .7       --
        Other........................................   --         .2       --
                                                      -----    ------     ----
      Balance, December 31, 1992.....................  30.3     171.4      (.5)
        Sales of common stock........................   3.4      19.8       --
        Stock issued for benefit plans...............   2.0      12.6       --
        Stock issued for stock options...............    .1        .6       --
        Other........................................    .1        .7       --
                                                      -----    ------     ----
      Balance, December 31, 1993.....................  35.9     205.1      (.5)
        Sales of common stock........................   8.6      71.2       --
        Stock issued for benefit plans...............    .6       5.4       --
        Stock issued for stock options...............    .5       3.6       --
        Other........................................    .1        .1       --
                                                      -----    ------     ----
      Balance, December 31, 1994..................... $45.7    $285.4     $(.5)
                                                      =====    ======     ====

  During 1994 and 1993 the Company sold 8.6 million shares and 3.4 million shares, respectively, of authorized but unissued shares of common stock to investors under registration statements that had been filed with the Securities and Exchange Commission. A Registration Statement was filed with the Securities and Exchange Commission in December 1994 covering 6.5 million shares of common stock which became effective in February 1995. The shares of common stock may be sold by the Company in an at-the-market equity offering(s) or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents.

  Pursuant to a Rights Agreement (as amended), a "right" entitling the holder thereof to purchase under certain conditions, one-half of one share of common stock at an exercise price of $37.50, subject to adjustment, was distributed with respect to each outstanding share of common stock in 1986, and with respect to each additional share of common stock that has become outstanding since then.

  The rights will become exercisable upon the earlier to occur of (i) the 10th day after a public announcement that a third party has become the beneficial owner of 25% or more of the outstanding common stock (an "acquiring person") or
(ii) the 10th day after the commencement of, or the announcement of an intention to commence, an offer the consummation of which would result in a third party beneficially owning 25% or more of the common stock.

                         ZENITH ELECTRONICS CORPORATION

  In the event any person becomes an acquiring person, each holder of a right (other than the acquiring person) will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right. The rights, which have no voting rights, expire in 1996. The rights may be redeemed at the option of the Company at any time prior to such time as any person becomes an acquiring person. Under certain conditions and following a stockholder vote, the rights shall be redeemed by the Company. In either case, the redemption price will be $.05 per right, subject to adjustment.

  The Rights Agreement also provides that under certain circumstances at any time after any person has become an acquiring person, the Board of Directors may exchange the rights (other than rights owned by such person) in whole or in part, for common stock at an exchange ratio of one-half of a share of common stock per right, subject to adjustment.

  At the Company's Annual Meeting of Stockholders in May 1993, the stockholders approved the authorization of 8 million shares of preferred stock of which none are issued or outstanding as of December 31, 1994. The Board of Directors of the Company is authorized to issue the preferred stock from time to time in one or more series and to determine all relevant terms of each such series, including but not limited to the following (i) whether and upon what terms, the shares of such series would be redeemable; (ii) whether a sinking fund would be provided for the redemption of the shares of such series and, if so, the terms thereof; and (iii) the preference, if any, to which shares of such series would be entitled in the event of voluntary or involuntary liquidation of the Company.

NOTE TWELVE--STOCK OPTIONS AND AWARDS:

  The 1987 Stock Incentive Plan authorizes the granting of incentive and non-qualified stock options, restricted stock awards and stock appreciation rights to key management personnel. The purchase price of shares under option is the market price of the shares on the date of grant. Options expire 10 years from the date granted.

  Transactions in 1994 and 1993 are summarized below:

                                                         1994          1993
                                                     ------------  ------------
      Options outstanding at January 1..............    1,981,005     1,854,430
      Options granted...............................      615,250       433,550
      Options exercised.............................     (529,132)      (95,675)
      Options canceled or expired...................      (45,674)     (211,300)
                                                     ------------  ------------
      Options outstanding at December 31............    2,021,449     1,981,005
                                                     ============  ============
      Options exercisable at December 31............    1,238,049     1,388,005
      Shares available for grant at December 31.....      900,156       695,431
      Option prices per share:
        Outstanding at January 1.................... 6 3/8- 9 3/4  6 3/8-13 3/4
        Granted.....................................   8 3/4-13    6 3/4- 7 1/4
        Exercised................................... 6 3/8- 9 3/4  6 3/8- 8 3/8
        Canceled or expired......................... 6 7/8- 9 3/4  6 7/8-13 3/4
        Outstanding at December 31..................   6 3/8-13    6 3/8- 9 3/4

  The Company had 189,108 and 63,837 restricted stock awards issued and outstanding as of December 31, 1994 and 1993, respectively. The market value of the restricted shares is deferred in the additional paid-in capital account and amortized over the years the restrictions lapse. Total compensation expense in 1994 and 1993, related to these awards, was not material.

                         ZENITH ELECTRONICS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) NOTE THIRTEEN--RETIREMENT PLANS AND EMPLOYEE BENEFITS:

  Virtually all employees in the United States and Canada are eligible to participate in noncontributory profit-sharing retirement plans after completing one full year of service. The plans provide for a minimum annual contribution of 6% of employees' eligible compensation. Contributions above the minimum could be required based upon profits in excess of a specified return on net worth. Profit-sharing contributions were $9.7 million, $9.7 million and $11.1 million in 1994, 1993 and 1992, respectively. The 1994, 1993 and 1992 contributions were partially funded through the issuance of approximately 547,000, 1,021,000 and 982,000 shares, respectively, of the Company's common stock.

  Employees in Mexico are covered by government-mandated plans, the costs of which are accrued by the Company.

  In the fourth quarter of 1993, the Company elected early adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires that the Company follow an accrual method of accounting for the benefits payable to employees when they leave the Company other than by reason of retirement. Since most of these benefits were already accounted for by the Company by the accrual method, adoption of SFAS No. 112 did not have a material effect on the financial statements of the Company, nor is it expected to have a material effect on future results of operations.

  Presently, the Company does not offer any postretirement benefits; as a result, the 1992 adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" did not have any effect on the financial statements of the Company.

NOTE FOURTEEN--CONTINGENCIES:

  In 1994, the Company notified its 15 independent distributors of its intent to change to direct-to-retail distribution on a nationwide basis during the first half of 1995. In February 1995, one of the independent distributors filed suit challenging the Company's right to discontinue the distributorship relationship and alleging that it has been damaged by certain of the Company's practices. The lawsuit seeks injunctive relief, actual damages of $8 million, and punitive damages of $20 million.

  The Company is involved in various other legal actions, environmental matters, patent claims, and other proceedings relating to a wide range of matters that are incidental to the conduct of its business. In addition, the Company remains liable for certain retained obligations of a discontinued business, principally income and other taxes prior to the closing of the sale. The Company believes, after reviewing such matters and consulting with the Company's counsel, that any liability which may ultimately be incurred with respect to all of the above matters is not expected to have a material effect on either the Company's consolidated financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Zenith Electronics Corporation:

  We have audited the accompanying consolidated balance sheets of Zenith Electronics Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related statements of consolidated operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zenith Electronics Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

                                          /s/ Arthur Andersen LLP
                                          -------------------------------------

Chicago, Illinois,
February 14, 1995

                         ZENITH ELECTRONICS CORPORATION

                   UNAUDITED QUARTERLY FINANCIAL INFORMATION
                     IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                             1994 QUARTERS ENDED              1993 QUARTERS ENDED
                         -----------------------------  ---------------------------------
                          DEC.                  APRIL                              APRIL
                           31    OCT. 1 JULY 2    2     DEC. 31(1) OCT. 2  JULY 3    3
                         ------  ------ ------  ------  ---------- ------  ------  ------
Net sales............... $453.5  $419.4 $299.0  $297.1    $361.2   $301.8  $274.7  $290.5
Gross margin............   32.0    37.1   28.9    20.8      26.1     17.2     9.0    12.0
Net income (loss).......   (3.3)    9.4   (8.4)  (11.9)    (36.0)   (14.5)  (24.7)  (21.8)

Per share of common stock (primary and fully diluted):

Net income (loss)....... $ (.07) $  .21 $ (.20) $ (.32)   $(1.04)  $ (.44) $ (.79) $ (.72)

New York Stock Exchange market price per share:

High.................... 14 1/8  12 1/8 10 1/2  13 1/2     8 1/8    8 3/8  10 1/2   8 3/8
Low..................... 10 5/8   8 5/8  8 1/4     7       6 1/4    6 1/4   6 1/2   5 7/8
End of quarter.......... 11 5/8  11 3/8  8 5/8   9 3/4       7      6 1/2   7 7/8     7

- --------
(1) Includes $31.0 million of restructuring and other charges (see Note 3 of Notes to Consolidated Financial Statements).

                         ZENITH ELECTRONICS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                                 SIX MONTHS
                                                                    ENDED
                                                                --------------
                                                                 JULY    JULY
                                                                  1,      2,
                                                                 1995    1994
                                                                ------  ------
Net sales...................................................... $546.7  $596.1
                                                                ------  ------
Costs, expenses and other:
  Cost of products sold........................................  525.1   546.4
  Selling, general and administrative..........................   51.3    49.8
  Engineering and research.....................................   23.5    22.8
  Other operating expense (income), net (Note 4)...............  (10.4)   (8.1)
  Restructuring and other charges (Note 3).....................   18.0      -
                                                                ------  ------
Operating income (loss)........................................  (60.8)  (14.8)
Gain on asset sales, net.......................................     -      1.4
Interest expense...............................................   (9.4)   (7.1)
Interest income................................................    0.4     0.2
                                                                ------  ------
Income (loss) before income taxes..............................  (69.8)  (20.3)
Income taxes (credit) (Note 5).................................   (0.2)     -
                                                                ------  ------
Net income (loss).............................................. $(69.6) $(20.3)
                                                                ======  ======
Net income (loss) per share of common stock (Note 6)........... $(1.50) $(0.51)
                                                                ======  ======



     See accompanying Notes to Condensed Consolidated Financial Statements.

                         ZENITH ELECTRONICS CORPORATION

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  IN MILLIONS

                                                   JULY 1,  DECEMBER 31, JULY 2,
                      ASSETS                        1995        1994      1994
                      ------                       -------  ------------ -------
Current assets:
  Cash............................................ $  --       $  8.9    $  --
  Receivables, net of allowance for doubtful
   accounts of $3.2, $3.1 and $2.8, respectively..  165.0       206.9     183.4
  Inventories (Note 7)............................  284.8       245.2     303.9
  Other...........................................    8.4         9.9       9.4
                                                   ------      ------    ------
    Total current assets..........................  458.2       470.9     496.7
Property, plant and equipment, net................  181.8       168.1     153.1
Other.............................................   15.5        14.6      15.1
                                                   ------      ------    ------
    Total Assets.................................. $655.5      $653.6    $664.9
                                                   ======      ======    ======
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current liabilities:
  Short-term debt (Note 8)........................ $ 43.9      $  --     $ 49.4
  Current portion of long-term debt (Note 8)......    6.5         --        --
  Accounts payable................................   90.6       114.1     115.9
  Income taxes payable............................    0.5         1.2       1.8
  Accrued expenses................................  130.1       128.0     117.2
                                                   ------      ------    ------
    Total current liabilities.....................  271.6       243.3     284.3
Long-term debt (Note 8)...........................  215.5       182.0     182.0
Stockholders' equity:
  Preferred stock.................................    --          --        --
  Common stock (Note 9)...........................   47.0        45.7      43.0
  Additional paid-in capital......................  295.0       285.4     264.5
  Retained earnings (deficit)..................... (171.9)     (102.3)   (108.4)
  Treasury stock..................................   (1.7)       (0.5)     (0.5)
                                                   ------      ------    ------
    Total stockholders' equity....................  168.4       228.3     198.6
                                                   ------      ------    ------
    Total liabilities and stockholders' equity.... $655.5      $653.6    $664.9
                                                   ======      ======    ======


     See accompanying Notes to Condensed Consolidated Financial Statements.

                         ZENITH ELECTRONICS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  IN MILLIONS

                                                                  INCREASE
                                                                 (DECREASE)
                                                                   IN CASH
                                                                 SIX MONTHS
                                                                    ENDED
                                                                --------------
                                                                 JULY    JULY
                                                                  1,      2,
                                                                 1995    1994
                                                                ------  ------
Cash flows from operating activities:
 Net income (loss)............................................. $(69.6) $(20.3)
 Adjustments to reconcile net income (loss) to net cash used by operations:
  Depreciation.................................................   16.5    14.9
  Other........................................................   (0.4)    --
  Gain on asset sales, net.....................................    --     (1.4)
  Changes in assets and liabilities:
    Current accounts...........................................  (18.3)  (94.1)
    Other assets...............................................   (0.9)   (0.1)
                                                                ------  ------
 Net cash used by operating activities.........................  (72.7) (101.0)
                                                                ------  ------
Cash flows from investing activities:
 Capital additions.............................................  (30.2)  (28.0)
 Proceeds from asset sales.....................................    --     14.8
                                                                ------  ------
 Net cash used by investing activities.........................  (30.2)  (13.2)
                                                                ------  ------
Cash flows from financing activities:
 Short-term borrowings, net....................................   43.9    49.4
 Proceeds from issuance of long-term debt......................   40.0    12.0
 Proceeds from issuance of common stock, net...................   10.1    66.5
 Principal payments on long-term debt..........................    --    (34.5)
                                                                ------  ------
 Net cash provided by financing activities.....................   94.0    93.4
                                                                ------  ------
Decrease in cash...............................................   (8.9)  (20.8)
Cash at beginning of period....................................    8.9    20.8
                                                                ------  ------
Cash at end of period.......................................... $  --   $  --
                                                                ======  ======
Increase (decrease) in cash attributable to changes in current accounts:
 Receivables, net.............................................. $ 40.7  $(21.7)
 Income taxes, net.............................................    0.5     0.8
 Inventories...................................................  (39.6) (101.2)
 Other assets..................................................    1.5    (3.3)
 Accounts payable and accrued expenses.........................  (21.4)   31.3
                                                                ------  ------
    Net change in current accounts............................. $(18.3) $(94.1)
                                                                ======  ======
Supplemental disclosure of cash flow information:
 Cash paid (refunded) during the period for:
  Interest..................................................... $  8.8  $  8.6
  Income taxes.................................................   (1.0)   (0.1)

     See accompanying Notes to Condensed Consolidated Financial Statements.

                         ZENITH ELECTRONICS CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements ("financial statements") have been prepared in accordance with generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. The accuracy of the amounts in the financial statements is in some respects dependent upon facts that will exist, and procedures that will be performed by the Company, later in the year. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been included and are of a normal, recurring nature. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1994.

NOTE 2--SUBSEQUENT EVENT

  On July 17, 1995, it was announced that LG Electronics Inc. (LGE), formerly GoldStar Co. Ltd., and the Company signed a definitive agreement under which LGE plans to acquire a controlling interest in the Company. Pursuant to the agreement, LGE will purchase, for $10 per share, 16.5 million newly issued shares of the Company's common stock and 18.619 million shares from the Company's shareholders in a tender offer. LGE currently owns approximately 1.45 million shares of the Company's common stock, and upon successful completion of this transaction, LGE will own approximately 57.7 percent of the outstanding common stock of the Company. The transaction is subject to the completion of a successful tender offer, the approval by the Company's shareholders of the issuance and sale of the new shares, certain governmental and regulatory approvals and the satisfaction of customary closing conditions.

NOTE 3--RESTRUCTURING AND OTHER CHARGES

  During the second quarter of 1995, the Company recorded a charge of $18.0 million primarily to restructure its core Consumer Electronics and Network Systems business. The major elements of the restructuring related to (i) severance expenses ($9.6 million) associated with employment reductions, primarily in the Company's United States salaried workforce and (ii) cost associated with realigned distribution activities ($2.7 million) as the Company changed to direct-to-retail distribution on a nationwide basis. The remaining charges related to other non-recurring items, including certain environmental, legal and other regulatory matters, along with trade receivable write-offs (primarily for accounts in Mexico as a result of the peso devaluation).

NOTE 4--OTHER OPERATING EXPENSE (INCOME)

  Royalty income accrued in relation to tuning system patents (after deducting legal expenses) was $9.2 million for the six months ended July 1, 1995, and $9.9 million for the six months ended July 2, 1994. These amounts are included in Other Operating Expense (Income).

NOTE 5--INCOME TAXES

  As of July 1, 1995, the Company had $456.3 million of net operating loss carryovers (NOLs) available for financial statement purposes. For federal income tax purposes, the Company had NOLs of $456.1 million (which expire from 2004 through 2010) and unused tax credits of $6.2 million (which expire from 1995 through 2002). The consummation of the LGE agreement (as described above in Note 2) will create an "ownership change" of the Company for federal income tax purposes, with the effect that the Company's annual usage of its NOLs will be limited to the product of (i) a tax-exempt rate of return announced monthly by the Internal Revenue Service (for example, 5.88% for ownership changes occurring in the month of August 1995) and (ii) the equity value of the Company immediately before the ownership change as determined under applicable tax regulations. This limitation, appropriately modified, will also apply to the Company's utilization of most of its tax credit carryovers. As a result, the Company's ability to utilize such carryovers will be materially reduced by the proposed LGE transaction. The effect of this reduction will depend upon the level of taxable income earned by the Company during the carryover periods.

                         ZENITH ELECTRONICS CORPORATION

NOTE 6--EARNINGS PER SHARE

  Primary earnings per share are based upon the weighted average number of shares outstanding and common stock equivalents, if dilutive. Fully diluted earnings per share, assuming conversion of the 6 1/4% convertible subordinated debentures and the 8.5% convertible senior subordinated debentures, are not presented because the effect of the assumed conversion is antidilutive. The weighted average number of shares was 46.4 million for the six months ended July 1, 1995 and 39.6 million for the six months ended July 2, 1994,.

NOTE 7--INVENTORIES

  Inventories consisted of the following (in millions):

                                                     JULY                 JULY
                                                      1,    DECEMBER 31,   2,
                                                     1995       1994      1994
                                                    ------  ------------ ------
   Raw materials and work-in-process............... $185.8     $156.2    $183.0
   Finished goods..................................  107.8       97.8     130.0
                                                    ------     ------    ------
                                                     293.6      254.0     313.0
   Excess of FIFO cost over LIFO cost..............   (8.8)      (8.8)     (9.1)
                                                    ------     ------    ------
       Total....................................... $284.8     $245.2    $303.9
                                                    ======     ======    ======

  As of July 1, 1995, December 31, 1994 and July 2, 1994, $49.9 million, $25.0 million and $36.0 million, respectively, of inventories were valued using the LIFO method.

  An actual determination of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs. Since these estimates are subject to many factors beyond management's control, interim results are subject to the final year-end LIFO inventory determination.

NOTE 8--SHORT-TERM DEBT AND CREDIT ARRANGEMENTS; LONG-TERM DEBT

  During the second quarter of 1995 the Company entered into a First Amended and Restated Credit Agreement dated as of May 10, 1995 (the "Credit Agreement") among the Company, General Electric Capital Corporation, as agent for itself and the other lenders named therein, replacing a similar credit agreement with the same agent and group of lenders. The maximum commitment of funds available for borrowing under the Credit Agreement is $110 million, increased from $90 million, based upon a borrowing base formula related to eligible accounts and eligible inventory (each as defined in the Credit Agreement). On the same date, the Company entered into a Term Loan Agreement (the "Term Loan") with the same agent and group of lenders. The Term Loan is in the initial principal amount of $40 million, requiring scheduled quarterly principal payments over the life of the Term Loan and additional mandatory prepayment in certain events.

  Both the Credit Agreement and Term Loan are scheduled to expire on June 30, 1998. Borrowings under the Credit Agreement, similar to the former credit agreement, are secured by accounts receivable, inventory, general intangibles and trademarks of the Company and certain of its domestic subsidiaries. The borrowing under the Term Loan is secured by the tuning system patent license agreements of the Company and a second security interest in the accounts receivable, inventory, general intangibles and trademarks of the Company and certain of its domestic subsidiaries. The Credit Agreement and the Term Loan prohibit dividend payments on the Company's common stock and restrict dividend payments on any of its preferred stock, if issued. In addition, both agreements provide for identical restrictions regarding investments, acquisitions, guaranties, transactions with affiliates, sales of assets, mergers and additional borrowings, along with limitations on liens. Certain material asset transactions are permitted under both agreements.

                         ZENITH ELECTRONICS CORPORATION

  The Credit Agreement and Term Loan also contain identical financial covenants that must be maintained as of the end of each fiscal quarter, including a liabilities to net worth ratio and a minimum net worth amount. The ratio of liabilities to net worth and minimum net worth amount varies from quarter to quarter. As of July 1, 1995, the ratio of liabilities to net worth was required to be not greater than 4.40 to 1.0 and was actually 2.89 to 1.0, and net worth was required to be equal to or greater than $143.0 million and was actually $168.4 million. As of September 30, 1995 and December 31, 1995, the liabilities to net worth ratio is required to be not greater than 4.40 to 1.0 and 3.50 to 1.0, respectively. As of March 30, 1996, and through the end of the agreement, the liabilities to net worth ratio is required to be not greater than 4.00 to
1.0. As of September 30, 1995 and December 31, 1995, net worth is required to be equal to or greater than $154.0 million and $166.0 million, respectively. As of March 30, 1996 and through the end of the agreement, net worth is required to be equal to or greater than $160.0 million.

  The Credit Agreement also restricts the amount of capital expenditures by the Company in each fiscal year. For the fiscal year 1995, 1996, 1997, and each fiscal year thereafter the Company is permitted to make capital expenditures (as defined in the Credit Agreement) of up to $80.0 million, $142.0 million, $87.0 million and $60.0 million, respectively.

NOTE 9--STOCKHOLDERS' EQUITY

  During the first six months of 1995, the Company sold 1.3 million shares of authorized but unissued shares of common stock to investors under a shelf registration statement registering 6.5 million shares of common stock. The result of these stock sales was to increase equity by $10.1 million.

  At the Company's Annual Meeting on April 25, 1995, the stockholder's of the Company voted to amend the Company's Restated Certificate of Incorporation to increase the authorized common stock of the Company from 100,000,000 shares to 150,000,000 shares.

NOTE 10--RECLASSIFICATIONS

  Certain prior period amounts have been reclassified to conform with the current period presentation.

                                                                 APPENDIX I



                            STOCK PURCHASE AGREEMENT

                           DATED AS OF JULY 17, 1995

                                 BY AND BETWEEN

                         ZENITH ELECTRONICS CORPORATION

                                      AND

                              LG ELECTRONICS INC.

                                    CONTENTS

 ARTICLE 1. Definitions ...................................................    1
       1.1. Definitions ...................................................    1
 ARTICLE 2. Sale and Purchase of Issue Shares .............................    5
       2.1. Sale and Purchase of the Shares ...............................    5
       2.2. Closing and Deliveries ........................................    5
            2.2.1.  Deliveries by the Purchaser ...........................    5
            2.2.2.  Deliveries by the Company .............................    5
 ARTICLE 3. The Offer .....................................................    5
       3.1. Commencement of the Offer .....................................    5
       3.2. Changes to the Offer ..........................................    6
       3.3. Purchase ......................................................    6
       3.4. Schedule 14D-1 and other Offer Documents ......................    6
       3.5. Actions by the Company ........................................    7
            3.5.1.  Approval and Recommendation of Offer ..................    7
            3.5.2.  Schedule 14D-9 ........................................    7
            3.5.3.  Stockholder Information ...............................    8
 ARTICLE 4. Representations and Warranties of the Company .................    8
       4.1. Organization and Standing; Charter and Bylaws .................    8
       4.2. Authority .....................................................    9
       4.3. Capital Stock .................................................    9
       4.4. Governmental Consents .........................................   10
       4.5. Compliance with Applicable Law ................................   10
       4.6. No Default ....................................................   10
       4.7. Reports and Financial Statements ..............................   10
       4.8. Absence of Changes ............................................   11
       4.9. Litigation ....................................................   11
      4.10. Tax Matters ...................................................   11
      4.11. Registration Rights ...........................................   12
      4.12. Offering ......................................................   12
      4.13. Insurance .....................................................   12
      4.14. Certain Transactions ..........................................   12
      4.15. Employees and ERISA ...........................................   12
      4.16. Intellectual Property .........................................   13
      4.17. Environmental Laws and Regulations ............................   14
      4.18. Brokers .......................................................   14
      4.19. Company Letter ................................................   14
 ARTICLE 5. Representations and Warranties of the Purchaser ...............   14
       5.1. Organization, Good Standing, and Qualification ................   14
       5.2. Authority .....................................................   14
       5.3. No Violation ..................................................   15
       5.4. Governmental Consents .........................................   15

       5.5. Securities Laws ...............................................   15
            5.5.1.  Investment Intent .....................................   15
            5.5.2.  Sophistication ........................................   15
       5.6. Offer and Proxy Materials .....................................   15
       5.7. Brokers .......................................................   16
 ARTICLE 6. Covenants .....................................................   16
       6.1. Proxy Solicitation and Stockholder Approval ...................   16
            6.1.1.  Proxy Materials .......................................   16
            6.1.2.  Stockholders' Meeting .................................   16
       6.2. Conduct of Business of the Company ............................   17
       6.3. Other Potential Bidders .......................................   19
       6.4. Access to Information; Confidentiality ........................   19
            6.4.1.  Access ................................................   19
            6.4.2.  Confidentiality .......................................   20
       6.5. Additional Agreements; Reasonable Efforts .....................   20
       6.6. HSR and Exon-Florio ...........................................   20
       6.7. Public Announcements ..........................................   20
       6.8. Amendment of Rights Agreement .................................   20
       6.9. Notification of Certain Matters ...............................   21
      6.10. Disclosure ....................................................   21
      6.11. Election of Directors .........................................   21
            6.11.1 . Directors ............................................   21
            6.11.2 . Compliance with Section 14(f) ........................   21
      6.12. Director and Officer Liability ................................   21
      6.13. Change in Control .............................................   22
 ARTICLE 7. Conditions to Purchase and Sale of Issue Shares ...............   22
       7.1. Conditions to Obligations of the Purchaser and the Company ....   22
            7.1.1.  Stockholder Approval ..................................   22
            7.1.2.  No Prohibition ........................................   22
            7.1.3.  Regulatory Compliance .................................   22
            7.1.4.  Exon-Florio ...........................................   23
       7.2. Conditions to Obligations of the Purchaser ....................   23
            7.2.1.  Directors .............................................   23
            7.2.2.  Performance ...........................................   23
            7.2.3.  Amended Bylaws ........................................   23
            7.2.4.  Amendment of Rights Agreement .........................   23
            7.2.5.  Tender of Shares ......................................   23
            7.2.6.  Closing Deliveries ....................................   23
            7.2.7.  Representations and Warranties True ...................   23
            7.2.8.  Certificate ...........................................   23
            7.2.9.  Credit Agreements .....................................   24
            7.2.10. Items in Company Letter ...............................   24

       7.3. Conditions to Obligations of the Company .....................   24
            7.3.1.  Performance ..........................................   24
            7.3.2.  Representations and Warranties True ..................   24
            7.3.3.  Closing Deliveries ...................................   24
            7.3.4.  Certificate ..........................................   24
            7.3.5.  Offer ................................................   24
 ARTICLE 8. Termination ..................................................   24
       8.1. Termination by the Company ...................................   24
       8.2. Termination by the Purchaser .................................   25
       8.3. Termination by the Purchaser or the Company ..................   25
       8.4. Effect of Termination ........................................   25
 ARTICLE 9. Miscellaneous ................................................   26
       9.1. Survival of Representations and Warranties ...................   26
       9.2. Governing Law; Consent to Jurisdiction .......................   26
       9.3. Expenses .....................................................   26
       9.4. Notices ......................................................   26
       9.5. Waiver .......................................................   27
            The Purchaser Subsidiaries; Successors, Assignment, and
       9.6. Parties in Interest ..........................................   27
       9.7. Entire Agreement .............................................   27
       9.8. Amendment ....................................................   27
       9.9. Severability .................................................   28
      9.10. Cumulation of Remedies .......................................   28
      9.11. Fair Construction ............................................   28
      9.12. Headings; References .........................................   28
      9.13. Counterparts .................................................   28

EXHIBIT A--Amended Bylaws

ANNEX A--Conditions to Purchaser's Acceptance of Shares in the Offer

                            STOCK PURCHASE AGREEMENT

  This Stock Purchase Agreement (the "Agreement") is entered into as of July 17, 1995 by and between LG Electronics Inc., a corporation organized under the laws of the Republic of Korea (the "Purchaser"), and Zenith Electronics Corporation, a Delaware corporation (the "Company").

  Whereas, the Purchaser desires, directly and/or through a direct or indirect majority owned subsidiary, to purchase from the Company 16,500,000 newly issued shares of the Company's Common Stock and to offer to purchase, directly or indirectly, from existing stockholders of the Company 18,619,000 outstanding shares of the Company's Common Stock, and the Company desires to sell certain newly issued shares of its Common Stock to the Purchaser or its subsidiary; and

  Whereas, upon the consummation of the transactions contemplated by this Agreement, the Purchaser or its Affiliates intend to purchase an aggregate of 35,119,000 shares of the Company's Common Stock resulting in the Purchaser and its Affiliates owning a majority of the outstanding shares of the Company's Common Stock.

  Now Therefore, in consideration of the foregoing and the representations, warranties, and agreements set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1.

                                  Definitions

  1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

  "Affiliate" of a party means any person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

  "Amended Bylaws" means the Bylaws of the Company in the form of Exhibit A hereto, to be adopted by the Company prior to the Closing.

  "Amendment to Rights Agreement" means the amendment to the Rights Agreement effecting the changes to the Rights Agreement referred to in Section 6.8.

  "Antitrust Division" has the meaning set forth in Section 6.6.

  "Beneficially Owned" shall have the meaning provided in Rule 13d-3 under the Exchange Act without giving effect to subsection (d)(1)(i) thereof.

  "Board" means the Board of Directors of the Company.

  "Business Day" means any day other than a Saturday, a Sunday, or a bank holiday in the State of Illinois or in the Republic of Korea.

  "CFIUS" means the Committee on Foreign Investment in the United States, as established through Executive Order No. 11858 in connection with Exon-Florio.

  "Closing" means the closing of the purchase and sale of the Issue Shares pursuant to Section 2.1 and the time that the Purchaser accepts the Offer Shares for purchase.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the common stock of the Company, par value $1.00 per share.

  "Company Letter" means the letter, dated as of the date hereof, from the Company to the Purchaser regarding certain matters related to this Agreement.

  "Confidentiality Agreement" means that certain Mutual Non-Disclosure Agreement between the Purchaser and the Company, dated November 25, 1994.

  "Consent" has the meaning set forth in Section 4.4.

  "Convertible Debentures" has the meaning set forth in Section 4.3.

  "Employee Benefit Plan" means each "employee benefit plan" (as defined in section 3(3) of ERISA) and each retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements which does not constitute an employee benefit plan, maintained by or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries may have any liability.

  "Environmental Claim" has the meaning set forth in Section 4.17.

  "Environmental Laws" has the meaning set forth in Section 4.17.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exon-Florio" means Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950.

  "FTC" has the meaning set forth in Section 6.6.

  "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

  "Governmental Authority" means any governmental, quasi-governmental, judicial, self-regulatory or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by this Agreement.

  "Hazardous Material" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action policy or common law; or (ii) which is defined and regulated as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the state in which such substance is located or any political subdivision thereof; or (iv) the presence of which poses or threatens to pose a hazard to the health or safety of persons or the environment on or about the property on which such substance is located or adjacent properties. Hazardous Material shall include, without limitation, petroleum, including crude oil and any fraction thereof, asbestos and polychlorinated biphenyls (PCBs).

  "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

  "Indemnified Party" has the meaning set forth in Section 6.12.

  "Indemnity Agreements" has the meaning set forth in Section 6.12.

  "Independent Director" means a director who is not (apart from such directorship) an Affiliate, officer, employee, agent, principal or partner of the Purchaser or the Company or any subsidiary of either of them.

  "Instruments" has the meaning set forth in Section 4.6.

  "Intellectual Property" has the meaning set forth in Section 4.16.

  "Issue Price" means $10.00 per share of Common Stock.

  "Issue Shares" means the 16,500,000 shares of Common Stock to be issued and sold by the Company to the Purchaser at the Closing pursuant to Article 2.

  "Knowledge", when used in reference to the Company, means the knowledge of those officers of the Company identified in the Company Letter.

  "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

  "Material Adverse Effect" means a material adverse effect, or the occurrence or existence of facts or circumstances reasonably expected to result in a material adverse effect, on the business, assets, results of operations, properties, financial or operating condition or prospects of the Company and its subsidiaries taken as a whole, or the ability of the Company (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby or by the other Transaction Documents. For purposes of this definition a consolidated net loss by the Company and its subsidiaries for the quarter ended June 30, 1995 of $45.3 million or less shall not be deemed to have a Material Adverse Effect.

  "Notice of Superior Proposal" has the meaning set forth in Section 6.3.

  "Offer" has the meaning set forth in Section 3.1.

  "Offer Conditions" has the meaning set forth in Section 3.1.

  "Offer Documents" has the meaning set forth in Section 3.4.

  "Offer Price" means $10.00 per share of Common Stock.

  "Offer Shares" means those shares of Common Stock, if any, purchased by the Purchaser pursuant to the Offer.

  "Permitted Liens" means (i) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, and consents which do not interfere materially with the ordinary conduct of the business of the Company or any of its subsidiaries or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company and its subsidiaries; and (iv) Liens granted by the Company or any of its subsidiaries to lenders pursuant to credit agreements in existence on the date hereof.

  "Preferred Stock" has the meaning set forth in Section 4.3.

  "Proxy Materials" has the meaning set forth in Section 6.1.

  "Returns" has the meaning set forth in Section 4.10.

  "Rights" has the meaning ascribed thereto in the Rights Agreement.

  "Rights Agreement" means that certain Rights Agreement by and between the Company and The Bank of New York, as successor Rights Agent, originally dated as of October 3, 1986, as amended April 28, 1988, July 7, 1988, May 24, 1991 and February 1, 1993, and any extension thereof and any comparable or similar successor or replacement agreement.

  "Schedule 14D-1" has the meaning set forth in Section 3.4.

  "Schedule 14D-9" has the meaning set forth in Section 3.5.2.

  "SEC Reports" has the meaning set forth in Section 4.7.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Shares" means issued and outstanding shares of Common Stock.

  "Stockfolder Proposals" means the transactions contemplated hereby, including the issuance and sale to the Purchaser of the Issue Shares and the purchase by the Purchaser of the Offer Shares, which transactions shall be described in the Proxy Materials and submitted to a vote of the Company's stockholders as set forth in Section 6.1.

  "Superior Proposals" has the meaning set forth in Section 6.3.

  "Tax" has the meaning set forth in Section 4.10.

  "Third Party" means any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity other than, or group not including, the Purchaser or any Affiliate of the Purchaser or the Company.

  "Third Party Acquisition" means (i) the acquisition by a Third Party of more than twenty percent of the total assets of the Company or any of its subsidiaries, (ii) the acquisition by a Third Party of twenty percent or more of (a) the Shares or (b) the Total Voting Power or (c) the equity securities of any subsidiary of the Company, or (iii) any merger or other combination of the Company or any of its subsidiaries with any Third Party.

  "Total Voting Power" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of stockholders of the Company held on such date assuming all shares of Voting Stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Common Stock) or upon the happening of a contingency.

  "Transaction Documents" means this Agreement, the Company Letter, the Offer Documents, the Schedule 14D-9 and the Amended Bylaws, amendments thereof, and all annexes and exhibits hereto and thereto.

  "Voting Stock" means Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of directors.

                                   ARTICLE 2.

                       Sale and Purchase of Issue Shares

  2.1. Sale and Purchase of the Shares. Upon the terms and subject to satisfaction or waiver of all of the conditions set forth in Article 7, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Issue Shares in exchange for the Issue Price. The Purchaser shall pay the Issue Price with respect to the Issue Shares to the Company at the Closing by bank wire transfer of immediately available funds to an account designated by the Company, or by such other means as is acceptable to the Company and the Purchaser.

  2.2. Closing and Deliveries. Subject to satisfaction or waiver of all of the conditions set forth in Article 7, the Closing of the purchase and sale of the Issue Shares shall take place on such date and at such time as may be designated by the Purchaser within five Business Days after the last to occur of satisfaction or waiver of the conditions set forth in Article 7. Such Closing shall occur at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, or at such other place and time as the Purchaser and the Company agree in writing.

  2.2.1. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Company the following:

    (a) the Issue Price with respect to the Issue Shares; and

    (b) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Company in order to consummate the transactions contemplated hereby.

  2.2.2. Deliveries by the Company. At the Closing, the Company shall deliver to the Purchaser the following:

    (a) a certificate, or certificates in such denominations as may be requested by the Purchaser, evidencing the Issue Shares; and

    (b) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Purchaser in order to consummate the transactions contemplated hereby.

                                   ARTICLE 3.

                                   The Offer

  3.1. Commencement of the Offer. Provided that nothing shall have occurred that would result in a failure to satisfy any of the Offer Conditions, as promptly as practicable, but in no event later than five Business Days, after the public announcement of the entering into this Agreement by the parties, the Purchaser shall commence within the meaning of Rule 14d-2 under the Exchange Act a tender offer (the "OFFER") to purchase for the Offer Price up to 18,619,000 Shares. The obligations of the Purchaser to accept for payment, and pay for, any Offer Shares tendered pursuant to the Offer shall be subject to (the following being referred to as the "OFFER CONDITIONS") the purchase by Purchaser of the Issue Shares, to be consummated simultaneously with the purchase of the Offer Shares, and to the conditions that (i) this Agreement shall not have been terminated, (ii) there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn at least 18,619,000 Shares, and (iii) to the satisfaction or waiver of the other conditions set forth in Annex A attached hereto.

  3.2. Changes to the Offer. The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought pursuant to the Offer, (iv) add to or modify the Offer Conditions or (v) otherwise amend the Offer in any manner adverse to the Company's stockholders. Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is sixty days from the date the Offer is first published or sent to holders of Shares. The Purchaser shall extend the Offer (A) if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such Offer Conditions are satisfied or waived and (B) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; provided, however, that Purchaser may terminate the Offer if this Agreement is terminated.

  3.3. Purchase. Provided that this Agreement shall not have been terminated in accordance with Article 8 and provided that all Offer Conditions shall have been satisfied or waived by the Purchaser in accordance with this Article 3, the Purchaser shall accept for payment and purchase, in accordance with the terms of the Offer, Shares validly tendered and not withdrawn pursuant to the Offer (up to the amount sought pursuant to the Offer or such greater amount as Purchaser, in its sole discretion, shall determine) at the Closing. The Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by the Purchaser with respect to any of the foregoing conditions (including without limitation the satisfaction of such conditions) shall be final and binding on the parties. The Offer Price (to the extent, if any, adjusted pursuant to the Offer) shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer. It is the intention of the Purchaser and the Company that the purchase by the Purchaser of the Issue Shares be a condition to the purchase by the Purchaser of the Offer Shares and that the purchase by the Purchaser of the Offer Shares be a condition to the purchase by the Purchaser of the Issue Shares.

  3.4. Schedule 14D-1 and Other Offer Documents. On the date the Offer is commenced, the Purchaser shall file with the Commission a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and form of the related letter of transmittal and summary advertisement to be used in connection with the Offer (the Schedule 14D-1 and such other documents, together with any supplements thereto or amendments thereof, being referred to herein collectively as the "OFFER DOCUMENTS"). The Company shall provide to the Purchaser in writing all information regarding the Company necessary for the preparation of the Offer Documents, which information shall be accurate and shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the Commission and the distribution thereof to the Company's stockholders. The Purchaser shall provide to the Company and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date the Offer Documents are filed with the Commission and on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser shall promptly amend and supplement the Offer Documents if and to the extent that they shall have become false or misleading in any material respect and shall promptly cause the Offer Documents as so amended and supplemented to be filed with the Commission and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

  3.5. Actions by the Company.

  3.5.1. Approval and Recommendation of Offer. The Company hereby consents to the Offer and represents and warrants that the Board, at its meeting duly called and held on July 17, 1995, unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are fair to and in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, and such approval constitutes the Board's approval of the acquisition by the Purchaser of the Offer Shares and the Issue Shares and subsequent acquisitions of capital stock of the Company for purposes of Section 203(a)(1) of the Delaware General Corporation Law, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and, to the extent necessary or appropriate under applicable law or regulations, approve and adopt the transactions contemplated by this Agreement. The Company further represents and warrants that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered to the Board its written opinion dated July 17, 1995 to the effect that, as of the date of such opinion, the proposed consideration to be received by the Company and the holders of Shares is fair to the Company and such holders from a financial point of view. The Company has been authorized by Merrill Lynch to permit the inclusion of such fairness opinion in the Offer Documents and the
Schedule 14D-9 referred to below and the Proxy Materials referred to in Section
6.1.1. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in this Section 3.5.1.

  3.5.2. Schedule 14D-9. Simultaneously with the filing by the Purchaser of the
Schedule 14D-1, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") containing the Board's recommendation described in Section 3.5.1. The Company shall, promptly following the commencement of the Offer and, if practicable, simultaneously with the mailing by Purchaser of the Offer Documents, mail the
Schedule 14D-9 to the Company's stockholders. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the Commission and its dissemination to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Company receives (directly or through its counsel) from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser in writing specifically for inclusion in the Schedule 14D-9. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company shall promptly amend and supplement the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and shall promptly cause the Schedule 14D-9 as so amended and supplemented to be filed with the Commission and disseminated to the Company's stockholders in each case as and to the extent required by applicable federal securities laws.

  3.5.3. Stockholder Information. In connection with the Offer, the Company shall promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish the Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, the Purchaser shall, and shall cause its Affiliates, associates, agents and advisors to, hold the information contained in any such labels, listings and files confidential and use such information only in connection with the Offer, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or control.

                                   ARTICLE 4.

                 Representations and Warranties of the Company

  The Company represents and warrants to the Purchaser as follows:

  4.1. Organization and Standing; Charter and Bylaws. The Company is a corporation duly incorporated, validly existing under and by virtue of the laws of the State of Delaware and is in good standing under such laws, and each of the Company's subsidiaries is a corporation or similar entity under foreign laws duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be in good standing, in the case of foreign subsidiaries, would not reasonably be expected to have a Material Adverse Effect. All the capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is, directly or indirectly, owned by the Company (other than, in the case of any foreign subsidiary, directors', officers' or other shares required to be held by other persons under applicable law) free and clear of all Liens other than Permitted Liens and except for transfer restrictions imposed by federal or state securities laws or applicable foreign laws. There are no outstanding rights to acquire any securities of any subsidiary of the Company. The Company and each of its subsidiaries (i) are qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate their respective properties and conduct their respective businesses in the manner and at the places presently conducted; (ii) hold all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all state, federal and other domestic and foreign regulatory authorities necessary to own and operate their respective properties and to conduct their respective businesses in the manner and at the places presently conducted; and (iii) have full power and authority (corporate and other) to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates permits, consents and orders or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchaser copies of the Certificate of Incorporation, as amended to date, and the Bylaws of the Company and each of its subsidiaries, as currently in effect, all available minutes of meetings of the Board (including committees thereof) and stockholders of the Company and the board of directors of each of its subsidiaries, all written consents executed by the Board (including committees thereof) and/or stockholders of the Company and the board of directors of each of its subsidiaries, and the SEC Reports. The documents so made available are true, correct and complete copies of the original documents, contain all modifications, amendments, deletions and revocations through the date of this Agreement and subsequent dates as of which this representation is deemed to be made and are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws and no subsidiary of the Company is in violation of any of the provisions of such subsidiary's equivalent organizational documents. The Company has heretofore furnished to Purchaser a complete and correct list of the subsidiaries of the Company, which list sets forth the amount of capital stock of or other equity interests in such subsidiaries owned by the Company, directly or indirectly. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of the Company and its subsidiaries, taken as a whole.

  4.2. Authority. The Company has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Company, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company and is, and the other Transaction Documents to be entered into by the Company at or prior to the Closing will be, when executed and delivered by the Company (and assuming this Agreement and such other Transaction Documents to be entered into by the Purchaser constitute legal, valid, and binding obligations of the Purchaser), legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  4.3. Capital Stock. The authorized, issued and outstanding capital stock of the Company consists solely of 150,000,000 shares of Common Stock and 8,000,000 shares of preferred stock, par value $1.00 per share (the "PREFERRED STOCK"), of which 46,896,492 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of June 30, 1995. In addition, at such date not more than 2,733,499 shares of Common Stock were reserved for issuance upon exercise of options and warrants outstanding as of such date, 5,635,246 shares of Common Stock were reserved for issuance upon conversion of the Company's 8.5% Senior Subordinated Convertible Debentures due 2000, 1,200,000 shares of Common Stock were reserved for issuance upon conversion of the Company's 8.5% Senior Subordinated Convertible Debentures due 2001 and 3,680,000 shares of Common Stock were reserved for issuance upon conversion of the Company's 6 1/4% Convertible Debentures Due 2011 (the Company's 8.5% Senior Subordinated Convertible Debentures due 2000, 8.5% Senior Subordinated Convertible Debentures due 2001 and 6 1/4% Convertible Debentures Due 2011 are collectively referred to herein as the "CONVERTIBLE DEBENTURES"). Additional shares of Common Stock are reserved for issuance pursuant to the Rights Agreement. Since such date (i) no shares of Common Stock have been issued except for subsequent issuances, if any, pursuant to the foregoing reservations, stock option agreements or Employee Benefit Plans and (ii) the Company has not issued or granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any shares of the Common Stock or any other security of the Company other than options not prohibited by this Agreement and granted in the ordinary course of business under stock option and Employee Benefit Plans in existence on such date and issuance of Rights pursuant to the Rights Agreement. Except pursuant to the terms of the Convertible Debentures, the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable state and federal laws regulating the offer, sale or issuance of securities (assuming, in the case of issuances not effected pursuant to an effective registration statement under the Securities Act, compliance with all such laws by the persons to whom such securities were issued or sold and by any transferee of such persons). No person or entity has any right of first refusal or any preemptive rights in connection with the issuance of the Issue Shares, or with respect to any future offer, sale or issuance of securities by the Company, other than rights of the Purchaser hereunder. The Issue Shares to be purchased by the Purchaser have been duly authorized and, when delivered pursuant to this Agreement, will be duly and validly issued and outstanding, fully paid and non-assessable, and free of any Liens or restrictions (unless created by the Purchaser or any of its Affiliates), other than restrictions under applicable securities laws.

  4.4. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("CONSENT") is required on the part of the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except (i) those required under HSR and Exon-Florio, (ii) those required by federal and state securities laws, (iii) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States and (iv) where failure to obtain such Consent would not reasonably be expected to have a Material Adverse Effect.

  4.5. Compliance with Applicable Law. The Company and its subsidiaries have and are in compliance with all licenses, permits, and other authorizations necessary to conduct their respective businesses, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect. Subject to obtaining the governmental consents referred to in Section 4.4, the execution, delivery, and performance of this Agreement, the issuance and sale of the Issue Shares, and the taking of the other actions contemplated by this Agreement and the other Transaction Documents will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate.

  4.6. No Default. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its Certificate of Incorporation or Bylaws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (the "INSTRUMENTS"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate. The Company has no knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Letter and except pursuant to the terms of the Convertible Debentures, the execution, delivery and performance of this Agreement, the issuance and sale of the Issue Shares, and the taking of any other action contemplated by this Agreement or the other Transaction Documents, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the Certificate of Incorporation or Bylaws of the Company or (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of the Company or any of its subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries, subject, in the case of clauses (i)(b) and (ii), to the Company's receipt of the amendments or waivers referred to in Sections 7.2.6 and 7.2.10. prior to the Closing.

  4.7. Reports and Financial Statements. The Company has filed all required forms, reports and documents with the SEC since January 1, 1992 (collectively, the "SEC REPORTS"), each of which when filed complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed, any untrue statement of a material fact, or omitted when filed, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The Company has heretofore made available to the Purchaser complete and correct copies of each of the SEC Reports. Except as reflected or reserved against in the audited consolidated balance sheet of the Company and its subsidiaries at December 31, 1994, the Company and its subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since December 31, 1994 and liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

  4.8. Absence of Changes. Except as and to the extent specifically disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Letter, since December 31, 1994, (i) none of the actions, events or circumstances listed in Section 6.2 has been taken or occurred or exists; (ii) there has not been one or more events, occurrences or developments of a state of circumstances or facts which individually or collectively has had or reasonably would be expected to result in a Material Adverse Effect; and (iii) there has not been one or more breaches or defaults or events that have resulted or with notice or lapse of time or both would result in any breach or default under any material contract of the Company or any of its subsidiaries, except for any such breach or default or, if more than one, any such breaches or defaults that individually or collectively would not reasonably be expected to have a Material Adverse Effect.

  4.9. Litigation. Except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Letter, there are no actions, suits, claims, proceedings or investigations (or, to the knowledge of the Company, any basis for any person to assert any claim likely to result in liability or any other adverse determination) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any Governmental Authority which (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the Offer or any of the other transactions contemplated hereby; or (iii) alleges criminal action or inaction. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

  4.10. Tax Matters. Except as set forth in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Letter, (a) the Company and its subsidiaries have filed, been included in or sent, all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes (as defined below) with respect to any material income, properties or operations of the Company or any of its subsidiaries (collectively, "RETURNS");
(b) as of the time of filing, the Returns correctly reflected in all material respects the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein; (c) the Company and its subsidiaries have timely paid or made provision for all material Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Company and its subsidiaries have made or will make provision for all material Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;
(e) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate to cover the liabilities for Taxes accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof; (f) neither the Company nor any of its subsidiaries is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material Return, which Return has not since been filed or sent (except Returns with respect to which the time within which to file (whether or not extended) has not expired as of the date hereof); (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries (or any member of any affiliated or combined group of which the Company or any of its subsidiaries is or has been a member for which either the Company or any of its subsidiaries could be liable) other than those Taxes being contested in good faith by appropriate proceedings; (h) neither the Company nor any of its subsidiaries has granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (i) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any person (other than the Company or its subsidiaries), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law; and (j) neither the Company nor any of its subsidiaries is or has been a party to any material tax sharing agreement with any corporation which is not currently a member of the affiliated group of which the Company is currently a member.

  "TAX" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

  4.11. Registration Rights. The Company is not a party to any agreement or commitment which obligates the Company to register under the Securities Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

  4.12. Offering. Subject to the accuracy of the Purchaser's representations in
Section 5.5, the offer, issuance and sale of the Issue Shares will constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act, and the Company has obtained (or is exempt from the requirement to obtain) all qualifications, permits, and other consents required by all applicable United States state securities or blue sky laws and regulations governing the offer, sale or issuance of the Issue Shares.

  4.13. Insurance. The Company and its subsidiaries maintain (i) adequate insurance on all assets and activities of a type customarily insured by companies similarly situated, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities (including products liability), claims and risks against which it is customary for companies similarly situated as the Company and its subsidiaries to insure. The Company and its subsidiaries have complied in all material respects with all of their insurance policies and bonds.

  4.14. Certain Transactions. Except as specifically set forth in the SEC Reports filed prior to the date of this Agreement, (i) neither the Company nor any of its subsidiaries is indebted directly or indirectly to any of its officers or directors, or to members of their respective immediate families, other than for payment of salary for services rendered and reasonable expenses; and none of said officers or directors or any members of their immediate families, are indebted to the Company or any of its subsidiaries, and (ii) no transaction or series of similar transactions in which the amount involved exceeds $60,000 has been effected between the Company or any of its subsidiaries and any director or officer of the Company or any of its subsidiaries or any members of their respective immediate families, other than amendments to arrangements with officers of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof.

  4.15. Employees and ERISA. The SEC Reports filed prior to the date of this Agreement and the Company Letter describe in all material respects all plans and arrangements pursuant to which the Company or any of its subsidiaries is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company as a result of or in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents or any transaction or transactions resulting in a change of control of, or investment by a Third Party in, or combination by a Third Party with, the Company or any of its subsidiaries. To the Company's knowledge, no officer, director, executive or key employee of the Company or any of its subsidiaries or any group of employees of the Company or any of its subsidiaries has any plans to terminate his, her or its employment with the Company or any of its subsidiaries (other than as previously disclosed to the Purchaser in writing). The Company and each of its subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. No labor dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened, except as would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws; no material liability under ERISA or the Internal Revenue Code of 1986, as amended, has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any Employee Benefit Plan except regular periodic contributions to such plans; full payment has been made of all amounts that the Company and its subsidiaries are required to have paid as contributions to each Employee Benefit Plan; and there is not in the aggregate any accumulated funding deficiency with respect to any Employee Benefit Plan. To the Company's knowledge, the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets; none of the Employee Benefit Plans is subject to Title IV of ERISA; except as set forth in the Company Letter, none of the Employee Benefit Plans is a multiemployer plan (as defined in section 3(37) of ERISA); the Company has made available to the Purchaser a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto, or to the funding thereof; there have been no amendments to any Employee Benefit Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA) which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service; and actuarially adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company.

  4.16. Intellectual Property. The Company and each of its subsidiaries own or possess, or has all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "INTELLECTUAL PROPERTY") necessary to conduct its business as conducted and proposed to be conducted to the extent that the failure of the Company and its subsidiaries to own or have such rights and licenses in such Intellectual Property would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Letter, neither the Company nor any of its subsidiaries has received any unresolved notice of, or is aware of any fact or circumstance that would give any Third Party a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by the Company or any of its subsidiaries with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property to conduct the business and operations of the Company and its subsidiaries as conducted or proposed to be conducted does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Letter, to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries. Except as set forth in the Company Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or by the other Transaction Documents will result in a loss or limitation in
(i) the rights and licenses of the Company or any of its subsidiaries to use or enjoy the benefit of any Intellectual Property employed by them in connection with their business as conducted or proposed to be conducted or (ii) the amount of any royalties or other benefits received by the Company from Intellectual Property owned by it.

  4.17. Environmental Laws and Regulations. Except as specifically set forth in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Letter, (i) the Company and each of its subsidiaries is in compliance with all applicable laws and regulations of any Governmental Authority relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;
(ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with or requesting information regarding compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM") threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such Environmental Claims as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) to the knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with such material compliance in the future;
(iv) there are no Hazardous Materials presently constructed, deposited, stored, or otherwise located on, under, in or about any property which has been owned, occupied or otherwise operated by the Company, the investigation and remediation of which would reasonably be expected to have Material Adverse Effect; and (v) no Hazardous Materials have been sent offsite by or on behalf of the Company from any property owned, occupied or otherwise operated by the Company, except to the extent that any investigation and remediation of such Hazardous Materials would not reasonably be expected to have a Material Adverse Effect.

  4.18. Brokers. No finder, broker, agent, financial advisor or other intermediary other than Merrill Lynch has acted on behalf of the Company in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith. The fee to which Merrill Lynch is entitled as a result of its activities on behalf of the Company in connection with any of the transactions contemplated hereby and by the other Transaction Documents shall not exceed one percent of the aggregate purchase price of the Issue Shares and the Offer Shares plus reimbursement of expenses (including attorneys' fees and expenses) not to exceed $100,000, exclusive of indemnification rights customary in transactions of the type contemplated by this Agreement and the other Transaction Documents.

  4.19. Company Letter. The Company Letter is accurate in all material respects.

                                   ARTICLE 5.

                Representations and Warranties of the Purchaser

  The Purchaser represents and warrants to the Company as follows:

  5.1. Organization, Good Standing, and Qualification. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the Republic of Korea and has all necessary power and authority under applicable law to own its property and to conduct its business as now owned and conducted.

  5.2. Authority. The Purchaser has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Purchaser, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Purchaser and is (and assuming this Agreement constitutes a legal, valid, and binding obligation of the Company) a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except that the enforceability of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  5.3. No Violation. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the other Transaction Documents, will conflict with or result in the material breach of any term or provision of, or constitute a default under, any charter provision, bylaw, material contract, order, law or regulation to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is in any way bound or obligated.

  5.4. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is or is expected to be party, except (i) those required under HSR and Exon-Florio, (ii) those required by federal and state securities laws, (iii) approval by all necessary government officials and agencies of the Republic of Korea, (iv) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, and (v) where failure to obtain such Consents would not have a material adverse effect on the business, assets, results of operations, properties or financial or operating condition of the Purchaser and its subsidiaries taken as a whole, or the ability of the Purchaser (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby or by the other Transaction Documents. As of the date of this Agreement, the Purchaser has no reason to believe that it will not obtain approval by all necessary government officials and agencies of the Republic of Korea.

  5.5. Securities Laws.

  5.5.1. Investment Intent. The Issue Shares are being acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such shares. The Purchaser understands that the Issue Shares will not have been registered under the Securities Act and that any disposition thereof by the Purchaser must be registered under the Securities Act or exempt from such registration.

  5.5.2. Sophistication. The Purchaser is able to bear the economic risk of an investment in the Issue Shares pursuant to this Agreement and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the Issue Shares.

  5.6. Offer and Proxy Materials. The Offer Documents to be filed with the Commission and distributed to the Company's stockholders pursuant to Section
3.4 (i) will comply in all material respects with all applicable federal securities laws, and (ii) will not, on the date first so filed and distributed, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the meeting referred to in Section 6.1.2 which has become false or misleading (except that no representation is made by the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents), and thereafter the Purchaser will supplement or correct the Offer Documents if and to the extent that they shall be false or misleading in any material respect, subject to correction by the Company of any information provided by the Company for use in the Offer Documents to the extent it shall be false or misleading in any material respect. None of the information relating to the Purchaser supplied in writing by the Purchaser for inclusion in the Schedule 14D-9 or the Proxy Materials will, at the time they are first filed with the Commission or distributed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and thereafter the Purchaser will correct such information if and to the extent it may be false or misleading in any material respect.

  5.7. Brokers. No finder, broker, agent, financial advisor, or other intermediary other than Salomon Brothers Inc has acted on behalf of the Purchaser in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith.

                                   ARTICLE 6.

                                   Covenants

  6.1. Proxy Solicitation and Stockholder Approval.

  6.1.1. Proxy Materials. As promptly as practicable and in no event later than thirty days after the execution and delivery of this Agreement, the Company shall prepare and file with the Commission pursuant to the Exchange Act and the rules promulgated thereunder preliminary proxy materials related to the solicitation of proxies from the Company's stockholders to approve the Stockholder Proposals, and thereafter shall use its best efforts to respond to any comments of the Commission with respect thereto and to distribute a proxy statement and related proxy materials with respect thereto (the "PROXY MATERIALS") to the Company's stockholders as soon as practicable after the date hereof but in any event not later than October 15, 1995. The Purchaser shall provide to the Company in writing all information regarding the Purchaser necessary for the preparation of the Proxy Materials, which information shall not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the meeting referred to in Section 6.1.2 which has become false or misleading. The Purchaser and its counsel shall be given an opportunity to review the Proxy Materials prior to the filing thereof with the Commission and distribution thereof to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Company receives (directly or through its counsel) from the Commission or its staff with respect to the Proxy Materials promptly after receipt of such comments. The Proxy Materials (i) shall comply in all material respects with applicable federal securities laws, and (ii) when first filed in final form with the Commission and distributed to the Company's stockholders and on the date of the special meeting of stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser for inclusion in the Proxy Materials. The Company shall thereafter supplement or correct the Proxy Materials if and to the extent that they shall have become false or misleading in any material respect, subject to correction by the Purchaser of any information provided by it for use in the Proxy Materials to the extent it shall be false or misleading in any material respect. The Proxy Materials shall include the Board's recommendation that the Company's stockholders grant proxies to approve the Stockholder Proposals; provided, however, that such recommendation may be withdrawn, modified or amended if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations.

  6.1.2. Stockholders' Meeting. As promptly as practicable, the Company shall schedule and set a record date for a special meeting of its stockholders to occur not later than December 1, 1995 at which the

Stockholder Proposals will be submitted to a vote of the Company's stockholders. The Company shall conduct such stockholders' meeting and shall take all reasonable actions thereat and in connection therewith, consistent with its Certificate of Incorporation and Bylaws and applicable law, as may be required to obtain stockholder approval of the Stockholder Proposals, including, without limitation, causing all proxies received from the Company stockholders to vote on the Stockholder Proposals to be voted in accordance with the instructions set forth therein. The Stockholder Proposals shall be deemed approved if they receive a majority of votes cast, in person or by proxy, at the stockholders' meeting; provided that, the total votes cast at the meeting shall represent over fifty percent in interest of all securities entitled to vote at the meeting. Notwithstanding the foregoing, the Company may decline to take any action required by this Section 6.1.2 if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that taking such action would be contrary to its fiduciary obligations.

  6.2. Conduct of Business of the Company. Except as contemplated by this Agreement or agreed to in writing by Purchaser, during the period from the date hereof until the Closing, the businesses and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly approved by the Purchaser in writing, neither the Company nor any of its subsidiaries shall, prior to the Closing:

    (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Voting Stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements as in effect as of the date hereof or by the Convertible Debentures and except for grants made under existing Employee Benefit Plans consistent in amounts and terms with past practice to (i) employees other than officers and directors, and (ii) persons who become officers or directors of the Company after the date of this Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof (except for amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof);

    (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities (other than as required in accordance with their terms as in effect on the date hereof) or any securities of its subsidiaries not owned directly or indirectly by the Company;

    (c) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole, and except for obligations of subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary advances to officers and employees (other than outside directors of the Company) in connection with travel on Company business and loans to subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, in each case in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole), (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

    (d) except as may be required by law or as contemplated by this Agreement, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company or any of its subsidiaries except that the Company may enter into employment, severance, or other employee benefit agreements in the ordinary course of business and consistent with the past practice with officers hired after the date hereof; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any employee or agent (other than directors and officers) of the Company or any of its subsidiaries, except for increases in the ordinary course of business and consistent with past practice or amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

    (e) acquire, sell, lease or dispose of any assets (including, without limitation, patents, trademarks, copyrights, trade secrets, or other intangible assets) outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and its subsidiaries taken as a whole, or take any action that would materially and adversely affect the Intellectual Property rights of the Company;

    (f) except as may be required by GAAP or as a result of a change in law, change any of the accounting principles, tax accounting methods or tax elections used by it or revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) authorize any new capital expenditure or expenditures;

    (h) amend or propose to amend its Certificate of Incorporation or Bylaws (other than as contemplated hereby) or alter through merger, liquidation, reorganization restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

    (i) enter into any agreement providing for acceleration or payment or performance or other consequence as a result of a change of control of the Company or its subsidiaries;

    (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice;

    (k) enter, or permit any of its subsidiaries to enter, into any joint venture, partnership or exclusive licensing agreement with any Third Party that (i) involves an explicit or projected commitment of cash and/or other resources of the Company and/or of its subsidiaries or forecasted payments to or from the Company and/or its subsidiaries during the duration of such agreement or relationship in excess of $1 million in the aggregate, and
  (ii) restricts or impairs in any material respect the ability or right of the Company or any of its subsidiaries to compete in any line of business or product which is material to the business of the Company and its subsidiaries, taken as a whole.

    (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through 6.2(k).

  6.3. Other Potential Bidders. The Company and its Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Third Party Acquisition. The Company agrees that it will not, unless and until this Agreement is terminated in accordance with its terms, directly or indirectly:

    (1) initiate, solicit or encourage any discussions with any Third Party regarding any Third Party Acquisition, or

    (2) hold any such discussions with Third Parties (whether or not such discussions have heretofore been held with such Third Party) or enter into any agreement with any party other than the Purchaser concerning any Third Party Acquisition;

provided, however, that if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations, the Company may (A) in response to a request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person and (B) upon receipt by the Company of a proposal with respect to a Third Party Acquisition, following delivery to the Purchaser of the Notice of Superior Proposal described below, participate in negotiations regarding such proposal.

  Subject to the following sentence, the Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition. Notwithstanding the foregoing, in the event the Board receives a Superior Proposal (as defined below), the Board may (subject to the following sentences and compliance with Section 8.1 and 8.2), if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at any time after the fifth Business Day following notice to the Purchaser (a "NOTICE OF SUPERIOR PROPOSAL") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five Business Day period specified in the preceding sentence. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by this Agreement (or otherwise proposed by the Purchaser as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act prior to the fourth Business Day following the Purchaser's receipt of a Notice of Superior Proposal, provided that the Company does not approve or recommend a proposal until after the fifth Business Day following a Notice of Superior Proposal.

  6.4. Access to Information; Confidentiality.

  6.4.1. Access. Between the date hereof and the Closing, the Company shall give the Purchaser and its authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, shall permit the Purchaser to make such inspections as the Purchaser may reasonably require and shall cause the Company's officers and those of its subsidiaries to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as the Purchaser may from time to time reasonably request.

  6.4.2. Confidentiality. Any Confidential Information (as defined in the Confidentiality Agreement) disclosed by the Purchaser or the Company to the other pursuant hereto or in connection with the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to and handled by the Purchaser and the Company in accordance with the Confidentiality Agreement; provided, however, that notwithstanding the Confidentiality Agreement, (i) the Confidential Information may be used for purposes of effecting the transactions contemplated by this Agreement and the other Transaction Documents as well as for evaluation thereof, (ii) return and destruction of Confidential Information pursuant to the Confidentiality Agreement shall be subject to the needs of the parties to use such Confidential Information in connection with the transactions and activities contemplated by this Agreement and the other Transaction Documents and to the right of each party to its work product, and (iii) the Confidentiality Agreement shall not vitiate or alter any representation, warranty, or covenant set forth herein or in any other Transaction Document.

  6.5. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall as promptly as practicable use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to cause satisfaction of the conditions (including as set forth in Article 7) to, and to consummate and make effective, the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, Purchaser and the Company shall cooperate with one another (i) in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any required filings under the HSR Act and the other laws referred to in Sections 4.4 and 5.4; (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; and (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Notwithstanding the foregoing, the Company may decline to take any action required by this Section 6.5 if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that taking such action would be contrary to its fiduciary obligations.

  6.6. HSR and Exon-Florio. As soon as practicable after the date hereof, the Purchaser and the Company shall jointly prepare and file with the United States Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice ("Antitrust Division") and CFIUS notification and report forms, as applicable, with respect to the sales and purchases contemplated by this Agreement pursuant to HSR and Exon-Florio and the regulations promulgated thereunder. Such notification and report forms shall materially comply as to form with all requirements applicable thereto, and all of the data and information supplied by the parties and reported in such forms shall be true, correct and complete in all material respects. The Purchaser and the Company shall comply promptly with a request for additional information and documents from the FTC, Antitrust Division or CFIUS, and shall cooperate in any review or investigation by the FTC, Antitrust Division, or CFIUS of the transactions contemplated by this Agreement in a joint effort to have any such review or investigation resolved without adverse effect upon the transactions contemplated hereby.

  6.7. Public Announcements. Neither the Purchaser nor the Company shall, directly or indirectly, issue any press release with respect to the transactions contemplated by this Agreement without consulting with the other except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange (or any other securities exchange upon which the Company's securities are traded).

  6.8. Amendment of Rights Agreement. The Company and its directors shall take (or shall have taken) all necessary action to amend, prior to the tenth day following the date of this Agreement, the Rights

Agreement to (i) specifically exclude the Purchaser and its Affiliates from the definition of "Acquiring Person" (as defined in the Rights Agreement) and (ii) otherwise avoid the occurrence of any adverse consequence to the Purchaser or the Company, including, without limitation, the occurrence of a Distribution Date (as defined in the Rights Agreement) pursuant to the Rights Agreement, as a consequence of the transactions contemplated hereby and by the other Transaction Documents.

  6.9. Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of any material breach, or the occurrence or nonoccurrence of any event that with notice or lapse of time or both would be a material breach, of any representation or warranty or covenant, condition or agreement contained in this Agreement, provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not cure such breach or limit or otherwise affect the remedies available hereunder to the party receiving such notice. For purposes of this Section 6.9, "prompt notice" shall mean notice delivered within two Business Days after the Company obtains knowledge of the breach, occurrence, or nonoccurrence precipitating such notice.

  6.10. Disclosure. The Company shall deliver to the Purchaser promptly (but in any event within two Business Days) after transmission thereof, copies of any general written communication from the Company or any of its subsidiaries to its stockholders generally, or the financial community at large, and any reports and amendments thereto filed by the Company or any of its subsidiaries with the New York Stock Exchange, any other securities exchange, or the Commission.

  6.11. Election of Directors.

  6.11.1. Directors. Immediately following the Closing, the Board shall consist of ten directors. Six of such directors shall be designees of Purchaser, one of such directors shall be the Company's President and Chief Executive Officer immediately prior to the Closing and three of such directors shall be Independent Directors who are, if they are willing to serve, members of the Board immediately prior to the Closing. The parties shall use their best efforts to obtain the resignations of certain existing directors, and to provide for the appointment of Purchaser's designees, in order to effectuate the immediately preceding sentence.

  6.11.2. Compliance with Section 14(f). The provisions of this Section 6.11 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.11 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  6.12. Director and Officer Liability. (a) From and after the Closing, Purchaser shall (as long as it controls the Company) cause the Company to indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or is or was serving at the request of the Company as a director or officer of an Affiliate of the Company, an Employee Benefit Plan or related trust, in respect of acts or omissions occurring prior to the Closing (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under the Company's Certificate of Incorporation, Bylaws and Indemnity Agreements between the Company and any of its officers ("Indemnity Agreements") in effect on the date hereof and, with respect to the Company's Certificate of Incorporation and Bylaws, shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties for a period of three years from and after the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Closing, Purchaser shall (as long as it controls the Company) cause the Company to maintain current policies of officers' and directors' liability insurance maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions substantially equivalent) with respect to the acts or omissions occurring prior to the Closing, including but not limited to the transactions contemplated by this Agreement, covering each Person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Closing; provided that in satisfying its obligation under this Section, the Company shall not be obligated to pay premiums in excess of 150% of the premium to be paid by the Company for such insurance in the fiscal year ending December 31, 1995, which amount has been disclosed to Purchaser, but provided further that the Company shall nevertheless be obligated to provide such coverage as may be obtained for 150% of the premium to be paid by the Company for such insurance in the fiscal year ending December 31, 1995.

  (b) Except as otherwise set forth in the Indemnity Agreements, any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and Purchaser, retained at the Company's expense.

  (c) This Section 6.12 is intended to benefit the Indemnified Parties, their heirs, executors and personal representatives and shall be binding on successors and assigns of Purchaser.

  (d) In the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation for which he or she has a claim for indemnification against the Company under its Certificate of Incorporation or Bylaws or under an Indemnity Agreement, including without limitation, the transactions contemplated by this Agreement, Purchaser shall (as long as it controls the Company) cause the Company to pay as incurred such Indemnified Party's legal and other expenses actually and reasonably incurred in connection therewith upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

  6.13. Change in Control. The Purchaser hereby acknowledges that the transactions contemplated by this Agreement and the other Transaction Documents will trigger certain "change of control" provisions contained in agreements identified in the Company Letter (including therewith a schedule of (i) payments required to be made thereunder, (ii) stock options which vest and
(iii) restricted shares which vest) between the Company and certain of its officers and agrees that, after the Closing, the Company shall perform each of its obligations pursuant to such agreements.

                                   ARTICLE 7.

                Conditions to Purchase and Sale of Issue Shares

  7.1. Conditions to Obligations of the Purchaser and the Company. The obligations of the Purchaser to purchase the Issue Shares from the Company, and of the Company to issue and sell the Issue Shares to the Purchaser, are subject to satisfaction or waiver of the following conditions at the Closing:

  7.1.1. Stockholder Approval. The Company's stockholders shall have approved the Stockholder Proposals.

  7.1.2. No Prohibition. No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated or enforced by any Governmental Authority that purports, seeks, or threatens to
(i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any Issue Shares as contemplated by this Agreement, or (ii) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any Issue Shares as contemplated by this Agreement.

  7.1.3. Regulatory Compliance. All material filings with all Governmental Authorities required to be made in connection with the purchase and sale of the Issue Shares as contemplated by this Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the Issue Shares as contemplated by this

Agreement shall have been issued, all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating any settlement, any condition that would
(i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth herein) upon the purchase and sale of any Issue Shares as contemplated by this Agreement.

  7.1.4. Exon-Florio. The Purchaser and the Company shall have delivered to CFIUS the voluntary notice described in Section 6.6, and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by this Agreement, (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by this Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated hereby, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company.

  7.2. Conditions to Obligations of the Purchaser. In addition to the conditions set forth in Section 7.1, the obligation of the Purchaser to purchase from the Company any Issue Shares is subject to satisfaction or waiver of the following conditions at the Closing of such purchase:

  7.2.1. Directors. Provision shall have been made to the satisfaction of the Purchaser that the Board will have the composition described in Section 6.11.1.

  7.2.2. Performance. The Company shall have performed in all material respects its obligations under this Agreement to the date of the Closing.

  7.2.3. Amended Bylaws. The Amended Bylaws shall have been duly authorized, approved and effected.

  7.2.4. Amendment of Rights Agreement. The Amendment to Rights Agreement shall have become effective as contemplated by Section 6.8.

  7.2.5. Tender of Shares. There shall have been validly tendered and not withdrawn pursuant to the Offer not less than 18,619,000 Shares.

  7.2.6. Closing Deliveries. The Company shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Company pursuant to Section 2.2.2.

  7.2.7. Representations and Warranties True. Except as otherwise contemplated by this Agreement and except for the representations and warranties of the Company set forth in Section 4.3 which shall be accurate in all respects as of the date when made and at and as of the Closing as though newly made at and as of that time, the representations and warranties of the Company contained in this Agreement which are qualified as to materiality (which shall include
Section 4.8) shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

  7.2.8. Certificate. The Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer and General Counsel of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company set forth in
Section 4.3 and the representations and warranties of the Company contained in this Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in this Agreement which are not so qualified; provided that the Company's representations and warranties contained in this Agreement as to the Company's financial statements shall continue to be true only as of the respective dates covered thereby and (iii) the performance of the obligations required by the Company to be performed under this Agreement as of the Closing.

  7.2.9. Credit Agreements. The Company shall have secured amendments to or waivers under, in each case, in form and substance reasonably satisfactory to the Purchaser, its material credit agreements and arrangements such that none of the transactions contemplated by this Agreement or the other Transaction Documents will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

  7.2.10. Items in Company Letter. Purchaser shall be satisfied that the claims and matters described in Item D of Schedule 4.16A to the Company Letter and Items 1, 8, 9 and 10 of Schedule 4.17 to the Company Letter, individually, collectively with each other or collectively with any breaches of representations and warranties and/or other facts and circumstances, which have not been disclosed as of the date of this Agreement have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

  7.3. Conditions to Obligations of the Company. In addition to the conditions set forth in Section 7.1, the obligation of the Company to issue and sell to the Purchaser the Issue Shares is subject to satisfaction or waiver of the following conditions at the Closing:

  7.3.1. Performance. The Purchaser shall have performed in all material respects its obligations under this Agreement to the date of the Closing.

  7.3.2. Representations and Warranties True. Except as otherwise contemplated by this Agreement, the representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time.

  7.3.3. Closing Deliveries. The Purchaser shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Purchaser pursuant to Section 2.2.1.

  7.3.4. Certificate. The Purchaser shall have delivered to the Company a certificate dated as of the Closing and signed by a duly authorized officer of the Purchaser certifying as to the accuracy in all material respects of the representations and warranties of the Purchaser set forth in this Agreement and the performance of the obligations required by the Purchaser to be performed under this Agreement as of the Closing.

  7.3.5. Offer. The Purchaser shall have accepted for purchase pursuant to the Offer not less than 18,619,000 Shares.

                                   ARTICLE 8.

                                  Termination

  8.1. Termination by the Company. The Company may terminate this Agreement, to the extent not performed, if:

    (a) there shall not have been a material uncured breach by the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein, which breach shall not have been cured within ten days of the Purchaser's receipt of written notice specifying Purchaser's breach and the Company's intention to terminate this Agreement pursuant to this Section 8.1; or

    (b) upon payment to the Purchaser of $7,023,800 (the "TERMINATION FEE") by bank cashier's check or wire transfer to an account designated by the Purchaser for this purpose and either (i) five Business Days shall have elapsed following the Purchaser's receipt of a Notice of Superior Proposal as defined in Section 6.3 and the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five Business Day period following receipt by the Purchaser of the Notice of Superior Proposal or (ii) the Board shall have withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, in any case, to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations.

  8.2. Termination by the Purchaser. The Purchaser may terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall not have been cured within ten days of the Company's receipt of written notice specifying the Company's breach and the Purchaser's intention to terminate this Agreement pursuant to this Section 8.2. In addition, the Purchaser may terminate any or all of its obligations under this Agreement, to the extent not performed, if (a) the Board shall have (i) withdrawn, (ii) modified, or (iii) changed (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, (b) a Third Party Acquisition has occurred or any Third Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition, (c) the Company fails to comply with Section 6.1.2. hereof because of the last sentence of Section
6.1.2. or (d) the Company fails to comply with Section 6.5 hereof because of the last sentence of Section 6.5. The Company shall immediately pay Purchaser the Termination Fee if Purchaser terminates this Agreement pursuant to clauses
(a), (b), (c) or (d) of the immediately preceding sentence.

  8.3. Termination by the Purchaser or the Company. The Purchaser or the Company may terminate this Agreement (i) to the extent that performance thereof is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations hereunder pursuant to this Section 8.3(i) shall have used its best efforts to remove such prohibition, injunction, or restraint, (ii) if the purchase by the Purchaser of the Issue Shares and the Offer Shares shall not have been completed by March 31, 1996 and the failure of such purchase to have been completed on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill in all material respects any undertaking or commitment provided for herein that is required to be fulfilled by such party prior to such time, (iii) if, at the special meeting of the Company's stockholders contemplated by Section 6.1.2 hereof, the Company's stockholders do not approve the Stockholder Proposals (provided that the Company shall immediately pay to the Purchaser the Termination Fee if the approval of the Company's stockholders of the Stockholder Proposals shall not have been obtained by reason of a Superior Proposal) or (iv) by mutual written consent of the Purchaser and the Company.

  8.4. Effect of Termination. In the event of the termination of this Agreement, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except that Sections 6.4.2 (Confidentiality), 6.7 (Public Announcements), 9.2 (Governing
Law), 9.3 (Expenses), and 9.4 (Notices) shall survive such termination and remain in full force and effect notwithstanding such termination. No termination hereof shall relieve the Purchaser or the Company from liability for any breach of this Agreement.

                                   ARTICLE 9.

                                 Miscellaneous

  9.1. Survival of Representations and Warranties. Regardless of any party's investigations prior to the Closing, the representations and warranties contained herein shall survive the Closing and shall terminate and expire on the first anniversary of the date of the Closing, except for Section 4.17 (Environmental), which shall terminate and expire on the fourth anniversary of the date of the Closing, unless on or before such first or fourth anniversary, as the case may be, either party has notified the other party in writing of a claim with respect to such representation or warranty in which case such representation or warranty shall survive until termination or resolution of such claim.

  9.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of Delaware without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of Delaware or the Federal courts of the United States of America sitting in Delaware, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.4. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

  9.3. Expenses. Each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, the performance of its covenants herein and therein, and the effectuation of the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants; provided, however, that nothing in this Section 9.3 shall negate any obligation of the Company to pay the Termination Fee. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement or any other Transaction Document.

  9.4. Notices. In case of any event or circumstance giving rise to an obligation of the Purchaser or the Company to provide notice hereunder, such notice shall be delivered within the time specifically set forth herein or, if no such time is specified, then as promptly as practicable after becoming aware of such event or circumstance. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

  To the Company:Zenith Electronics Corporation
                    1000 Milwaukee Avenue
                    Glenview, Illinois 60025
                    Attention: Chief Executive Officer

  with copies to:Zenith Electronics Corporation
                    1000 Milwaukee Avenue
                    Glenview, Illinois 60025
                    Attention: General Counsel

                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois 60603
                    Attention: Thomas A. Cole, Esq.

  To the Purchaser:LG Electronics Inc.
                    20 Yoido-dong
                    Youngdungpo-gu
                    Seoul 150-721 Korea
                    Attention: Chief Executive Officer

  with a copy to:Mayer, Brown & Platt
                    190 South LaSalle Street
                    Chicago, Illinois 60603
                    Attention: Robert A. Helman, Esq.

  9.5. Waiver. Each party hereto may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No failure to insist upon strict performance of any term or provision of this Agreement, or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision, or right.

  9.6. The Purchaser Subsidiaries; Successors, Assignment, and Parties in Interest. This Agreement and the rights hereunder may not be assigned by the Purchaser or the Company without the prior written consent of the other party, which may be given or withheld in the other party's discretion, except that the Purchaser may (i) exercise any or all rights and/or fulfill any or all obligations under this Agreement (including, without limitation, the purchase of any Issue Shares and Offer Shares) in conjunction with or through one or more direct or indirect majority owned subsidiaries of the Purchaser; and/or
(ii) assign this Agreement to an Affiliate or Affiliates of the Purchaser; provided that the Purchaser (a) may not perform any obligations through a subsidiary or assign this Agreement to an Affiliate prior to the Closing if doing so would delay the Closing, and (b) shall remain liable for all of its obligations under this Agreement not fully performed by its subsidiaries or assignees. This Agreement shall be binding upon and inure solely to the benefit of the Purchaser and the Company and their respective successors and permitted assigns, and nothing in this Agreement (except for Section 6.12 or 6.13), express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  9.7. Entire Agreement. This Agreement, together with the Company Letter and the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect thereto (including without limitation all term sheets). The parties acknowledge that their agreements hereunder and thereunder were not procured through representations or agreements not set forth herein or therein.

  9.8. Amendment. This Agreement may be amended only to the extent permissible under applicable law and only by a written instrument executed and delivered by a duly authorized officer of the Purchaser and a duly authorized officer of the Company.

  9.9. Severability. The provisions set forth in this Agreement and the other Transaction Documents are severable. If any provision of this Agreement or any other Transaction Document is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement and the other Transaction Documents, and the application of such provision to other persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, the purchase by the Purchaser of the Issue Shares shall be a condition to the purchase by the Purchaser of the Offer Shares and the purchase by the Purchaser of the Offer Shares shall be a condition to the purchase by the Purchaser of the Issue Shares.

  9.10. Cumulation of Remedies. All remedies available to any party for breach or non-performance of this Agreement or any other Transaction Document are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

  9.11. Fair Construction. This Agreement and the other Transaction Documents shall be deemed the joint work product of the Purchaser and the Company without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable. The representations and warranties contained in this Agreement shall not be qualified or reduced in scope by the knowledge of either party that one or more of the representations or warranties of the other party are, or may be, inaccurate.

  9.12. Headings; References. Headings used in this Agreement and the other Transaction Documents are inserted as a matter of convenience and for reference, do not constitute a part of this Agreement or the other Transaction Document, as the case may be, for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof. References herein or therein to Sections, Exhibits and Annexes are, unless otherwise designated, references to the specified Section, Exhibit or Annex hereof, as the case may be.

  9.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first above written.

Zenith Electronics Corporation            LG Electronics Inc.

       /s/ Albin F. Moschner                    /s/ Cha Hong (John) Koo
By: _________________________________     By: _________________________________
  Name:Albin F. Moschner                     Name:Cha Hong (John) Koo
  Title:President and Chief                  Title:President
   Executive Officer

                                                                         ANNEX A

          CONDITIONS TO PURCHASER'S ACCEPTANCE OF SHARES IN THE OFFER

  Notwithstanding any other provision of the Offer, the obligation of the Purchaser to accept for payment, and pay for, any Offer Shares tendered pursuant to the Offer shall be subject to the purchase by Purchaser of the Issue Shares, to be consummated simultaneously with the purchase of the Offer Shares, and to the conditions that (i) the Agreement shall not have been terminated, (ii) there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn at least 18,619,000 shares of Common Stock, and (iii) to the satisfaction or waiver of the following conditions:

    1. Stockholder Approval. The Company's stockholders shall have approved the Stockholder Proposals.

    2. No Prohibition. No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated or enforced by any Governmental Authority that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any Offer Shares as contemplated by the Agreement, or
  (ii) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any Offer Shares as contemplated by the Agreement.

    3. Regulatory Compliance. All material filings with all Governmental Authorities required to be made in connection with the purchase and sale of the Offer Shares as contemplated by the Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the Offer Shares as contemplated by the Agreement shall have been issued, all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of the Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating any settlement, any condition that would (i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth herein) upon the purchase and sale of any Offer Shares as contemplated by the Agreement.

    4. Exon-Florio. The Purchaser and the Company shall have delivered to CFIUS the voluntary notice described in Section 6.6, and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by the Agreement, (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by the Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated hereby, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company.

    5. Directors. Provision shall have been made to the satisfaction of the Purchaser that the Board will have the composition described in Section
  6.11.1 of the Agreement.

    6. Performance. The Company shall have performed in all material respects its obligations under the Agreement to the date of the Closing.

    7. Amended Bylaws. The Amended Bylaws shall have been duly authorized, approved and effected.

    8. Amendment of Rights Agreement. The Amendment to Rights Agreement shall have become effective as contemplated by Section 6.8 of the Agreement.

    9. Closing Deliveries. The Company shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Company pursuant to Section 2.2.2.

    10. Representations and Warranties True. Except as otherwise contemplated by the Agreement and except for the representations and warranties of the Company set forth in Section 4.3 which shall be accurate in all respects as of the date when made and at and as of the Closing as though newly made at and as of that time, the representations and warranties of the Company contained in the Agreement which are qualified as to materiality (which shall include Section 4.8) shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

    11. Certificate. The Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer and General Counsel of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company set forth in Section 4.3 and the representations and warranties of the Company contained in the Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in the Agreement which are not so qualified; provided that the Company's representations and warranties contained in the Agreement as to the Company's financial statements shall continue to be true only as of the respective dates covered thereby and (iii) the performance of the obligations required by the Company to be performed under the Agreement as of the Closing.

    12. Credit Agreements. The Company shall have secured amendments to or waivers under, in each case, in form and substance reasonably satisfactory to the Purchaser, its material credit agreements and arrangements such that none of the transactions contemplated by the Agreement or the other Transaction Documents, will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

    13. Items in Company Letter. Purchaser shall be satisfied that the claims and matters described in Item D of Schedule 4.16A to the Company Letter and Items 1, 8, 9 and 10 of Schedule 4.17 to the Company Letter, individually, collectively with each other or collectively with any breaches of representations and warranties and/or other facts and circumstances which have not been disclosed as of the date of the Agreement have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

                                                                       EXHIBIT A

                              AMENDED AND RESTATED

                                    BY-LAWS

                                       OF

                         ZENITH ELECTRONICS CORPORATION

                               ----------------

                    EFFECTIVE AS OF _________         , 1995

                               ----------------

                                   ARTICLE I

                                    OFFICES

  Section 1. The registered office in the State of Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

  Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

  Section 1. All meetings of the stockholders for the election of directors shall be held at such place, either within or without the State of Delaware, as may be fixed from time to time by the board of directors. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

  Section 2. An annual meeting of stockholders shall be held for the purpose of electing directors and transacting such other business as may properly be brought before the meeting. The date of the annual meeting shall be determined by the board of directors.

  Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote thereat not less than twenty nor more than sixty days before the date of the meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the board of directors or (b) by any stockholder of the corporation who complies with the notice procedures set forth in this Section 3. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. Except as otherwise provided in Regulation 14A under the Securities Exchange Act of 1934, as amended, to be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy-five days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (c) the number of shares of common stock of the corporation which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 3. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this
Section 3, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

  Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city, town or village where the meeting is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and subject to the inspection of any stockholder who may be present.

  Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the Chairman or president and shall be called by the secretary at the direction of a majority of the board of directors or at the request in writing of stockholders owning at least a majority of the entire capital stock of the corporation issued and outstanding and entitled to vote.

  Section 6. Written notice of a special meeting of stockholders, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days before the date fixed for the meeting.

  Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

  Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be presented or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

  Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

  Section 10. Unless otherwise provided in the certificate of incorporation and subject to statutory provisions relating to the fixing of record dates, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

                                     I-A-2

  Section 11. Any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                                  ARTICLE III

                                   DIRECTORS

  Section 1. The board of directors shall consist of ten members, until this
Section 1 is amended by a resolution duly adopted by the board or the stockholders, in either case in accordance with the terms of the Certificate of Incorporation. The directors shall be elected at the annual meeting of the stockholders as provided in Section 2 of Article II, except as provided in
Section 2 of this Article III, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be residents of the state of Delaware or stockholders of this corporation.

  Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until their successors are duly elected and shall qualify, unless sooner displaced.

  Section 3. The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

  Section 4. The board of directors at its first meeting after each annual meeting of stockholders shall choose a Chairman from among the directors. The Chairman shall act as Chairman of all meetings of stockholders and of the board of directors. The Chairman shall from time to time report to the board of directors all matters within his knowledge which the interest of the corporation may require be brought to its notice.

  If the Chairman of the Board is not elected or, if elected, is not present, the President or, in the absence of the President, a Vice Chairman (who is also a member of the board and, if more than one, in the order designated by the board of directors or, in the absence of such designation, in the order of their election), if any, or if no such Vice Chairman is present, a director chosen by a majority of the directors present, shall act as chairman at meetings of stockholders and of the board of directors.

  Section 5. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

  Section 6. The first meeting of each newly elected board of directors shall be held immediately following and at the place of the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time and place, the meeting may be held at such other time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

  Section 7. Regular meetings of the board of directors shall be held at such time and at such place as shall from time to time be determined by resolution of the board. Written notice of each regular meeting of directors stating the place, date and time, shall be given to each director at least five (5) days before such meeting.

                                     I-A-3

  Section 8. Special meetings of the board and meetings of any committee of the board may be called by the Chairman on one day notice to each director or committee member, either by telephone, mail, facsimile or telegram; special meetings of the board of directors shall be called by the Chairman or secretary in like manner and on like notice on the written request of two directors.

  Section 9. At all meetings of the board a majority shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

  Section 10. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing, or writings are filed with the minutes of proceedings of the board or committee.

  Section 11. Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

  Section 12. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution and to the extent permitted by Delaware Law, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

  Section 13. Each committee shall report to the board of directors on the actions taken at its meetings, but need not keep regular minutes thereof unless required to do so by the board of directors.

  Section 14. There shall be an Executive Committee of the board of directors of the corporation. The board of directors shall, at its first meeting after the annual meeting of stockholders in each year, elect a Chairman and other members of the Committee. The directors elected as members of the Executive Committee shall serve as such for one year and until their respective successors, willing to serve, shall have been elected. The Executive Committee shall, when the board is not in session, have and may exercise all of the authority of the board of directors in the management of the corporation; provided, however, that the Executive Committee shall not have the authority of the board of directors in reference to (1) amending the articles of incorporation, (2) adopting a plan of merger or adopting a plan of consolidation with another corporation or corporations, (3) recommending to the stockholders the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the property and assets of the corporation, (4) recommending to the stockholders a voluntary dissolution of the corporation or a revocation thereof, (5) amending, altering or repealing the by-laws of the corporation, (6) electing or removing officers of the corporation or members of the Executive Committee, (7) fixing the compensation of any member of the Executive Committee, (8) declaring dividends, (9) authorizing the issuance of stock, or (10) amending, altering or repealing any resolution of the board of directors which by its terms provides that it shall not be amended, altered or repealed by the Executive Committee; provided further, that in the event of the death, disability or refusal to act of the chief executive officer or the Chairman, the Executive Committee shall appoint a chief executive officer or a Chairman who shall serve until the next meeting of the board of directors. Vacancies in the regular membership of the Executive Committee shall be filled by the board of directors.

  Section 15. The board of directors shall have the authority to fix the compensation of directors.

                                     I-A-4

                                   ARTICLE IV

                                    NOTICES

  Section 1. Notices to stockholders shall be in writing and delivered personally or mailed to the stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed.

  Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V

                                    OFFICERS

  Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, a president, a vice president, a secretary and a treasurer. The board of directors may also choose additional vice presidents, executive vice presidents, senior vice presidents, assistant secretaries and assistant treasurers. Two or more offices may be held by the same person.

  Section 2. The board of directors at its first meeting after each annual meeting of stockholders shall choose a chief executive officer, a president and one or more vice presidents, a secretary and a treasurer, none of whom need be a member of the board.

  Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

  Section 4. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Except as otherwise provided in Section 14 of Article III, any vacancy occurring in any office of the corporation shall be filled by the board of directors.

  Section 5. The chief executive officer of the corporation shall have, under the direction of the board of directors, general charge of the affairs of the corporation. He shall see that all orders and resolutions of the board of directors are carried into effect. He may execute all contracts and agreements authorized by the board of directors and shall vote all shares of stock in other corporations standing in the name of the corporation. He may sign bonds, mortgages, certificates for shares of stock and all other contracts and documents whether or not under the seal of the corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the board of signing and execution thereof shall be expressly delegated by law, by the board of directors, or by these by-laws, to some other officer or agent of the corporation. He shall from time to time report to the board of directors all matters within his knowledge which the interest of the corporation may require be brought to its notice. He shall have the general powers of supervision and shall be the final arbiter in all differences between all officers of the corporation and his decision as to any matter affecting the corporation shall be final and binding as between officers of the corporation subject only to the board of directors.

  Section 6. The president shall have the direction and active management of the business of the corporation under the general supervision of the chief executive officer. He shall have concurrent power with the chief executive officer to execute all contracts and agreements authorized by the board of directors and shall have concurrent power with the chief executive officer to vote all shares of stock in other corporations standing in the name of the corporation. He may sign bonds, mortgages, certificates for shares of stock and

                                     I-A-5
all other contracts and documents whether or not under the seal of the corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the board of directors, or by these by-laws, to some other officer or agent of the corporation.

  Section 7. The executive vice presidents, senior vice presidents and vice presidents shall perform such duties and have such powers as may be prescribed by the board of directors.

  Section 8. The secretary shall keep the minutes of all meetings of the board of directors, the minutes of all meetings of the stockholders, the minutes of all meetings of the committees, which from time to time may be appointed under authority of these by-laws, in books provided by the corporation for such purpose. He shall attend to the giving and serving of all notices of the corporation whereby meetings of the board of directors, stockholders and committees are assembled. He shall prepare all lists of stockholders and their addresses required to be prepared by the provisions of any present or future statute of the State of Delaware. He may sign, with the chief executive officer or the president or a vice president, in the name of the corporation, when authorized by the board of directors so to do, all contracts or other instruments requiring the seal of the corporation and may affix the seal thereto. He shall have concurrent power, acting alone or jointly, with the chief executive officer, or the president to vote all shares of stock in other corporations the majority of the voting stock of which is owned by the corporation. He shall have charge of such books and such papers as the board of directors may direct. He shall, in general, perform all of the duties which are incident to the office of secretary of a corporation, subject at all times, to the direction and control of the board of directors.

  Section 9. The treasurer shall have custody of all funds and securities of the corporation. When necessary or proper he shall endorse for collection checks, drafts and other instruments for the payment of money and shall deposit them to the credit of the corporation in an authorized bank or depository. Whenever required by the board of directors, he shall render an account of his transactions. He shall perform all acts incident to the position of treasurer, subject to the control of the board of directors. He shall have such powers and perform such duties as may be assigned to him by the board of directors. He shall submit such reports and records to the board of directors as may be requested by them.

                                   ARTICLE VI

                             CERTIFICATES OF STOCK

  Section 1. The shares of the corporation shall be represented by certificates signed by the chief executive officer or the Chairman or the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary and may be sealed with the seal, or a facsimile of the seal of the corporation. In case the seal of the corporation is changed after the certificate is sealed with the seal or a facsimile of the seal of the corporation, but before it is issued, the certificate may be issued by the corporation with the same effect as if the seal had not been changed. Any or all signatures on the certificate may be a facsimile. In case any officer of the corporation, transfer agent or registrar, or any officer or employee of the transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer of the corporation, transfer agent or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if the officer of the corporation, transfer agent or registrar had not ceased to be such at the date of its issue.

  Section 2. The board of directors may by resolution adopt such procedures as it deems appropriate for the issuance of certificates to replace certificates which have been lost, stolen or destroyed.

  Section 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                                     I-A-6

  Section 4. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

                                  ARTICLE VII

                               GENERAL PROVISIONS

  Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

  Section 2. The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

  Section 3. The chief executive officer shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

  Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

  Section 5. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

  Section 6. The corporate seal shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII

                                INDEMNIFICATION

  Section 1. The Corporation shall indemnify any director, officer or employee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware as it may be in effect from time to time.

  Section 2. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                     I-A-7

  Section 3. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he would be entitled to indemnity against such liability under the provisions of this article.

                                   ARTICLE IX

                                   AMENDMENTS

  Section 1. These by-laws may be altered or repealed at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration or repeal be contained in the notice of such special meeting.

                                     I-A-8

                                                                APPENDIX II

                                                             Investment
                                                             Banking Group

                                                             5500 Sears Tower
                                                             Chicago, Illinois
                                                             60606
                                                             312 906 6200
                                                             FAX 312 906 6262

[LOGO--MERRILL LYNCH]

                                                                   July 17, 1995

Board of Directors
Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, IL 60025

Members of the Board:

  Zenith Electronics Corporation (the "Company") and LG Electronics, Inc. (the "Acquiror" or "LGE") have entered into a Stock Purchase Agreement, as of July 17, 1995 (the "Agreement"), pursuant to which LGE has agreed to purchase 16.5 million newly issued shares of the Company's common stock, par value $1.00 per share (the "Issue Shares"), at $10.00 per share in cash (the "Purchase") and to make a tender offer (the "Offer") for 18.619 million shares of the Company's common stock (the "Offer Shares"; together with the Issue Shares, the "Shares"), at $10.00 per share, net to the seller in cash. The closings of the Purchase and the Offer, both of which are subject to the approval of the Company's stockholders, are to occur simultaneously. At completion of the Purchase and Offer, LGE will own 57.7% of the outstanding common stock of the Company. Pursuant to the terms of the Agreement, LGE will also have the right to designate a majority of the members of the Company's Board of Directors.

  You have asked us whether, in our opinion, the proposed cash consideration to be received by the Company and the holders of the Offer Shares pursuant to the terms of the Agreement, taken as a whole, is fair to the Company and such stockholders from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending April 1, 1995;

  (2) Reviewed certain of the Company's estimated unaudited financial information for the quarterly period ending June 30, 1995;

  (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

  (4) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

  (5) Reviewed the historical market prices and trading activity for the Company's common stock;

  (6) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other transactions which we deemed to be relevant;

  (7) Reviewed the Agreement; and

[LOGO--MERRILL LYNCH]

  (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate, including our assessment of general economic, market, monetary and other conditions as they exist on the date hereof.

  In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all information that was available to us from public sources and that was supplied or otherwise made available to us by the Company. We have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of the Company. With respect to the financial forecasts and estimated unaudited financial information furnished by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

  In connection with the preparation of this opinion, while we assisted the Company in its response to an indication of interest from a party other than LGE, we have not been authorized to solicit, nor have we solicited, except for limited exceptions, third-party indications of interest for the acquisition of all or any part of the Company.

  Our opinion set forth below is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company with respect to the approval of the transactions contemplated by the Agreement or as to whether they should tender their shares pursuant to the Offer. This letter is for the information of the Board of Directors of the Company only in connection with its consideration of the Agreement and is not to be quoted or referred to, in whole or in part, in any proxy statement or other document prepared in connection with the transactions contemplated by the Agreement, nor shall this letter be used for any other purposes or publicly disclosed, without our prior written consent; provided, however, the Company is authorized to include this letter in its entirety in the Offer documents, the
Schedule 14D-9 and the proxy materials contemplated by the Agreement.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions contemplated by the Agreement and will receive a fee for our services, most of which is conditioned upon the completion of the Purchase and Offer. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our or their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have, in the past, provided financing services to an affiliate of the LG Group and have received fees for the rendering of such services.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed cash consideration to be received by the Company and the holders of the Offer Shares pursuant to the terms of the Agreement, taken as a whole, is fair to the Company and such stockholders from a financial point of view.

                                       Very truly yours,

                                       Merrill Lynch, Pierce, Fenner & Smith
                                                   Incorporated

                                           [SIGNATURE OF DANIEL M. DICKINSON]
                                       By _____________________________________
                                          Director
                                          Investment Banking Group

  Your vote is important, regardless of the number of shares you own. Please sign, date and promptly mail your enclosed proxy in the postage-paid envelope provided for your convenience.

  If your shares of stock are held in the name of a bank or brokerage firm, only that firm can vote your shares on your behalf and only upon receiving your specific instructions. Please return your proxy at once to ensure that your vote will be counted. You may also contact the person responsible for your account with your voting instructions.

  If you have any questions or need assistance in voting your shares, please contact D. F. King & Co., Inc., which is assisting your Company, at the toll-free number set forth below.

                             D. F. KING & CO., INC.
                          77 WATER STREET, 20TH FLOOR
                               NEW YORK, NY 10005

                           TOLL FREE: 1-800-859-8511

- -------------------------------------------------------------------------------
                                 FORM OF PROXY

ZENITH ELECTRONICS CORPORATION        NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
1000 Milwaukee Avenue                        TO BE HELD             , 1995
Glenview, IL 60025

Dear Stockholder:

  A special meeting of stockholders of Zenith Electronics Corporation (the
"Company") will be held on          ,             , 1995 at   :   a.m. at
                                   , for the following purposes:

  1. To approve the Company's Stock Purchase Agreement with LG Electronics Inc. (the "Purchaser") (and any amendments thereto) and the transactions contemplated thereby, including the Purchaser's tender offer to purchase from the Company's stockholders up to 18,619,000 shares of common stock of the Company at a purchase price of $10.00 per share and the issuance and sale by the Company to the Purchaser of 16,500,000 shares of common stock of the Company at a purchase price of $10.00 per share.

  Only holders of Common Stock of Zenith Electronics Corporation of record at
the close of business on          , 1995 will be entitled to vote at the
meeting or any adjournment thereof.

  To be sure that your vote is counted, we urge you to complete and sign the proxy card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the company in reducing the expense of additional proxy solicitation.

                                         ON BEHALF OF YOUR BOARD OF DIRECTORS

                                         RICHARD F. VITKUS
                                         Senior Vice President--
                                         General Counsel and Secretary

                          . DETACH PROXY CARD HERE .

- ---------------
|             |
- ---------------

- -------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1

1. Approval of the Company's Stock Purchase Agreement with LG Electronics Inc. (and any amendments thereto) and the transactions contemplated thereby.

   FOR                 AGAINST                 ABSTAIN
- -------------------------------------------------------------------------------

                                                         Change of Address or
                                                         Comments Mark Here

                                                     Please sign exactly as
                                                     name appears hereon.
                                                     Persons signing in a
                                                     representative capacity
                                                     should indicate their
                                                     capacity. A proxy for
                                                     shares held in a joint
                                                     ownership should be
                                                     signed by each owner. If
                                                     a Corporation, please
                                                     sign in full corporate
                                                     name by President or
                                                     other authorized officer.

                                                     DATED:  ___________ , 1995

                                                     --------------------------
                                                      Signature of Stockholder

                                                     --------------------------
                                                      Signature of Stockholder

Please sign, date and mail this proxy                Votes MUST be indicated
in the enclosed postage-paid envelope                (X) in Black or Blue Ink

                               STOCKHOLDER PROXY
                        ZENITH ELECTRONICS CORPORATION
                   1000 MILWAUKEE AVENUE, GLENVIEW, IL 60025

The undersigned hereby appoints                          or any of them, as
proxies with full power of substitution or revocation, to represent and vote
all the shares of common stock held of record on        , 1995, by the
undersigned, at the special meeting of stockholders of Zenith Electronics Corporation to be held at 1000 Milwaukee Avenue, Glenview, Illinois on
            , 1995 at       A.M., or any adjournment thereof on the proposal
to approve the Company's Stock Purchase Agreement with LG Electronics Inc. (and any amendments thereto) and the transactions contemplated thereby.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IT IS UNDERSTOOD, HOWEVER, THAT THE PROXY WILL BE VOTED FOR THE APPROVAL OF THE COMPANY'S STOCK PURCHASE AGREEMENT WITH LG ELECTRONICS INC. (AND ANY AMENDMENTS THERETO) AND THE TRANSACTIONS CONTEMPLATED THEREBY UNLESS CONTRARY INSTRUCTIONS ARE SPECIFIED. THE SPACES FOR YOUR VOTES AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY. THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                   (Continued, and to be signed and dated, on the reverse side)

                                           ZENITH ELECTRONICS CORPORATION
                                           P.O. BOX 11528
                                           NEW YORK, N.Y. 10203-0528